As filed with the Securities and Exchange Commission on March 2, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XEROX HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

New York	3577	83-3933743
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 4505, 201 Merritt 7

Norwalk, Connecticut 06851-1056

(203) 968-3000

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Louis J. Pastor

Executive Vice President & General Counsel

Xerox Holdings Corporation

P.O. Box 4505, 201 Merritt 7

Norwalk, Connecticut 06851-1056

(203) 968-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

and

Christopher J. Fisher

Associate General Counsel

Xerox Holdings Corporation

P.O. Box 4505, 201 Merritt 7

Norwalk, Connecticut 06851-1056

(203) 968-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. Woolery

Timothy M. Fesenmyer

Erik L. Belenky

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-2601

(212) 556-2100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed offer to exchange.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	221,259,399 (1)	$24.98	$5,526,350,543.33 (2)	$717,320.30 (3)

(1)

Represents the maximum number of shares of common stock, $1.00 par value per share, of Xerox Holdings Corporation, which we refer to as Xerox, estimated to be issuable upon completion of the offer and second-step merger.

(2)

Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (1) 1,490,240,474 shares of common stock, par value $0.01 per share, of HP Inc., which we refer to as HP and which common stock we refer to as HP common stock (being the sum of (i) 1,453,187,484 shares of HP common stock outstanding (as reported in HP’s Annual Report on Form 10-K for the year ended October 31, 2019), (ii) 7,093,000 shares of HP common stock issuable upon the exercise of outstanding options (as reported in HP’s Annual Report on Form 10-K for the year ended October 31, 2019) and (iii) 29,960,000 shares of HP common stock subject to restricted stock units (as reported in HP’s Annual Report on Form 10-K for the year ended October 31, 2019), less 10 shares of HP common stock in which Xerox has an ownership interest (which will not be tendered in the offer and will be cancelled in any merger with HP) and (2) the average of the high and low sale prices of HP common stock as reported on the New York Stock Exchange on February 27, 2020 ($22.05), minus $27,326,000,706.00, the estimated maximum aggregate amount of cash to be paid by Xerox in the offer and second-step merger in exchange for such securities.

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $717,320.30, which is equal to 0.0001298 multiplied by the proposed maximum aggregate offering price of $5,526,350,543.33.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS OFFER TO EXCHANGE MAY CHANGE. WE MAY NOT COMPLETE THE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS OFFER TO EXCHANGE IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

Offer to Exchange

Each Outstanding Share of Common Stock

(including the Associated Rights to Purchase Preferred Stock)

of

HP Inc.

for

$18.40 in cash and

0.149 Common Shares of Xerox Holdings Corporation,

subject to the election and proration procedures described in this offer to exchange

and the related letter of election and transmittal,

by

XHC Acquisition Corp.,

a wholly owned subsidiary

of

Xerox Holdings Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 21, 2020, UNLESS THE OFFER IS EXTENDED.

XHC Acquisition Corp., which we refer to as Purchaser, a wholly owned subsidiary of Xerox Holdings Corporation, which we refer to as Xerox or we, hereby offers, upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of election and transmittal, to exchange for each issued and outstanding share of common stock (including the associated rights to purchase preferred stock), which we refer to as HP common stock, of HP Inc., which we refer to as HP, at the election of the holder:

•	$18.40 in cash and 0.149 shares of common stock of Xerox, which we refer to as the Standard Election Consideration;

•

an amount in cash, which we refer to as the Cash Election Consideration, equal to the equivalent market value of the Standard Election Consideration (based on the average of the closing prices of common stock of Xerox as quoted on the New York Stock Exchange, which we refer to as the NYSE, on each of the five NYSE trading days ending on the 10th business day preceding the date of expiration of the offer); or

•

a number of shares of common stock of Xerox, which we refer to as the Stock Election Consideration, having a value equal to the equivalent market value of the Standard Election Consideration (in each case based on the average of the closing prices of common stock of Xerox as quoted on the NYSE on each of the five NYSE trading days ending on the 10th business day preceding the date of expiration of the offer), subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. See the section of this offer to exchange titled “The Offer—Elections and Proration” beginning on page 44.

The purpose of the offer is for Xerox to acquire all of the outstanding shares of HP common stock in order to combine the businesses of Xerox and HP. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, which we refer to as the second-step merger, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox.

THE OFFER IS SUBJECT TO THE CONDITIONS SET FORTH IN THE SECTION OF THIS OFFER TO EXCHANGE TITLED “THE OFFER—CONDITIONS TO THE OFFER.” These include the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Xerox Shareholder Approval Condition, the Competition Laws Condition, the No HP Material Adverse Effect Condition and the other conditions set forth in the section of this offer to exchange titled “The Offer—Conditions to the Offer” beginning on page 58.

Common shares of Xerox, which we refer to as Xerox common stock, trade on the NYSE under the symbol “XRX.” HP common stock trades on the NYSE, under the symbol “HPQ.”

The board of directors of HP, which we refer to as the HP Board, has refused to discuss the offer with Xerox. Since making its proposal to acquire HP on November 5, 2019, Xerox has continued to publicly express a desire to enter into a negotiated business combination with HP and remains willing to, and has continued to seek to, negotiate with HP with respect to a combination of Xerox and HP. However, in light of HP’s unwillingness to engage with Xerox with respect to a negotiated transaction and the public statements by the HP Board with respect to Xerox’s prior proposal, and because Xerox does not believe that it is appropriate for the HP Board to have a veto right over whether the offer is made available to HP stockholders, Xerox is making the offer directly to HP stockholders upon the terms and subject to the conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer” beginning on page 33.

See the section of this offer to exchange titled “Risk Factors” beginning on page 18 for a discussion of various factors that you, as a stockholder of HP, should consider about the offer.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to exchange. Any representation to the contrary is a criminal offense.

The dealer manager for this offer to exchange is

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Call Toll Free: (877) 531-8365

The date of this offer to exchange is March 2, 2020

This offer to exchange incorporates important business and financial information about Xerox and HP from documents filed with the SEC that have not been included in, or delivered with, this offer to exchange. This information is available on the SEC’s website at http://www.sec.gov and from other sources. See the section of this offer to exchange titled “Where You Can Find More Information” beginning on page 103.

You may also request copies of these documents from us, without charge, upon written or oral request to our information agents, D.F. King & Co., Inc., at toll-free: (866) 721-1324 or collect: (212) 269-5550, or Harkins Kovler, LLC at toll-free: (800) 257-3995 or collect: (212) 468-5380.

In order to receive timely delivery of the documents, you must make requests no later than five business days before the scheduled expiration date of the offer, as it may be extended from time to time.

i

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions you, as a stockholder of HP, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this offer to exchange and the related letter of election and transmittal, and this information is qualified in its entirety by the more detailed descriptions and explanations contained in this offer to exchange and in the letter of election and transmittal, which we refer to together as the offer. We urge you to read both documents in their entirety prior to making any decision as to your shares of HP common stock.

Q:	WHO IS OFFERING TO ACQUIRE MY SHARES OF HP COMMON STOCK?

A:

The offer is being made by Xerox through Purchaser, a wholly owned subsidiary of Xerox formed for the purpose of making this offer. Xerox is a workplace technology company, building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, we deliver a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in artificial intelligence (AI), sensors and services for Internet of Things (IoT), digital packaging, 3-D printing and Clean Technologies (cleantech).

Q:	WHAT ARE THE CLASSES AND AMOUNTS OF HP SECURITIES XEROX IS OFFERING TO EXCHANGE IN THE OFFER?

A:	We are seeking to acquire all of the issued and outstanding shares of HP common stock.

Q:	WHAT WILL I RECEIVE FOR MY SHARES OF HP COMMON STOCK?

A:	Xerox is offering to exchange, for each of the issued and outstanding shares of HP common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject, in each case, to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. We will not allot or issue fractional Xerox common stock to holders of HP common stock who accept the offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, you will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the average of the closing prices of Xerox common stock on the NYSE on each of the five NYSE trading days ending on the 10th business day prior to the date of expiration of the offer.

We refer to an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration as the Standard Election, Cash Election or Stock Election, respectively.

HP stockholders who tender their shares of HP common stock in the offer but do not make an election will be treated as if they made the election made for the greatest number of shares of HP common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those HP stockholders could receive a mix of cash and Xerox common stock, all cash or all Xerox common stock, respectively, subject, in each case, to proration. For example, if HP stockholders who tender their shares of HP common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of HP common stock tendered in the offer, then the non-electing HP stockholders would, subject to proration, receive the Standard Election Consideration.

Q:	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS TO EXCHANGE SHARES OF HP COMMON STOCK?

A:

If you are the owner of record of your shares of HP common stock and you tender your shares of HP common stock directly to Computershare Trust Company, N.A., the exchange agent for the offer and which we refer to as Computershare, you will not have to pay brokerage fees, commissions or incur similar expenses. If you own your shares of HP common stock through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders the shares of HP common stock on your behalf, your broker or such other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	WHAT IS THE PURPOSE OF THE OFFER?

A:

The purpose of the offer is for Xerox to acquire all of the outstanding shares of common stock of HP in order to combine the businesses of Xerox and HP. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, which we refer to as the second-step merger, after which HP would be a direct or indirect wholly owned subsidiary of Xerox. The purpose of the second-step merger is for Xerox to acquire all issued and outstanding shares of HP common stock that are not acquired in the offer. In the second-step merger, each remaining share of HP common stock (other than shares held in treasury by HP, shares held by Xerox and its subsidiaries and shares held by HP stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and converted into the right to receive, at the election of the holders, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration. After the second-step merger, Xerox will own all of the issued and outstanding shares of HP common stock. See the sections of this offer to exchange titled “The Offer—Elections and Proration”; “The Offer—Purpose of the Offer; Second-Step Merger”; “The Offer—Statutory Requirements; Approval of the Second-Step Merger”; and “The Offer—Plans for HP.”

Q:	HAVE YOU DISCUSSED THE OFFER WITH THE HP BOARD?

A:

The HP Board has refused to discuss the offer with Xerox. Since making its proposal to acquire HP on November 5, 2019, Xerox has continued to publicly express a desire to enter into a negotiated business combination with HP. In our proposal submitted to HP’s Board, we offered to acquire each outstanding share of HP common stock for $17.00 in cash and 0.137 shares of Xerox common stock. The HP Board rejected this proposal, as well as our repeated requests for mutual, confirmatory due diligence. On February 10, 2020, we increased our offer to $18.40 in cash and 0.149 shares of Xerox common stock. However, in light of HP’s unwillingness to engage with Xerox regarding a negotiated transaction and the HP Board’s public statements with respect to Xerox’s prior and most recent proposal, and because Xerox does not believe that it is appropriate for the HP Board to have a veto right over whether the offer is made available to HP stockholders, Xerox announced its intention to commence this offer and is making the offer directly to HP stockholders upon the terms and subject to the conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer” for more information on Xerox’s earlier and most recent proposal. Within ten business days after the date of this offer to exchange, HP is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

Q:	WHY IS XEROX MAKING THE OFFER?

A:

We believe that the combination of Xerox and HP represents a strategically compelling value-creating opportunity for HP stockholders and Xerox and its shareholders. We also believe that the combined company will have substantial strategic benefits, including a first mover advantage in an industry long overdue for consolidation. See the section of this offer to exchange titled “Reasons for the Offer” for more information on these benefits.

Q:	WILL I BE TAXED ON THE XEROX COMMON SHARES AND CASH, IF ANY, THAT I RECEIVE IN THE OFFER AND THE SECOND-STEP MERGER?

A:

The offer and the second-step merger will be taxable transactions for U.S. federal income tax purposes. U.S. holders of shares of HP common stock will generally recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value of Xerox common stock received by such U.S. holder in the offer and the second-step merger (including cash received in lieu of fractional shares) and (2) such U.S. holder’s adjusted tax basis in the shares of HP common stock surrendered in exchange therefor. Any gain or loss recognized upon the offer or the second-step merger generally will be treated as a capital gain or loss. For a more complete description of the tax consequences of the offer and the second step-merger, see the section of this offer to exchange titled “The Offer—Material U.S. Federal Income Tax Consequences.”

Q:	WHEN DO YOU EXPECT THE OFFER TO BE COMPLETED?

A:

The timing for consummation of the offer and the second-step merger will depend on the satisfaction of the conditions to the offer, including (i) if and when the HP Board or a court removes the obstacles to consummation of the offer and the second-step merger described in the Anti-Takeover Devices Condition and (ii) any waiting periods applicable to the offer and second-step merger have expired or terminated and any approvals or clearances determined by Xerox to be required have been obtained described in the Competition Laws Condition. As a result, there can be no certainty as to when, and whether, Xerox will be able to complete the offer.

Q:	WHAT ARE THE CONDITIONS TO THE OFFER?

A:

The offer is subject to a number of conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Xerox Shareholder Approval Condition, the Competition Laws Condition, the No HP Material Adverse Effect Condition and the other conditions set forth in the section of this offer to exchange titled “The Offer—Conditions to the Offer.”

Q:	WHAT OBSTACLES TO THE PROPOSED COMBINATION WITH HP DOES THE ANTI-TAKEOVER DEVICES CONDITION COVER?

A:	The Anti-Takeover Devices Condition relates to obstacles to consummating the offer and the second-step merger that the HP Board could unilaterally eliminate, including

•	HP’s poison pill;
•	the interested stockholder provisions of Section 203 of the Delaware General Corporations Law, which we refer to as the DGCL; and
•	the ability to effect a short-form merger under Section 251(h) of the DGCL.

See the section of this offer to exchange titled “The Offer—Conditions to the Offer.”

Q:	DO I NEED TO VOTE AT ANY MEETING TO APPROVE THE OFFER OR THE SECOND-STEP MERGER?

A:

Your vote is not required in connection with the offer. You simply need to tender your shares of HP common stock, if you choose to do so. In the event that Xerox accepts shares of HP common stock for exchange in the offer, Xerox intends to acquire HP pursuant to the second-step merger. If the conditions to the offer are satisfied and Xerox accepts shares of HP common stock for exchange, no vote of HP stockholders will be necessary to complete the second-step merger.

Q:	HOW DOES THE OFFER RELATE TO XEROX’S SOLICITATION OF PROXIES WITH RESPECT TO A SPECIAL MEETING OF XEROX SHAREHOLDERS?

A:

The special meeting of Xerox shareholders will be held to approve the issuance of Xerox common stock in connection with the offer and the second-step merger, as well as certain ancillary matters related to the offer and the second-step merger. Xerox expects to file a preliminary proxy statement with respect to a special meeting of Xerox shareholders to obtain this approval promptly after the date of this offer to exchange, and it is Xerox’s intention to obtain this approval prior to HP’s 2020 annual meeting of stockholders. You do not need to take any action with respect to Xerox’s solicitation of its shareholders in your capacity as an HP stockholder.

Q:	DO YOU INTEND TO REPLACE HP’S BOARD OR MAKE ANY PROPOSALS AT HP’S 2020 ANNUAL MEETING OF STOCKHOLDERS?

A:

On January 23, 2020, Xerox submitted a notice letter to HP, indicating its intention to nominate 11 persons to be considered for election to the HP Board at HP’s 2020 annual meeting of stockholders. Based on HP’s practice and HP’s bylaws, Xerox expects HP’s 2020 annual meeting of stockholders to be held in the second calendar quarter of 2020. We intend to nominate and elect these individuals in order to give you another direct voice with respect to the offer. We believe that the election of our nominees will demonstrate that HP stockholders support a combination with Xerox. If our nominees are elected, they would be obligated to act in accordance with their duties as directors of HP. If elected, our nominees could take steps to support and facilitate the offer and the second-step merger should the nominees, as new directors, deem it appropriate in the exercise of their duties to HP and the HP stockholders.

On February 27, 2020, HP announced that Richard Clemmer, CEO and Executive Director of NXP Semiconductors N.V., had been appointed to the HP Board, temporarily expanding its size to 13 directors (pending Dion Weisler’s serving until HP’s 2020 annual meeting of stockholders, at which point the HP Board will consist of 12 directors). HP also provided notice to Xerox that it had 10 days to nominate an additional candidate in connection with HP’s 2020 annual meeting of stockholders.

Xerox intends to solicit proxies from HP stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to HP stockholders) to vote in favor of the election of our nominees at HP’s 2020 annual meeting of stockholders. The offer does not constitute a solicitation of proxies in connection with such matter. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Q:	DO I NEED TO GRANT A PROXY TO XEROX IN CONNECTION WITH THE PROXY SOLICITATION IF I WISH TO ACCEPT THE OFFER?

A:

No. Your ability to tender your shares of HP common stock in the offer is not conditioned on HP stockholders granting proxies to Xerox in connection with its proxy solicitation described above. You may validly tender your shares of HP common stock in the offer, regardless of whether or how you intend to vote for our nominees to the HP Board.

Q:	IS XEROX’S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES OF HP COMMON STOCK IN THE OFFER?

A:

Yes. Unless you elect to receive the Cash Election Consideration and your election is not prorated, shares of HP common stock accepted in the offer will be exchanged for Xerox common stock and therefore you should consider Xerox’s financial condition before you decide to become a Xerox shareholder by accepting the offer. You also should consider the effect that the proposed combination with HP may have on Xerox’s financial condition. In considering Xerox’s financial condition, you should review the documents incorporated by reference in this offer to exchange, as well as the unaudited pro forma condensed combined financial information set forth under the section of this offer to exchange titled “Unaudited Pro Forma Condensed Combined Financial Statements,” because they contain detailed business, financial and other information about Xerox.

Q:	DOES XEROX HAVE THE FINANCIAL RESOURCES TO COMPLETE THE OFFER AND THE SECOND-STEP MERGER?

A:

Yes. Through a combination of (1) Xerox’s cash on hand, (2) borrowings under bank commitments discussed in this offer to exchange and (3) as necessary, a registered underwritten offering and/or private placement of equity or equity-linked securities, Xerox will have sufficient financial resources to complete the transactions contemplated by the offer and the second-step merger. See the section of this offer to exchange titled “The Offer—Financing of the Offer; Sources and Amount of Funds.”

Q:	WHAT PERCENTAGE OF XEROX’S COMMON SHARES WILL FORMER HOLDERS OF SHARES OF HP COMMON STOCK OWN AFTER THE OFFER?

A:

Xerox estimates that, upon consummation of the offer and the second-step merger, former HP stockholders will own, in the aggregate, approximately 49% of Xerox common stock on a diluted basis. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this offer to exchange titled “The Offer—Ownership of Xerox After the Offer.”

Q:	WHEN DOES THE OFFER EXPIRE?

A:

The offer is scheduled to expire at 5:00 p.m., New York City time, on April 21, 2020, which we refer to as the expiration time, unless further extended by Xerox, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires. We refer to such time, as it may be extended, as the expiration time, and the date on which the expiration time occurs as the expiration date. For more information, you should read the discussion under the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Q:	CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

A:

Xerox may, in its sole discretion, at any time or from time to time until 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time, extend the offer to a later expiration date and time. For instance, the offer may be extended if any of the conditions specified in “The Offer—Conditions to the Offer” are not satisfied prior to the scheduled expiration time. The expiration time of the offer also may be subject to multiple extensions. Any decision to extend the offer, and if so, for how long, will be made by Xerox. Any decision by Xerox to extend the offer will be made public by an announcement regarding such extension as described in the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Q:	HOW DO I TENDER MY SHARES?

A:

In order for a holder of shares of HP common stock to validly tender shares of HP common stock pursuant to the offer, the exchange agent must receive prior to the expiration time the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the section of this offer to exchange titled “The Offer—Exchange of Shares of HP Common Stock; Delivery of Xerox Common Shares”), and any other documents required by the letter of election and transmittal, at its address set forth on the back cover of this offer to exchange and either (1) the certificates representing tendered shares of HP common stock must be received by the exchange agent at such address or such shares of HP common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration time, or (2) the tendering HP stockholder must comply with the guaranteed delivery procedures described in this offer to exchange. For a complete discussion on the procedures for tendering your shares of HP common stock, see the section of this offer to exchange titled “The Offer—Procedure for Tendering.”

Q:	UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES OF HP COMMON STOCK?

A:

You may withdraw previously tendered shares of HP common stock any time prior to the expiration time, and, if Xerox has not accepted your shares of HP common stock for exchange after the expiration time, at any time following 60 days from commencement of the offer.

Q:	HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF HP COMMON STOCK?

A:

To withdraw previously tendered shares of HP common stock, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover page of this offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of HP common stock to be withdrawn, the number of shares of HP common stock to be withdrawn and the name of the registered holder of such shares of HP common stock, if different from that of the person who tendered such shares of HP common stock. If certificates representing shares of HP common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of HP common stock have been tendered by or for the account of an Eligible Institution as described below, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of HP common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company, which we refer to as DTC, to be credited with the withdrawn shares of HP common stock. For a complete discussion on the procedures for withdrawing your shares of HP common stock, see the section of this offer to exchange titled “The Offer—Withdrawal Rights.”

Q:	WHEN AND HOW WILL I RECEIVE THE OFFER CONSIDERATION IN EXCHANGE FOR MY TENDERED SHARES OF HP COMMON STOCK?

A:

Xerox will exchange all tendered and not properly withdrawn shares of HP common stock promptly after the expiration time, upon the terms hereof and subject to the satisfaction or waiver of the conditions to the offer, as set forth in the section of this offer to exchange titled “The Offer—Conditions to the Offer.” Xerox will deliver the consideration for your validly tendered and not properly withdrawn shares of HP common stock by depositing the consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving consideration offered in the offer, which we refer to as the offer consideration, from Xerox and transmitting such consideration to you. In all cases, an exchange of tendered shares of HP common stock will be made only after timely receipt by the exchange agent of certificates for such shares of HP common stock (or of a confirmation of a book-entry of such shares of HP common stock as set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal (or Agent’s Message) and any other required documents.

Q:	ARE DISSENTERS’ OR APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER AND/OR THE SECOND-STEP MERGER?

A:

No dissenters’ or appraisal rights are available in connection with the offer. However, in connection with the second-step merger, which Xerox expects to be consummated promptly after consummation of the offer without a vote of HP stockholders, HP stockholders who have not tendered their shares of HP common stock in the offer will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of HP common stock. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of HP common stock, as determined by a Delaware court. See the section of this offer to exchange titled “The Offer—Appraisal/Dissenters’ Rights” and “The Offer—Conditions to the Offer.”

Q:	WHAT IS THE MARKET VALUE OF MY SHARES OF HP COMMON STOCK AS OF A RECENT DATE?

A:	The closing price of HP common stock on the NYSE on February 28, 2020 was $20.79.

Q:	WHAT IS THE TOTAL CONSIDERATION WORTH?

A:	Based on the closing price of Xerox common stock on the NYSE on February 28, 2020 ($32.20), the equivalent market value of the Standard Election would be $23.20.

The closing price of Xerox common stock used in the above calculation is for purposes of illustration only. The price of Xerox common shares fluctuates and may be higher or lower than the price assumed in this example at the time shares of HP common stock are exchanged pursuant to the offer. Stockholders are encouraged to obtain current market quotations for HP common stock and Xerox common stock prior to making any decision with respect to the offer.

Q:	HOW AND WHEN WILL YOU NOTIFY ME OF THE VALUE OF THE CASH ELECTION AND THE STOCK ELECTION?

A:

We will issue a press release on the 10th business day preceding the scheduled date of expiration of the offer, which will specify the equivalent market value of the Standard Election Consideration and the resulting amount of the Cash Election Consideration and the number of common shares comprising the Stock Election Consideration, in each case, subject to proration.

Q:	HOW MAY I CHANGE MY ELECTION TO TENDER?

A:

An election to tender is irrevocable, except the shares of HP common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration time and, if Xerox has not accepted shares of HP common stock for exchange, at any time following 60 days from commencement of the offer. After a valid withdrawal, shares of HP common stock may be re-tendered at any time prior to the expiration time and a new election may be made by following one of the procedures described in the section of this offer to exchange titled “The Offer—Procedure for Tendering.”

Q:	WHERE CAN I FIND OUT MORE INFORMATION ABOUT XEROX AND HP?

A:	You can find out information about Xerox and HP from the sources described under the section of this offer to exchange titled “Where You Can Find More Information.”

Q:	WHO CAN I CONTACT WITH ANY ADDITIONAL QUESTIONS ABOUT THE OFFER?

A:	You can call the information agents or the dealer manager for the offer.

The information agents for the offer are:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 721-1324

Email: XRX-HPQ@dfking.com

and

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokers Call Collect: (212) 468-5380

All Others Call Toll-Free: (800) 257-3995

Email: XRX-HPQ@harkinskovler.com

The dealer manager for the offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

Toll-Free: (877) 531-8365

Attention: Equity Capital Markets

FORWARD-LOOKING STATEMENTS

This offer to exchange contains certain statements that are forward-looking. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, including statements regarding the proposed transaction, benefits and synergies of the proposed transaction and future opportunities for the combined company, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to:

•

the ultimate outcome of the offer and the second-step merger, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed or the ultimate removal or the failure to render inapplicable the obstacles to consummation of the offer and the second-step merger described in the Anti-Takeover Devices Condition by the HP Board;

•	uncertainties as to whether HP will cooperate with Xerox regarding the proposed transaction;

•	the ultimate result should Xerox determine to commence a proxy contest for election of directors to HP’s the HP Board;

•	Xerox’s ability to consummate the proposed transaction with HP;

•	the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals;

•	Xerox’s ability to finance the proposed combination with HP;

•

Xerox’s indebtedness, including the substantial indebtedness Xerox expects to incur in connection with the proposed transaction with HP and the need to generate sufficient cash flows to service and repay such debt;

•

the possibility that Xerox may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate HP’s operations with those of Xerox;

•	that such integration may be more difficult, time-consuming or costly than expected;

•

that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction;

•	the retention of certain key employees may be difficult;

•	general economic conditions that are less favorable than expected;

•	our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business;

•	our ability to attract and retain key personnel;

•	changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business;

•	the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions;

•	changes in foreign currency exchange rates;

•	our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights;

•

the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law;

•

the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations;

•	our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions;

•

the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts;

•	reliance on third parties, including subcontractors, for manufacturing of products and provision of services;

•	the exit of the United Kingdom from the European Union;

•	our ability to manage changes in the printing environment and expand equipment placements;

•	interest rates, cost of borrowing and access to credit markets;

•

funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws;

•	the outcome of litigation and regulatory proceedings to which we may be a party;

•	any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and

•	the risks and uncertainties detailed by HP with respect to its business as described in its reports and documents filed with the SEC.

Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox’s and Xerox Corporation’s 2019 Annual Report on Form 10-K, as well as in Xerox Corporation’s and Xerox’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this communication or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

See also the section of this offer to exchange titled “Risk Factors.”

SUMMARY

This summary highlights the material information in this offer to exchange. To more fully understand the offer to HP stockholders, and for a more complete description of the terms of the offer and the second-step merger, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, see the section of this offer to exchange titled “Where You Can Find More Information.”

Information About the Companies (see page 32)

Xerox

Xerox is a workplace technology company, building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, we deliver a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in artificial intelligence (AI), sensors and services for Internet of Things (IoT), digital packaging, 3-D printing and Clean Technologies (cleantech).

On July 31, 2019, Xerox Corporation completed a reorganization of its corporate structure into a holding company structure. Pursuant to the reorganization, Xerox Corporation became a direct, wholly-owned subsidiary of Xerox. Additional information regarding the reorganization is in the section of this offer to exchange titled “Information about the Companies—Xerox”.

Xerox’s principal executive offices are located at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056, and its telephone number at that location is (203) 968-3000.

Additional information concerning Xerox is included in the Xerox reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on January 31, 2020, with principal executive offices at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056. The telephone number of Purchaser’s principal executive offices is (203) 968-3000. Purchaser is a wholly owned subsidiary of Xerox that was formed to facilitate the transactions contemplated by this offer to exchange. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case, other than those incidental to its formation and its activities and obligations in connection with the offer.

HP

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

HP was incorporated in 1947 under the laws of the state of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware. HP’s principal executive offices are located at 1501 Page Mill Road, Palo Alto, California, and its telephone number at that location is (650) 857-1501.

Additional information concerning HP is included in the HP reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

The Offer (see page 43)

Xerox is offering to exchange, for each issued and outstanding share of HP common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject, in each case, to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. We will not allot or issue fractional Xerox common stock. To the extent that holders of HP common stock are entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, the holders of HP common stock will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the average of the closing price of Xerox common stock on the NYSE on each of the five NYSE trading days ending on the 10th business day prior to the date of expiration of the offer, and will be paid promptly following our acceptance of shares of HP common stock in the offer.

Elections and Proration (see page 44)

Xerox plans to pay an aggregate of approximately $27,326,000,706 in cash in the offer and the second-step merger (including with respect to share awards). In order to reserve a proportionate amount of cash for payment in the second-step merger, Xerox will pay pursuant to the offer an amount in cash, which we refer to as the total cash payable in the offer, equal to $27,326,000,706 multiplied by the percentage of the shares of HP common stock on a diluted basis (excluding shares of HP common stock owned by Xerox or its subsidiaries and excluding unvested options to purchase shares of HP common stock) that are tendered and accepted for exchange in the offer. For this purpose, Xerox has estimated and will therefore assume that the number of shares of HP common stock on a diluted basis (excluding shares of HP common stock owned by Xerox or its subsidiaries and excluding unvested options to purchase shares of HP common stock) is 1,485,108,724.

As a result, the total cash payable in the offer will equal:

•	$27,326,000,706, multiplied by

•	the number of shares of HP common stock that are tendered and accepted for exchange in the offer, divided by

•	1,485,108,724.

If, after taking into account elections by tendering HP stockholders, the cash payable in the offer would otherwise be different from the total cash payable in the offer, elections that tendering HP stockholders have made (Cash Elections, Stock Elections or Standard Elections, as applicable) will be subject to proration (and the prorated amounts will be deemed to be Stock Elections or Cash Elections, as applicable) such that the cash payable in the offer is equal to the total cash payable in the offer. See the section of this offer to exchange titled “The Offer—Elections and Proration” for more information on the proration procedures.

The difference between $27,326,000,706 and the total cash payable in the offer is being reserved for payment in connection with the second-step merger (including with respect to share awards).

Reasons for the Offer (see page 41)

We are confident that the combination of Xerox and HP represents a financially and strategically compelling, value-creating opportunity for both HP stockholders and Xerox shareholders. Based on our discussions with many significant HP stockholders and Xerox shareholders, we believe there is broad support for our offer. HP stockholders have routinely cited the undisputed industry logic and appreciate the value that could be created by combining Xerox and HP, which Xerox is convinced outweighs—and is incremental to—anything HP could achieve on its own. We believe the offer is the best available option for HP stockholders to maximize the value of their investment. In fact, members of HP’s own Board and management have acknowledged the undisputed industry logic of a combination.

We believe the offer is financially compelling for the following reasons:

•

Attractive Valuation: Xerox offers HP a significant premium to its share price and Next Twelve Month (NTM) P / E multiple, both as of the unaffected date of November 5, 2019, the day before HP’s public confirmation of Xerox’s proposal to acquire HP.

•	Immediate Value Realization: Xerox’s offer includes a significant and immediate cash component of $18.40 per share, which HP stockholders will receive promptly upon completion of the offer.

•

Substantial Long-Term Value: Upon completion of the offer and the second-step merger, HP stockholders will have a substantial ongoing equity interest in the combined company, allowing HP stockholders to benefit from the resulting synergies and growth opportunities of the combined company.

We believe the offer is strategically compelling for the following reasons:

•

First Mover Advantage: The board of directors of Xerox, which we refer to as the Xerox Board, believes that, in an industry long overdue for consolidation, first movers have the opportunity to reshape the competitive landscape in a strategic and enduring way. By acting decisively to capture this value, Xerox’s offer puts decision-making capability directly in the hands of HP stockholders regardless of engagement by the HP Board (or lack thereof).

•

Market Leadership: The combined company will be strategically positioned to grow market share in the printing market, as well as already-identified, adjacent growth areas. We believe the combined company will hold a market leadership position, ranking among the top three global players. Xerox is a leader in copiers (A3) and printer performance (Lines Per Minute), while HP is a leader in printers (A4). By achieving scale, we believe the combined company will be able to increase efficiency, improve supply chain economics and allow for excess cashflow generation to fund continuous innovation. Customers of the combined company would benefit from having streamlined and integrated end-to-end solutions and services.

•

Significant synergies: Synergies from the combination include cost savings as well as revenue-growth opportunities that are incremental to what each company could achieve on its own. Xerox believes there are at least $2 billion of incremental cost synergies, which can be achieved within 24 months following the second-step merger. This would take HP from an 8% EBITDA margin business to a 12% EBITDA margin business including synergies[1]. Additionally, we estimate $1.0-1.5 billion of potential revenue synergies, which we expect the combined company to realize over the three years following closing of the second-step merger - these revenue synergies have not been included in the implied value of the combined company and we believe represent a significant upside to the combined company’s financial projections. The revenue synergies will be realized through the combined product portfolio and will enable the combined company to realize superior top line growth. The combined company is poised to benefit from significant free cash flow growth, enabling accelerated deleveraging of its balance sheet following the second-step merger and better use of capital by further investing in growth areas.

•

Decisive and Proven Leadership: A combination of the two companies will require strong leadership to build a new culture and organizational structure, integrate global employees and evaluate product and services offerings, as well as innovation investments focused on profitable growth. The quality and decisiveness of the leadership team is critical to successful execution, no matter how sound the strategy. Xerox’s management team has a strong track record of stabilizing and streamlining operations and taking decisive steps to reduce costs and to drive growth. This management team has already successfully delivered meaningful free cash flow growth, improved profit margins, and returned significant value to shareholders. Many members of the Xerox management team previously worked at HP and know the business intimately.

[1]	The PC business is a low margin business; the printing business generates more than a majority of the cash flow of HP, despite only being 34% of HP’s FY 2019 revenue.

•

Increased Focus on Research and Development: We expect the combined company to harness the expertise of Xerox’s Palo Alto Research Center, which we refer to as PARC, and HP Labs to drive innovation in 3D printing, digital packaging and other growth markets. We also anticipate the combined company to leverage Xerox’s growing investment in its portfolio of software, services, intelligent workplace tools and apps focused on helping companies and governments with their digital transformations.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer. Xerox’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this offer to exchange titled “Risk Factors” and “Forward-Looking Statements.”

Conditions to the Offer (see page 58)

The offer is conditioned upon satisfaction, in the reasonable judgment of Xerox, of the following conditions:

•

Minimum Tender Condition—There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of HP common stock which, together with any other shares of HP common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of HP common stock on a fully diluted basis as of the date that we accept shares of HP common stock for exchange pursuant to the offer.

•

Anti-Takeover Devices Condition—The impediments to the consummation of the offer and the second-step merger imposed by the HP Board, or which the HP Board can remove, shall have been rendered inapplicable to the offer and the second-step merger. Satisfaction of the condition requires the following in the reasonable judgment of Xerox:

○

the HP Board shall have redeemed the “poison pill” rights issued pursuant to the Rights Agreement, dated as of February 20, 2020, between HP and Equiniti Trust Company. as rights agent, as amended, which we refer to as the Rights Agreement, or similar instrument, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger;

○	the HP Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger;

○	the HP Board shall have taken steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL; and

○

any other impediments to the consummation of the offer and second-step merger of which Xerox is (on the date of this offer to exchange) unaware and which the HP Board can remove shall have been removed or otherwise rendered inapplicable to the offer and the second-step merger.

•

Xerox Shareholder Approval Condition—Xerox shareholders shall have approved (i) the issuance of Xerox common stock contemplated in connection with the offer and the second-step merger, in accordance with the rules of the NYSE, on which the Xerox common stock is listed and (ii) other matters ancillary to the offer and the second-step merger. Xerox expects to file a preliminary proxy statement with respect to a special meeting of Xerox shareholders to obtain these approvals promptly after the date of this offer to exchange, and it is Xerox’s intention to obtain this approval prior to HP’s 2020 annual meeting of stockholders.

•

Competition Laws Condition—The waiting period applicable to the offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, shall have expired or been terminated, which we refer to as the HSR Condition. The waiting period (or extension thereof) applicable to the offer and the second-step merger under any other applicable antitrust laws and regulations shall have expired or been terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder shall have been obtained, which, together with the HSR Condition, we refer to as the Competition Laws Condition.

•

Stock Exchange Listing Condition—The Xerox common stock issuable to HP stockholders in connection with the offer and the second-step merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

•

Registration Statement Condition—The registration statement of which this offer to exchange is a part shall have become effective under the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

•

No Injunction Condition—No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

•

No HP Material Adverse Effect Condition—There shall not have occurred any change, event, circumstance or development that has had, or would reasonably be likely to have, an HP Material Adverse Effect, as described in the section of this offer to exchange titled “The Offer—Conditions to the Offer—No HP Material Adverse Effect Condition.”

The offer is also subject to additional conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer—Other Conditions to the Offer.”

Expiration of the Offer (see page 45)

The offer is scheduled to expire at 5:00 p.m., New York City time, on April 21, 2020, unless extended by Xerox. For more information, you should read the discussion below under the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment (see page 46)

Subject to the applicable rules and regulations of the SEC and the terms and conditions of the offer, Xerox expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open; (2) to delay acceptance for exchange of, or the exchange of, shares of HP common stock in order to comply in whole or in part with applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which requires Xerox to pay the consideration offered or to return shares of HP common stock deposited by or on behalf of HP stockholders promptly after the termination or withdrawal of the offer); (3) to amend or terminate the offer for any reason without accepting for exchange or exchanging any shares of HP common stock, including under circumstances where any of the conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer” have not been satisfied or if Xerox or any of its affiliates enters into a definitive agreement or announces an agreement in principle with HP providing for a merger or other business combination or transaction with or involving HP or any of its subsidiaries, or the purchase or exchange of securities or assets of HP or any of its subsidiaries, or Xerox and HP reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the offer will be terminated; and (4) to amend the offer or to waive any conditions to the offer at any time, except for the HSR Condition, Registration Statement Condition, Xerox Shareholder Approval Condition and Stock Exchange Listing Condition, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof.

No subsequent offering period will be available after the offer.

Exchange of Shares of HP Common Stock; Delivery of Xerox Common Shares (see page 47)

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), Xerox will accept for exchange promptly after the expiration time all shares of HP common stock validly tendered and not properly withdrawn. For more information, see the section of this offer to exchange titled “The Offer—Exchange of Shares of HP Common Stock; Delivery of Xerox Common Shares.”

Procedure for Tendering Shares (see page 48)

The procedure for tendering shares of HP common stock varies depending on whether you possess physical certificates, a nominee holds your certificates for you or you or a nominee holds your shares of HP common stock in book-entry form. See the section of this offer to exchange titled “The Offer—Procedure for Tendering,” as well as the transmittal materials, including the letter of election and transmittal, for a discussion of the procedure for tendering your shares.

Withdrawal Rights (see page 50)

You can withdraw tendered shares of HP common stock at any time prior to the expiration time and, if Xerox has not accepted your shares of HP common stock for exchange, at any time following 60 days from commencement of the offer. See the section of this offer to exchange titled “The Offer—Withdrawal Rights.” Withdrawn shares of HP common stock may be re-tendered at any time prior to the expiration time by following one of the procedures described in the section of this offer to exchange titled “The Offer—Procedure for Tendering.”

Material U.S. Federal Income Tax Consequences (see page 51)

The offer and the second-step merger will be taxable transactions for U.S. federal income tax purposes. U.S. holders (as defined in the section of this offer to exchange titled “The Offer–Material U.S. Federal Income Tax Consequences”) of shares of HP common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value, at the time of receipt, of Xerox common stock received by such U.S. holder in the offer and the second-step merger (including cash received in lieu of fractional shares) and (2) such U.S. holder’s adjusted tax basis in the shares of HP common stock surrendered in exchange therefor. Any gain or loss recognized upon the offer or the second-step merger generally will be treated as capital gain or loss. For a more complete description of the tax consequences of the offer and the second-step merger, see the section of this offer to exchange titled “The Offer—Material U.S. Federal Income Tax Consequences.”

Tax matters are very complicated, and the tax consequences of the offer and second-step merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences to you of the offer and second-step merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Ownership of Xerox After the Offer (see page 53)

Xerox estimates that, upon consummation of the offer and the second-step merger, former HP stockholders will own, in the aggregate, approximately 49% of Xerox common stock on a diluted basis. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this offer to exchange titled “The Offer—Ownership of Xerox After the Offer.”

Appraisal/Dissenters’ Rights (see page 55)

HP stockholders do not have dissenters’ or appraisal rights in connection with the offer. However, upon consummation of the second-step merger, which Xerox expects to be consummated promptly after consummation of the offer without a vote of HP stockholders, HP stockholders who have not tendered their shares of HP common stock in the offer and who have perfected their dissenters’ or appraisal rights will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of HP common stock. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of HP common stock, as determined by a Delaware court. See the section of this offer to exchange titled “The Offer—Appraisal/Dissenters’ Rights.”

Regulatory Approvals (see page 65)

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. Xerox intends to identify such authorities and jurisdictions as soon as practicable and to file promptly thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after the offer and the second-step merger have been consummated.

Accounting Treatment (see page 68)

The proposed combination with HP would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Xerox being the accounting acquirer, which means that HP’s results of operations will be included with Xerox’s results of operations from the date of completion of the offer and the second-step merger and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Comparison of Holders’ Rights (see page 91)

HP stockholders who validly tender their shares in the offer and do not withdraw such shares (other than HP stockholders who receive only the Cash Election Consideration) will receive Xerox common stock following consummation of the offer. Because Xerox is a New York corporation and HP is a Delaware corporation, there are a number of differences between the rights of an HP stockholder and the rights of a Xerox shareholder. See the discussion in the section of this offer to exchange titled “Comparison of Holders’ Rights.”

Risk Factors (see page 18)

In addition to the risks relating to each of HP’s and Xerox’s businesses, the offer and the second-step merger are, and the combined company will be, subject to several risks which you should carefully consider prior to participating in the offer.

Principal Risks Relating to the Offer and the Second-Step Merger, and the Combined Company (see page 18)

•

Because the market price of Xerox common stock will fluctuate, you cannot be sure of the value of Xerox common stock you may receive in the offer, and you may not receive all consideration in the form you elected;

•	The offer is subject to a variety of conditions that Xerox cannot control;

•	Xerox has not negotiated the price or terms of the offer or second-step merger with HP; and

•

Because HP’s independent registered public accounting firm has not permitted the use of its reports in Xerox’s registration statement of which this offer to exchange forms a part, you may be unable to assert a claim against such firm under Section 11 of the Securities Act.

In addition, in the event the offer and the second-step merger are completed, you will continue to be subject to the following risks as a shareholder in the combined company:

•	HP and Xerox may not successfully integrate, which may have a material adverse effect on Xerox’s financial condition and results of operations;

•

The offer could trigger certain provisions contained in HP’s equity plans, employee benefit plans or agreements that could require Xerox to make change of control payments or vest outstanding equity awards;

•

Xerox will incur a substantial amount of indebtedness to acquire the shares of HP common stock pursuant to the offer and the second-step merger and its failure to meet its debt service obligations, including a failure to comply with the restrictive covenants contained in the related agreements, could have a material adverse effect on its financial condition and results of operations;

•

The consummation of the offer and the second-step merger may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined company’s financial condition and operating results;

•	Future results of Xerox may differ materially from the unaudited pro forma condensed combined financial statements of Xerox and HP presented in this offer to exchange; and

•	The trading price of Xerox common shares may be affected by factors different from those affecting the price of HP common stock.

In addition to the above risks, in deciding whether to tender your shares of HP common stock for exchange pursuant to the offer, you should read and consider all of the risk factors discussed or referenced in the section of this offer to exchange titled “Risk Factors.”

RISK FACTORS

In deciding whether to tender your shares of HP common stock for exchange pursuant to the offer, HP stockholders should read carefully this offer to exchange and all other documents to which this offer to exchange refers. In addition to the risk factors set forth below, HP stockholders should read and consider all of the other risk factors specific to each of the Xerox and HP businesses that will also affect Xerox after consummation of the offer and the second-step merger, described in Part I, Item 1A of Xerox’s and Xerox Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020, which we refer to as the Xerox 10-K and HP’s annual report on Form 10-K for the year ended October 31, 2019 filed with the SEC on December 12, 2019, which we refer to as the HP 10-K, and other documents that have been filed with the SEC and which are incorporated by reference into this offer to exchange. If any of the risks described below or in the reports incorporated by reference into this offer to exchange actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Xerox or HP could be materially adversely affected. HP stockholders should also carefully consider the following factors:

Risk Factors Relating to the Offer and the Second-Step Merger

Because the market price of Xerox common stock that HP stockholders may receive in the offer will fluctuate, HP stockholders cannot be sure of the value of Xerox common stock they may receive.

Upon consummation of the offer, each share of HP common stock tendered and accepted for exchange by Xerox pursuant to the offer will be converted into the right to receive consideration consisting of, at the election of each HP stockholder, (1) the Standard Election Consideration, (2) the Cash Election Consideration or (3) the Stock Election Consideration, subject, in each case, to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. Because the number of shares of Xerox common stock being offered as consideration will not vary based on the market value of Xerox common stock, the market value of the consideration HP stockholders will receive in the offer (if they receive Xerox common stock) will be based in whole or in part on the value of Xerox common stock at the time the consideration in the offer is received. If the price of Xerox common stock declines, HP stockholders could receive less value for their shares of HP common stock upon the consummation of the offer than the value calculated on the date the offer was announced, as of the date of the filing of this offer to exchange or as of the date such HP stockholder made his or her election and tendered shares into the offer. Stock price changes may result from a variety of factors that are beyond the companies’ control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing businesses of Xerox and HP may be adversely affected by actions taken by Xerox or HP in connection with the offer, including payment by the companies of certain costs relating to the offer, including certain legal, accounting, financing and financial and other advisory fees.

Because the offer and the second-step merger will not be completed until certain conditions have been satisfied or, where relevant, waived (see the section of this offer to exchange titled “The Offer—Conditions to the Offer”), a period of time, which may be significant, may pass between the commencement of the offer and the time that Purchaser accepts shares of HP common stock for exchange, although this delay could be substantially ameliorated if HP were to take action to satisfy the Anti-Takeover Devices Condition. Therefore, at the time when you tender your shares of HP common stock pursuant to the offer, you will not know the exact market value of Xerox common stock that you may receive if Purchaser accepts such shares of HP common stock for exchange. However, tendered shares of HP common stock may be withdrawn at any time prior to the expiration time of the offer and, unless we have already accepted the tendered shares for exchange, at any time following 60 days from commencement of the offer. See the section of this offer to exchange titled “The Offer—Withdrawal Rights.”

HP stockholders are urged to obtain current market quotations for HP common stock and Xerox common stock (and to consider the equivalent market value of each election based on current market quotations for Xerox common stock) when they consider whether to tender their shares of HP common stock pursuant to the offer. See the section of this offer to exchange titled “Comparative Per Share Market Price and Dividend Information” for the historical high and low closing prices of Xerox common stock and HP common stock, as well as cash dividends per share of HP common stock for each quarter of the period 2018 through 2019.

Tendering HP stockholders may not receive all consideration in the form elected.

Elections that tendering HP stockholders make (Cash Elections, Stock Elections or Standard Elections, as applicable) will be subject to proration (and the prorated amounts will be deemed to be Stock Elections or Cash Elections, as applicable). Accordingly, some of the consideration a tendering HP stockholder receives in the offer may differ from the type of consideration the holder selected and that difference may be significant. A discussion of the proration mechanism can be found in the section of this offer to exchange titled “The Offer—Elections and Proration.”

Xerox must obtain governmental and regulatory approvals to consummate the offer, which, if delayed or not granted, may delay, jeopardize or prohibit the offer and the second-step merger.

The offer is conditioned on the waiting period (or extension thereof) applicable to the offer and the second-step merger under the HSR Act and any other applicable antitrust laws and regulations having expired or been terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder having been obtained. If Xerox does not receive these approvals, then Xerox will not be obligated to accept shares of HP common stock for exchange in the offer.

The governmental and regulatory agencies from which Xerox will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by this offer to exchange those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. Although Xerox believes that it will obtain all necessary approvals, no assurance can be given that the required approvals will be obtained or that the required conditions to the offer will be satisfied, and, if all required approvals are obtained and the conditions to the consummation of the offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See the section of this offer to exchange titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer and the sections of this offer to exchange titled “The Offer—Certain Legal Matters” and “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the offer and the second-step merger.

The offer is subject to other conditions that Xerox cannot control.

The offer is subject to other conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Xerox Stockholder Approval Condition and the No HP Material Adverse Effect Condition. No assurance can be given that all of the conditions to the offer will be satisfied or, if they are, as to the timing of such satisfaction. In addition, HP and the HP Board may seek to take additional actions and put in place additional obstacles that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the offer are not satisfied, then Xerox may allow the offer to expire, or could amend or extend the offer. See the section of this offer to exchange titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer.

The stock prices of Xerox and HP may be adversely affected if the offer and the second-step merger are not completed.

If the offer and the second-step merger are not completed, the prices of Xerox common stock and HP common stock may decline to the extent that the current market prices of Xerox common stock and HP common stock reflect a market assumption that the offer and the second-step merger will be completed.

Uncertainties associated with the offer and the second-step merger may cause a loss of employees and may otherwise affect the future business and operations of HP.

Uncertainty about the effect of the offer and the second-step merger on employees and customers may have an adverse effect on HP and consequently on the combined company following the second-step merger. These uncertainties may impair the ability to retain and motivate key personnel until and after the consummation of the offer and the second-step merger are completed and could cause customers, suppliers, licensees, partners and others that deal with HP to defer entering into contracts with HP or making other decisions concerning HP or seek to change existing business relationships with HP. With respect to the retention of key employees, Xerox is not aware of any retention plan in place to retain any of HP’s key employees. If key employees of HP depart because of uncertainty about their future roles, HP’s business and, as a result, the combined company’s business following the offer and the second-step merger, could be harmed. While the offer and the second-step merger are pending, HP may not be able to hire replacements for departed key employees to the same extent that they have been able to in the past.

Xerox has not negotiated the price or terms of the offer or second-step merger with HP.

In evaluating the offer, you should be aware that Xerox has not negotiated the price or terms of the offer or the second-step merger with HP and neither HP nor the HP Board has approved the offer or the second-step merger. HP has refused to engage in any discussions with Xerox on its proposals. Xerox made a proposal on November 5, 2019, which was rejected on November 17, 2019, and subsequently thereto, on February 10, 2020, Xerox made a revised, increased offer and also communicated its intention to commence a tender offer. As a result of HP’s continued refusal to engage, Xerox made the offer and is distributing this offer to exchange. HP is now required under the rules and regulations of the SEC to issue a statement as to whether it recommends acceptance or rejection of the offer, that it expresses no opinion and remains neutral toward the offer or that it is unable to take a position with respect to the offer, and to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date this offer to exchange is first published, sent or given to stockholders. Xerox recommends that you review this Schedule 14D-9 when it becomes available.

You may be unable to assert a claim against HP’s independent registered public accounting firm under Section 11 of the Securities Act.

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, any accountant or expert who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. Although audit reports were issued on HP’s historical financial statements and are included in HP’s filings with the SEC, HP’s independent registered public accounting firm has not permitted the use of its reports in Xerox’s registration statement of which this offer to exchange forms a part. Xerox is requesting but has not, as of the date hereof, received the consent of such independent registered public accounting firm. If Xerox does not receive this consent, Xerox plans to request dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Xerox receives the consent of HP’s independent registered public accounting firm, Xerox will promptly file it as an exhibit to Xerox’s registration statement of which this offer to exchange forms a part. Accordingly, if Xerox is unable to obtain the consent of HP’s independent registered public accounting firm, you may not be able to assert a claim against HP’s independent registered public accounting firm under Section 11 of the Securities Act.

Risk Factors Relating to HP’s Businesses.

You should read and consider the other risk factors specific to HP’s businesses that will also affect Xerox after the consummation of the offer and the second-step merger, described in Part I, Item 1A of the HP 10-K, and other documents that have been filed by HP with the SEC and which are incorporated by reference into this offer to exchange.

Risk Factors Relating to Xerox’s Businesses.

You should read and consider the other risk factors specific to Xerox’s businesses that also will affect Xerox after the consummation of the offer and the second-step merger, described in Part I, Item 1A of the Xerox 10-K, and other documents that have been filed by Xerox with the SEC and which are incorporated by reference into this offer to exchange.

Risk Factors Relating to Xerox Following the Offer and the Second-Step Merger

HP and Xerox may not successfully integrate.

If Xerox consummates the offer and the second-step merger (which will represent Xerox’s largest transaction to date), achieving the anticipated benefits of the proposed combination with HP will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully, including as a result of actions that HP may continue to take to frustrate the offer. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

•	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired products;

•	coordinating the geographically dispersed organizations;

•	distraction of management and employees from operations and changes in corporate culture;

•	retaining existing customers and attracting new customers;

•	maintaining business relationships; and

•	inefficiencies associated with the integration of the operations of the combined company.

In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the offer and the second-step merger, including financing fees) associated with the proposed combination with HP, combining the operations of Xerox and HP and achieving the synergies we expect to obtain, and such costs may be significant.

An inability to realize the full extent of the anticipated benefits of the proposed combination with HP, including the $1.0-1.5 billion in estimated annual revenue synergies and $2.0 billion in estimated cost synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of Xerox, which may affect adversely the value of Xerox common stock after the consummation of the offer and the second-step merger.

Xerox has only conducted a review of HP’s publicly available information and has not had access to HP’s non-public information. Therefore, Xerox may not be able to retain certain agreements and may be subject to liabilities of HP unknown to Xerox, which may have a material adverse effect on Xerox’s profitability, financial condition and results of operations and which may result in a decline in the market value of Xerox common stock.

To date, Xerox has only conducted a due diligence review of HP’s publicly available information. As a result, after the consummation of the offer and the second-step merger, Xerox may be subject to liabilities of HP unknown to Xerox or HP, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Xerox common stock after the consummation of the offer and the second-step merger.

The consummation of the offer or the second-step merger may constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) or termination of an agreement under agreements of HP that are not publicly available. If this happens, Xerox may have liabilities relating to the breach or default and may have to seek to replace that agreement with a new agreement. Xerox cannot provide assurance that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to HP’s business, failure to replace that agreement on similar terms or at all may increase the costs to Xerox of operating HP’s business or prevent Xerox from operating part or all of HP’s business. In addition, HP may be committed to arrangements or agreements of which Xerox is not aware.

Based upon a review of HP’s public filings with the SEC, pursuant to HP’s Second Amended and Restated Credit Agreement, dated as of April 2, 2014, as amended and restated as of November 1, 2015, as further amended and restated as of March 30, 2018, which we refer to as the credit agreement, the offer and the second-step merger could potentially result in an event of default under the credit agreement, including an event of default in the event the HP Board as of the effective date of the credit agreement, which we refer to as the original board, ceases to constitute a majority of the HP Board (with any new director approved by the majority of the then original board being deemed a member of the original board for purposes of the credit agreement), with certain limited exceptions. An event of default would permit lenders holding more than 50% of the commitments under the credit agreement to terminate the commitments under the credit agreement and to declare the outstanding principal and accrued interest due and payable. HP could also seek a waiver of any such event of default, which would require the approval of the lenders under the credit agreement.

In respect of all information relating to HP presented in, incorporated by reference into or omitted from, this offer to exchange, Xerox has relied upon publicly available information, including information publicly filed by HP with the SEC. Although Xerox has no knowledge that would indicate that any statements contained herein regarding HP’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Xerox was not involved in the preparation of such information and statements. For example, Xerox has made adjustments and assumptions in preparing the pro forma financial information presented in this offer to exchange that have necessarily involved Xerox’s estimates with respect to HP’s financial information that, given the lack of information received, could be materially different than currently presented. See the section of this offer to exchange titled “Unaudited Pro Forma Condensed Combined Financial Statements.” Any financial, operating or other information regarding HP that may be detrimental to Xerox following the consummation of the offer and the second-step merger that has not been publicly disclosed by HP, or errors in Xerox’s estimates due to the lack of cooperation and information from HP, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Xerox common stock after the consummation of the offer and the second-step merger.

The offer could trigger certain provisions contained in HP’s equity plans, employee benefit plans or agreements that could require Xerox to make change of control payments or vest outstanding equity awards.

Certain of HP’s equity plans, employee benefit plans or agreements contain change of control clauses providing for outstanding equity awards to vest or compensation to be granted to certain members of HP senior management either upon a change of control, or if, following a change of control, HP terminates the employment relationship between HP and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes during a certain period or periods following a change of control. If consummated, the offer would constitute a change of control of HP, thereby giving rise to potential vesting of outstanding equity awards and change of control payments described above.

Xerox will incur a substantial amount of indebtedness to acquire the shares of HP common stock pursuant to the offer and the second-step merger and, as a result, will increase its outstanding indebtedness. Xerox’s failure to meet its debt service obligations, including a failure to comply with the restrictive covenants contained in the related agreements, could have a material adverse effect on its business, financial condition and results of operations.

Xerox anticipates that it will need to borrow approximately $24 billion to complete the offer and the second-step merger.

Xerox’s increased indebtedness following consummation of the offer and the second-step merger could adversely affect Xerox’s operations and liquidity. Xerox’s anticipated level of indebtedness could, among other things:

•

make it more difficult for Xerox to pay or refinance its debts as they become due during adverse economic and industry conditions because Xerox may not have sufficient cash flows to make its scheduled debt payments;

•

cause Xerox to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

•	cause Xerox to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause Xerox to be more vulnerable to general adverse economic and industry conditions;

•	cause Xerox to be disadvantaged compared to competitors with less leverage;

•	result in a downgrade in the credit rating of Xerox or any indebtedness of Xerox or its subsidiaries, which could increase the cost of further borrowings; and

•	limit Xerox’s ability to borrow additional monies in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

In addition, the terms of Xerox’s indebtedness following the consummation of the offer are expected to restrict certain actions by Xerox and its subsidiaries, including financial, affirmative and negative covenants, including limitations on the ability to incur indebtedness, create liens, and merge, amalgamate and consolidate with other companies, in each case, subject to exceptions and baskets to be mutually agreed upon by Xerox and the parties thereto, the exact terms of which are to be negotiated prior to consummation of the offer.

Xerox also may incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under its existing debt, which would increase its total indebtedness. Although the terms of Xerox’s existing credit agreement and of the indentures governing Xerox’s existing debt contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions and debt incurred in compliance with these restrictions could be substantial. If Xerox and its restricted subsidiaries incur significant additional debt, the related risks that Xerox faces could intensify.

Xerox has received an amended and restated commitment letter, which we refer to as the commitment letter, from Citigroup Global Markets Inc. (which we refer to as Citi), Mizuho Bank, Ltd., Bank of America, N.A., MUFG Bank, Ltd., PNC Bank, National Association, Credit Agricole Corporate and Investment Bank, Truist Bank and SunTrust Robinson Humphrey, Inc., which we refer to collectively as the Lenders, for up to $24 billion in debt financing, which we refer to as the Debt Financing. Xerox cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under its indebtedness following the consummation of the offer and the second-step merger when such payments are due or that it will be able, if necessary, to refinance such indebtedness.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Common Stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Xerox, the Xerox common stock would rank below all debt claims against Xerox. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of Xerox common stock. As a result, holders of Xerox common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to the Xerox common stock have been satisfied.

The consummation of the offer and the second-step merger may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ business, financial condition and operating results, as well as the market price of Xerox common stock.

Xerox’s current corporate credit rating is BB+ for Standard and Poor’s and Ba1 for Moody’s. In connection with the consummation of the offer and/or the second-step merger, one or both of these ratings agencies may reevaluate Xerox’s ratings. A downgrade may increase Xerox’s cost of borrowing, may negatively impact Xerox’s ability to raise additional debt capital, may negatively impact Xerox’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Xerox, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Xerox common stock.

In addition, the trading market for Xerox common stock depends in part on the research and reports that third-party securities analysts publish about Xerox and its industry. In connection with the consummation of the offer and/or the second-step merger, one or more of these analysts could downgrade the Xerox common stock or issue other negative commentary about Xerox or its industry, which could cause the trading price of Xerox common stock to decline.

Future results of Xerox may differ materially from the unaudited pro forma condensed combined financial statements of Xerox and HP presented in this offer to exchange.

The future results of Xerox following the consummation of the offer and the second-step merger may be materially different from those shown in the Unaudited Pro Forma Condensed Combined Financial Statements presented in this offer to exchange, which show only a combination of Xerox’s and HP’s standalone historical results after giving effect to the offer and the second-step merger, subject to the matters noted therein. Xerox has estimated that it will record approximately $75 million in transaction expenses (excluding financing fees payable pursuant to the commitment letter or otherwise), as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this offer to exchange. In addition, the final amount of any charges relating to acquisition accounting adjustments that Xerox may be required to record will not be known until following the consummation of the offer and the second-step merger. These and other expenses and charges may be significantly higher or lower than estimated.

Resales of Xerox common stock following the offer may cause the market price of Xerox common stock to fall.

Xerox expects that it will issue approximately 221.3 million shares of Xerox common stock in connection with the offer and the second-step merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Xerox common stock. The increase in the number of Xerox common stock may lead to sales of such Xerox common stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Xerox common stock.

The trading price of Xerox common stock may be affected by factors different from those affecting the price of HP common stock.

Upon consummation of the offer and the second-step merger, HP stockholders (other than those that receive only the Cash Election Consideration) will become holders of Xerox common stock. Xerox’s business differs from that of HP, and Xerox’s results of operations, as well as the trading price of Xerox common stock, may be affected by factors different from those affecting HP’s results of operations and the price of HP common stock.

The Xerox common stock to be received by HP stockholders as consideration will have different rights from the shares of HP common stock.

Upon receipt of Xerox common stock in the offer, HP stockholders (other than those that receive only the Cash Election Consideration) will become Xerox shareholders and their rights as shareholders will be governed by the certificate of incorporation of Xerox, which we refer to as the Xerox Certificate of Incorporation, the bylaws of Xerox, which we refer to as the Xerox Bylaws, and the New York Business Corporation Law, which we refer to as the NYBCL. Certain of the rights associated with HP common stock are different from the rights associated with Xerox common stock. See the section of this offer to exchange titled “Comparison of Holders’ Rights” for a discussion of the different rights associated with Xerox common stock.

HP stockholders will have a reduced ownership and voting interest after the consummation of the offer and the second-step merger and will exercise less influence over the management and policies of Xerox than they do over HP.

HP stockholders currently have the right to vote in the election of the HP Board and on other matters affecting HP. When the shares of HP common stock tendered in the offer are exchanged, each participating HP stockholder (other than those that receive only the Cash Election Consideration) and, following consummation of the second-step merger, each remaining HP stockholder, will become a Xerox shareholder with a percentage ownership of the combined company that is smaller than the stockholder’s percentage ownership of HP. Xerox estimates that, upon consummation of the offer and the second-step merger, former HP stockholders will own, in the aggregate, approximately 49% of Xerox common stock on a diluted basis. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this offer to exchange titled “The Offer—Ownership of Xerox After the Offer.” Because of this, HP stockholders will have less influence over the management and policies of Xerox than they now have over the management and policies of HP.

XEROX SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Xerox as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2019, 2018 and 2017, and the balance sheet information as of December 31, 2019 and 2018, are derived from Xerox’s audited financial statements filed as part of the Xerox 10-K, which is incorporated by reference into this offer to exchange. The statements of income information for each of the years ended December 31, 2016 and 2015, and the balance sheet information as of December 31, 2017, 2016 and 2015, are derived from Xerox’s audited financial statements for such years, which have not been incorporated by reference into this offer to exchange. The operating results for year ended December 31, 2019 are not necessarily indicative of the results of operations for any future period. More comprehensive financial information, including management’s discussion and analysis of Xerox’s financial condition and results of operations, is contained in the Xerox 10-K and other reports filed by Xerox with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this offer to exchange titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Xerox.

	Historical Data Years Ended December 31,
	2019	2018	2017	2016	2015
	(in millions, except per share data)
Revenues:
Sales	$3,227	$3,454	$3,412	$3,532	$3,890
Services, maintenance and rentals	5,595	5,940	6,285	6,583	6,854
Financing	244	268	294	325	346

Total Revenues	9,066	9,662	9,991	10,440	11,090

Costs and Expenses:
Costs of sales	2,097	2,188	2,133	2,393	2,461
Costs of services, maintenance and rentals	3,188	3,473	3,654	3,677	3,997
Cost of financing	131	132	133	128	130
Research, development and engineering expenses	373	397	424	463	511
Selling, administrative and general expenses	2,085	2,379	2,514	2,623	2,851
Restructuring and related costs	229	157	216	258	27
Amortization of intangible assets	45	48	53	58	60
Transaction and related costs, net	12	68	9	--	--
Other expenses, net	84	271	330	320	197

Total Costs and Expenses	8,244	9,113	9,466	9,920	10,234

Income before Income Taxes and Equity Income	822	549	525	520	856
Income tax expense	179	247	468	47	173
Equity in net income of unconsolidated affiliates	8	8	13	13	18

Net Income from Continuing Operations	651	310	70	486	701

Less: Net income attributable to noncontrolling interests	3	4	4	3	7

Net Income attributable to Xerox – Continuing Operations	$648	$306	$66	$483	$694

Basic Earnings Per Share – Continuing Operations	$2.86	$1.17	$0.20	$1.81	$2.52

Diluted Earnings Per Share – Continuing Operations	$2.78	$1.16	$0.20	$1.79	$2.49

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$2,740	$1,081	$1,292	$2,222	$1,227
Total assets	15,047	14,874	15,946	18,051	25,442
Long-term debt	3,233	4,269	5,235	5,305	6,382
Xerox shareholders’ equity	5,587	5,005	5,256	4,709	8,975

Note:

In 2019, Xerox completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation, including the sale of its indirect 25% equity interest in Fuji Xerox, which we refer to as FX, and the sale of its indirect 51% partnership interest in Xerox International Partners, which we refer to as XIP. As a result, the historical financial results of our equity method investment in FX and our XIP business (which was consolidated) are reflected as a discontinued operation and as such, their impact is excluded from continuing operations for all periods presented.

HP SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for HP as of the end of and for the periods indicated. The statements of earnings information for each of the years ended October 31, 2019, 2018 and 2017, and the balance sheet information as of October 31, 2019 and 2018, are derived from HP’s audited financial statements filed as part of the HP 10-K, which is incorporated by reference into this offer to exchange. The statements of earnings information for each of the years ended October 31, 2016 and 2015, and the balance sheet information as of October 31, 2017, 2016 and 2015, are derived from HP’s audited financial statements for such years, which have not been incorporated by reference into this offer to exchange. The operating results for the year ended October 31, 2019 are not necessarily indicative of the results of operations for any future period. More comprehensive financial information, including management’s discussion and analysis of HP’s financial condition and results of operations, is contained in the HP 10-K and other reports filed by HP with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this offer to exchange titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to HP.

	Historical Data Years Ended October 31,
	2019	2018	2017	2016	2015
	(in millions, except per share data)
Net revenue	$58,756	$58,472	$52,056	$48,238	$51,463

Costs and expenses:
Cost of revenue	47,586	47,803	42,478	39,240	41,524
Research and development	1,499	1,404	1,190	1,209	1,191
Selling, general and administrative (1)	5,368	5,099	4,532	3,833	4,719
Restructuring and other charges	275	132	362	205	63
Acquisition-related charges	35	123	125	7	1
Amortization of intangible assets	116	80	1	16	102
Defined benefit plan settlement charges (credits) (1)	--	--	--	179	(57)

Total costs and expenses	54,879	54,641	48,688	44,689	47,543

Earnings from operations	3,877	3,831	3,368	3,549	3,920
Interest and other, net	(1,354)	(818)	(92)	212	(388)

Earnings before taxes	2,523	3,013	3,276	3,761	3,532
Benefit from (provision for) taxes	629	2,314	(750)	(1,095)	186

Net earnings from continuing operations	3,152	5,327	2,526	2,666	3,718

Net earnings per share from continuing operations
Basic	$2.08	$3.30	$1.50	$1.54	$2.05

Diluted	$2.07	$3.26	$1.48	$1.53	$2.02

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$4,537	$5,166	$6,997	6,288	7,584
Total assets (2)	33,467	34,622	32,913	28,987	106,853
Long-term debt	4,780	4,524	6,747	6,735	6,648
Total HP stockholders’ deficit	(1,193)	(639)	(3,408)	(3,889)	27,768

(1)

2016 and 2015 reported amounts do not reflect the adoption of the FASB Accounting Standards Update 2017-07 (ASU) 2017-07, which, among other changes, required that companies present the non-service components of the net periodic benefit cost separately from the line item that includes service cost and any subtotal of income from operations. HP adopted ASU 2017-07 in 2019 and retrospectively reclassified amounts for 2018 and 2017. The reclassification had no impact on net earnings.

(2)	Total assets for fiscal year 2015 include assets of Hewlett Packard Enterprise.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information was prepared by Xerox and give effect to the proposed business combination of HP and Xerox, including the related financing, which we refer to as the transaction.

The selected unaudited pro forma condensed combined statements of income for the year ended December 31, 2019 give effect to the transaction as if it had occurred on January 1, 2019. The selected unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the transaction as if it occurred on December 31, 2019.

Xerox and HP have different fiscal years. Xerox’s fiscal year ends on December 31, whereas HP’s fiscal year ends on October 31. The unaudited pro forma condensed combined financial statements for all periods have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. Accordingly, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 combines Xerox’s year ended December 31, 2019 with HP’s year ended October 31, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines Xerox’s balance sheet as of December 31, 2019 with HP’s balance sheet as of October 31, 2019.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with HP had been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. Other than purchases and sales between the two companies, we are not aware of any other material transactions between Xerox and HP during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated (See Note 6 item (A) for pro forma adjustment).

The unaudited pro forma condensed combined financial statements are prepared with Xerox treated as the acquirer. In determining the acquirer for accounting purposes, Xerox considered the five factors identified in Financial Accounting Standard Board, which we refer to as FASB, Accounting Standards Codification, which we refer to as ASC, Topic 805-10-55-12. The accounting for the acquisition of HP is dependent upon certain valuations that are provisional and are subject to change. As of the date of this document, Xerox has not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the HP assets to be acquired and liabilities to be assumed and the related allocations of purchase price. However, as indicated in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, Xerox has made certain adjustments to the historical book values of the assets and liabilities of HP to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of HP recorded as goodwill. Actual results will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements once Xerox has determined the final purchase price for HP and has completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for HP. Xerox will finalize these amounts as we obtain the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Xerox’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of HP, the costs to integrate the operations of Xerox and HP or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

(in millions, except per share data)	Year Ended December 31, 2019
Pro Forma Condensed Combined Income Statement
Revenues:
Sales	$61,873
Services, maintenance and rentals	5,595
Financing	244

Total Revenues	67,712

Costs and Expenses:
Cost of sales	49,573
Cost of services, maintenance and rentals	3,188
Cost of financing	131
Research, development and engineering expenses	1,872
Selling, administrative and general expenses	7,453
Restructuring and related costs	504
Amortization of intangible assets	1,242
Transaction and related costs, net	42
Other expenses, net	2,323

Total Costs and Expenses	66,328

Income before Income Taxes and Equity Income:	1,384
Income tax benefit	940
Equity in net income of unconsolidated affiliates	8

Income from Continuing Operations:	2,332
Less: Net income attributable to noncontrolling interests	3

Net Income from Continuing Operations Attributable to Xerox:	$2,329

Earnings per Share from Continuing Operations:
Basic Earnings per Share	$4.97
Diluted Earnings per Share	$4.54
Pro Forma Shares Outstanding (in thousands):
Basic	438,786
Diluted	512,726

(in millions)	As of December 31, 2019
Pro Forma Condensed Combined Balance Sheet Data
Total assets	$84,154
Long-term debt	27,612
Total liabilities	68,218
Xerox shareholders’ equity	15,715

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table summarizes unaudited per share information for Xerox and HP on a historical basis, pro forma combined basis for Xerox and equivalent pro forma combined basis for HP. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Xerox and HP that are incorporated by reference into this offer to exchange, and the unaudited pro forma condensed combined financial statements beginning on page 69. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the offer and the second-step merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical income per share, dividends per share and book value per share of Xerox and HP shown in the table below are derived from their respective audited consolidated financial statements – for Xerox as of and for the year ended December 31, 2019 and for HP as of and for the year ended October 31, 2019. The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined income per share from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common shares by the pro forma weighted-average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period. HP equivalent pro forma combined per share amounts are calculated by multiplying Xerox pro forma combined per share amounts by the exchange ratio for the Standard Election of 0.149.

As of or for the Year Ended December 31, 2019 (1)
Xerox — Historical
Historical per share of Xerox common stock:
Diluted earnings per share from continuing operations	$2.78
Cash dividends declared per share	1.00
Book value per share	26.28
HP — Historical
Historical per share of HP common stock:
Diluted earnings per share from continuing operations	$2.07
Cash dividends declared per share	0.64
Book value per share	(0.82)
Unaudited Pro Forma Combined
Unaudited pro forma per share of Xerox common stock:
Diluted earnings per share from continuing operations	$4.54
Cash dividends declared per share (2)	1.00
Book value per share	36.60
Unaudited Pro Forma HP Equivalent
Unaudited pro forma per share of HP common stock:
Diluted earnings per share from continuing operations	$0.68
Cash dividends declared per share (2)	0.15
Book value per share	5.45

(1)	As of or for the Year Ended October 31, 2019 for HP Historical.
(2)	The current Xerox dividend is assumed to continue following the completion of the offer and the second-step merger for purposes of the pro forma financial statements.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Xerox common stock is listed on the NYSE under the symbol “XRX.” HP common stock is listed on the NYSE under the symbol “HPQ.” Xerox and HP have different fiscal years. Xerox’s fiscal year ends on December 31, whereas HP’s fiscal year ends on October 31. The tables below set forth, for the respective calendar quarters indicated, the high and low sale prices per share reported on the NYSE and the dividends declared on Xerox common stock and on HP common stock.

	Xerox Common Stock
	High	Low	Dividend
2020
First Quarter (through February 28, 2020)	$38.69	$31.08	$0.25
2019
Fourth Quarter	$39.47	$28.29	$0.25
Third Quarter	$36.58	$27.25	$0.25
Second Quarter	$35.62	$30.40	$0.25
First Quarter	$33.08	$19.33	$0.25
2018
Fourth Quarter	$29.22	$18.58	$0.25
Third Quarter	$28.77	$23.71	$0.25
Second Quarter	$32.31	$23.52	$0.25
First Quarter	$37.42	$28.13	$0.25

	HP Common Stock
	High	Low	Dividend
2020
Second Quarter (through February 28, 2020)	$23.93	$20.17	$—
First Quarter	$22.20	$17.29	$0.1762
2019
Fourth Quarter	$21.55	$15.93	$0.1602
Third Quarter	$21.74	$18.06	$0.1602
Second Quarter	$24.09	$18.46	$0.1602
First Quarter	$25.72	$19.22	$0.1602
2018
Fourth Quarter	$27.08	$22.70	$0.1393
Third Quarter	$24.20	$20.96	$0.1393
Second Quarter	$24.75	$19.31	$0.1393
First Quarter	$24.10	$20.59	$0.1393

The following table presents trading information for Xerox common stock and HP common stock on February 28, 2020, the last trading day before the public announcement of the proposed combination with HP.

	HP Common Stock						Xerox Common Stock
	High		Low		Close		High		Low		Close
February 28, 2020	$	21.37	$	20.17	$	20.79	$	33.36	$	31.08	$	32.20

The value of Xerox common stock that form a part of the offer consideration will change as the market price of Xerox common stock fluctuates during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time you receive your Xerox common stock. See the section in this offer to exchange titled “Risk Factors.” Stockholders are encouraged to obtain current market quotations for Xerox common stock and HP common stock prior to making any decision with respect to the offer.

INFORMATION ABOUT THE COMPANIES

Xerox

Xerox is a workplace technology company, building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, we deliver a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in artificial intelligence (AI), sensors and services for Internet of Things (IoT), digital packaging, 3-D printing and Clean Technologies (cleantech).

Xerox’s principal executive offices are located at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056, and its telephone number at that location is (203) 968-3000.

On July 31, 2019, Xerox Corporation completed a reorganization, which we refer to as the Reorganization, of its corporate structure into a holding company structure. As a result of the Reorganization, Xerox Corporation became a direct, wholly-owned subsidiary of Xerox. The business operations, directors and executive officers of Xerox and Xerox Corporation did not change in connection with the Reorganization. In the Reorganization, shareholders of Xerox Corporation (the predecessor publicly held parent company) became shareholders of Xerox on a one-for-one basis, maintaining the same number of shares and ownership percentage as held in Xerox Corporation immediately prior to the Reorganization. In addition, the individual holder of the shares of Xerox Corporation’s Series B Preferred Stock exchanged those shares for the same number of shares of Xerox Series A Preferred Stock. Each share of Xerox Series A Preferred Stock has the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as the shares of Xerox Corporation’s Series B Preferred Stock, with the addition of certain voting rights. In connection with the Reorganization, Xerox assumed each of Xerox Corporation’s stock plans, all unexercised and unexpired options to purchase Xerox Corporation common stock and each right to acquire or vest in a share of Xerox Corporation common stock, including restricted stock unit awards, performance share awards and deferred stock units that were outstanding under the Xerox Corporation stock plans.

Additional information concerning Xerox is included in the Xerox reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on January 31, 2020, with principal executive offices at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056. The telephone number of Purchaser’s principal executive offices is (203) 968-3000. Purchaser is a wholly owned subsidiary of Xerox that was formed to facilitate the transactions contemplated by this offer to exchange. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the offer.

HP

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

HP was incorporated in 1947 under the laws of the state of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware. HP’s principal executive offices are located at 1501 Page Mill Road, Palo Alto, California, and its telephone number at that location is (650) 857-1501.

Additional information concerning HP is included in the HP reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

BACKGROUND OF THE OFFER

In January 2019, John Visentin, Vice Chairman and Chief Executive Officer of Xerox, had dinner with Dion Weisler, then President & Chief Executive Officer of HP. At that dinner and from time to time in the months that followed, Mr. Visentin and Mr. Weisler would speak about, among other things, the unique challenges of being CEO of a public company. Mr. Weisler expressed particular interest in how a board of directors functioned when a company had a large activist involved or was owned or controlled by a private equity fund. Mr. Visentin explained several advantages in each scenario, all of which primarily derived from a greater focus on results over politics. Mr. Weisler often expressed frustration with certain members of the HP Board, whom he said preferred listening to the sound of their own voice more than helping to facilitate effective and efficient strategic decision-making. During certain of these conversations, Mr. Weisler and Mr. Visentin compared notes about different initiatives the two had employed to evolve company culture. Mr. Weisler expressed particular concern about his senior leadership team, which we refer to as his SLT. In one instance after poor quarterly results caused a precipitous stock price drop, Mr. Weisler attempted to rally the SLT and was outraged when he received questions from the SLT about whether the poor results would impact bonuses.

In February 2019, Xerox announced a three-year strategic plan to optimize its operations, drive revenue, reenergize the company’s innovation engine and increase capital returns. As part of that plan, Xerox determined it would benefit from greater competitiveness among its various sourcing partners.

Throughout the first half of 2019, Xerox and HP engaged in negotiations about expanding the companies’ business relationship as part of a sourcing RFP process Xerox was conducting. From time to time during that process, Steve Bandrowczak, President and Chief Operations Officer of Xerox, spoke with Enrique Lores, then President of HP’s Imaging, Printing and Solutions business. Mr. Lores would frequently complain to Mr. Bandrowczak that Xerox kept asking for additional concessions from HP as part of negotiations. Mr. Bandrowczak informed Mr. Lores on multiple occasions of the criteria Xerox was using to make its decision and that as long as Xerox was an independent company his team would push for the best terms for its business.

On June 4, 2019, Xerox and HP announced an expansion of the companies’ existing business relationship, in which, among other matters, Xerox would source from HP certain A4 and entry-level A3 products, and Xerox would supply toner to HP for these and other products. The companies also announced an agreement to partner in the Device as a Service (DaaS) market and for HP to make Xerox’s cloud-based content management platform DocuShare® Flex available on commercial PCs distributed in the U.S.

From June 2019 through the date of this offer to exchange, representatives of Xerox and HP regularly communicated regarding implementation of the companies’ expanded business relationship and related operational matters.

Throughout the summer of 2019, Mr. Bandrowczak and Louie Pastor, Executive Vice President & General Counsel of Xerox, had weekly video conferences with their counterparts from FUJIFILM Holdings Corporation, which we refer to as FUJIFILM, and Fuji Xerox Co., Ltd., the then joint venture between Xerox and FUJIFILM, which we refer to as Fuji Xerox, to negotiate a restructuring of the parties’ strategic relationship.

On August 12, 2019, Carl C. Icahn, who at the time beneficially owned approximately 10% of Xerox’s common stock, called Mr. Visentin to inform him he had acquired beneficial ownership of approximately 4% of the outstanding HP common stock. Mr. Icahn also told Mr. Visentin he believed a combination of Xerox and HP could create tremendous value for shareholders and that Mr. Icahn had called and expressed this same opinion to Mr. Weisler earlier in the day. Mr. Visentin told Mr. Icahn he too believed a properly structured and executed combination of the two companies could create tremendous value.

Following the call, at Mr. Icahn’s request, Mr. Visentin sent Keith Cozza, Chairman of the Xerox Board, who is also Chief Executive Officer of Icahn Enterprises, certain materials initially prepared by the Xerox M&A team in May 2019 contemplating a Xerox acquisition of HP and potential cost synergies created in a combination.

On August 22, 2019, HP unexpectedly announced Mr. Weisler would step down as President & Chief Executive Officer due to a family health matter and that the HP Board had appointed Mr. Lores to succeed

Mr. Weisler effective November 1, 2019. HP also announced Mr. Weisler would remain at HP through January 2020 and continue to serve on the HP Board until HP’s next annual meeting of stockholders.

On August 23, 2019, Mr. Bandrowczak spoke with Mr. Lores to congratulate him on becoming President & Chief Executive Officer of HP. At that time, Mr. Lores informed Mr. Bandrowczak HP was interested in discussing a potential business combination with Xerox and that Mr. Weisler would be in touch with Mr. Visentin to discuss process.

On August 27, 2019, Mr. Visentin spoke with Mr. Weisler regarding his decision to step down as HP’s President and CEO. During that conversation, Messrs. Visentin and Weisler discussed the strategic rationale for a potential business combination but did not discuss any purchase price or definitive transaction structure. Messrs. Visentin and Weisler agreed to discuss the matter at a previously scheduled breakfast in early September and to connect their respective general counsels in the interim to arrange a meeting to discuss certain “threshold due diligence questions” Mr. Weisler sent to Mr. Visentin via email the day before.

Notably, not one of the “threshold due diligence questions” sent by Mr. Weisler asked about the trajectory of Xerox’s revenue.

On September 3, 2019, the Xerox Board met with members of the Xerox’s senior management and representatives of King & Spalding LLP, Xerox’s legal counsel, which we refer to as K&S. At the meeting, Mr. Visentin informed the Xerox Board of his conversation with Mr. Weisler. Mr. Visentin also advised the Xerox Board Mr. Icahn had recently informed Xerox he had acquired beneficial ownership of approximately 4% of the outstanding HP common stock. Mr. Pastor and representatives of K&S then discussed certain legal matters, including the importance of identifying and appropriately managing any potential conflicts of interest on the part of the Xerox Board or its advisors in relation to a potential transaction with HP. In light of Mr. Icahn’s ownership of stock in both Xerox and HP, the Xerox Board determined that, if a transaction process with HP were to proceed, directors Keith Cozza and Nicholas Graziano, who we refer to as the Icahn Designees, should be recused from the process and from any vote of the Xerox Board regarding a potential transaction because they are employees of entities controlled by Mr. Icahn. However, the Xerox Board requested the Icahn Designees remain available to participate in any deliberations at the discretion of the Xerox Board. The Icahn Designees agreed with this recusal. In addition, representatives of K&S and Mr. Pastor discussed with the Xerox Board the engagement of an additional legal counsel to advise the Xerox directors other than the Icahn Designees, who we refer to as the Independent Directors, if any transaction discussions with HP were to proceed. Mr. Pastor recommended Xerox retain Willkie Farr & Gallagher LLP, which we refer to as Willkie, as counsel to the Independent Directors because, among other reasons, Willkie had particular familiarity with Xerox and its directors since the firm was representing Xerox in connection with the then-pending M&A litigation brought against Xerox by FUJIFILM and certain related shareholder litigation. Following discussion, the Xerox Board authorized Mr. Visentin to continue discussions with Mr. Weisler regarding a potential business combination with HP.

During late August/early September 2019, Mr. Pastor worked with Kim Rivera, HP’s President of Strategy and Business Management and Chief Legal Officer, to coordinate a meeting between a few high-level executives from their respective companies, scheduled for September 12, 2019.

On September 4, 2019, Mr. Visentin had breakfast with Mr. Weisler. Mr. Visentin informed Mr. Weisler the Xerox management team was preparing materials to discuss the threshold diligence questions previously sent by Mr. Weisler and had also prepared models and materials on various potential strategic acquisitions, including Xerox purchasing HP. Mr. Weisler asked questions about how Xerox had modelled an acquisition of HP since HP was a much larger company. Mr. Visentin acknowledged an HP acquisition of Xerox would be more straightforward given the companies’ relative sizes, but Mr. Visentin also emphasized a Xerox acquisition of HP would be highly accretive for Xerox shareholders despite increasing leverage for a limited period of time. Mr. Visentin offered to have his team include one of the HP models in the materials for the meeting scheduled for September 12, 2019, which Mr. Weisler said would be helpful.

On September 9, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met with members of senior management and representatives of K&S in attendance. At the meeting, Mr. Visentin updated the Xerox Board on his breakfast meeting with Mr. Weisler and advised the Xerox

Board that certain members of Xerox’s senior management were scheduled to meet with their counterparts from HP on September 12, 2019 to discuss certain preliminary diligence matters concerning a potential transaction. Mr. Pastor reviewed with the Xerox Board the materials senior management anticipated sharing at the meeting with HP. At this meeting, the Independent Directors met separately with members of senior management and representatives from K&S. The Independent Directors also discussed the retention of Willkie as legal counsel to the Independent Directors.

On September 10, 2019, the Independent Directors retained Willkie as legal counsel.

On September 12, 2019, Mr. Bandrowczak, Mr. Pastor and Nicole Torraco, Senior Vice President, Strategy and M&A of Xerox, met in person with Tuan Tran, General Manager and Global Head Office Printing Solutions of HP, Ms. Rivera, and Peter Barshatsky, Global Head of Strategy and Corporate Development of HP, to discuss the threshold due diligence questions Mr. Weisler had provided to Mr. Visentin. Mr. Bandrowczak discussed the potential cost and revenue synergies at length and in detail and emphasized that the value creation opportunity was very significant and therefore required efficient decision-making and action. Mr. Tran and Ms. Rivera expressed strong agreement with those points, especially the size, scope and scale of the synergies, but also indicated they had reservations about doing M&A in light of (i) challenges HP was facing integrating Samsung’s Print business, (ii) limitations HP had agreed to in terms of doing business in China and (iii) restrictions contained in HP’s agreements with Canon, which they were not comfortable sharing with Xerox. Mr. Bandrowczak emphasized mutual diligence would allow both parties to fully validate and refine, if necessary, the synergies and map out an execution plan quickly and reliably. Mr. Bandrowczak also emphasized Xerox could move forward unilaterally if HP was not willing to move forward in a collaborative manner.

Notably, over the course of a six-hour session that day, there were few, if any, questions raised by HP executives about Xerox’s revenue trajectory.

On September 13, 2019, at the request of HP, representatives of K&S and Willkie spoke with HP’s outside counsel regarding regulatory matters and the FUJIFILM M&A litigation.

On September 17, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met, with members of senior management and representatives of K&S and Willkie in attendance. At the meeting, Mr. Pastor updated the Xerox Board on the September 12, 2019 senior management meeting and the subsequent conversations among the companies’ legal counsel.

On September 27, 2019, Ms. Rivera called Mr. Pastor and informed him that HP had additional follow-up diligence questions that needed answers before HP would be prepared to discuss a transaction structure, relative valuations or a process that would involve Xerox conducting due diligence of HP.

On September 28, 2019, Ms. Rivera sent Mr. Pastor a five page list of additional “threshold” diligence questions, many of which requested information that was highly competitively sensitive.

On October 1, 2019, Mr. Bandrowczak, Mr. Pastor and Ms. Torraco met with members of senior management of HP via videoconference to discuss the list Ms. Rivera provided. Messrs. Bandrowczak and Pastor and Ms. Torraco responded to many of the questions from HP but declined to provide information that was competitively sensitive. Messrs. Bandrowczak and Pastor challenged HP’s expectation that Xerox would provide competitively sensitive information about its operations and results before HP would discuss transaction structure or agree to provide corresponding information about HP’s operations and performance, which was necessary to fully validate and map out the synergies. Mr. Pastor informed the members of HP management that he believed the Xerox Board would authorize the Xerox team to provide HP with access to all of Xerox’s information if the parties could execute a confidentiality agreement that contemplated mutual diligence and only permitted clean teams to access competitively sensitive information.

On October 3, 2019, HP held a securities analyst meeting at which it announced a 2020 restructuring plan contemplating a reduction in its gross global headcount by approximately 7,000-9,000 employees over three years at a cost of $1.0 billion, which was expected to result in annualized gross run rate savings of about $1.0 billion by the end of HP’s 2022 fiscal year. HP also announced that, on September 30, 2019, the HP Board had authorized $5.0 billion for future repurchases of its outstanding shares.

On October 4, 2019, Mr. Weisler communicated to Mr. Visentin that HP was willing to continue discussions but would not be prepared to discuss transaction structure or relative valuations until it had completed three to four months of diligence of Xerox’s operations during which time HP would not permit Xerox to conduct due diligence of HP’s operations.

On October 8, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met with members of senior management and representatives of K&S and Willkie in attendance. At the meeting, Mr. Visentin updated the Xerox Board on his conversation with Mr. Weisler. Mr. Visentin informed the Xerox Board that, despite Xerox and HP agreeing on the industrial logic of a potential business combination, HP was unwilling to commit to defining a clear path forward that would allow both companies to evaluate and potentially execute a transaction in a timely manner. The Xerox Board determined Xerox should not continue discussions with HP or grant HP access to any additional due diligence materials unless HP either (i) provided a proposed transaction structure and range of relative values that the Xerox Board determined was sufficiently attractive or (ii) agreed to provide Xerox with mutual access to diligence HP’s operations. Given the extensive analyses undertaken by the Xerox management team, especially in respect of the significant synergy opportunity and the accretion to Xerox shareholders of a potential transaction, the Xerox Board requested Mr. Visentin and senior management continue ongoing internal analyses about the feasibility of Xerox acquiring HP. Also at the meeting, Mr. Pastor updated the Xerox Board about ongoing discussions with FUJIFILM and Fuji Xerox regarding a potential restructuring of the parties’ relationships.

On October 10, 2019, Mr. Visentin informed Mr. Weisler the Xerox Board had decided Xerox should not continue discussions with HP or grant HP access to any additional due diligence materials unless HP either (i) provided a proposed transaction structure and range of relative values that the Xerox Board determined was sufficiently attractive or (ii) agreed to provide Xerox with mutual access to diligence HP’s operations. Mr. Weisler said HP was not willing to do either.

During the weeks of October 13, 2019 and October 20, 2019, Mr. Bandrowczak, Mr. Pastor and other Xerox representatives and representatives of K&S met in New York and Tokyo with representatives of FUJIFILM, Fuji Xerox and their respective advisors to negotiate a transaction involving Xerox’s stake in Fuji Xerox.

Effective as of October 23, 2019, Xerox formally retained Citi as its financial advisor in connection with a possible transaction involving HP.

On October 24, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met with members of senior management and representatives of K&S, Willkie and Citi in attendance. Mr. Bandrowczak and Mr. Pastor provided an update to the board regarding the joint venture negotiations with FUJIFILM and Fuji Xerox. The Xerox Board authorized Xerox management, with the advice and assistance of Xerox’s advisors, to continue negotiations and finalize the terms of the proposed transactions with FUJIFILM and Fuji Xerox, subject to the final approval of the Xerox Board. Also at the meeting, representatives of Citi reviewed preliminary financial analyses regarding a potential business combination transaction with HP. Following Citi’s presentation, the Xerox Board met separately without the Icahn Designees and discussed the process for potentially making an offer to acquire HP, overall direction and authority of Mr. Visentin regarding negotiations and the potential outcomes of making an offer to acquire HP. The Independent Directors authorized Xerox management, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors, to continue to assess the feasibility and potential terms of an offer to acquire HP.

In late October and early November 2019, Xerox management, with the advice and assistance of Xerox’s advisors, continued negotiations with FUJIFILM and Fuji Xerox regarding the sale of Xerox’s stake in Fuji Xerox and, upon completion thereof, presented proposed final transaction documents to the Xerox Board, which subsequently approved the transactions. During the same period, Xerox management, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors continued to assess the feasibility and potential terms of an offer to acquire HP.

Early in the morning of November 5, 2019, Xerox announced it had entered into agreements with FUJIFILM and Fuji Xerox regarding a series of transactions for anticipated aggregate proceeds of approximately $2.3 billion involving the sale of its interests in certain joint ventures with FUJIFILM, a new go-forward sourcing framework and the granting of certain licenses for new royalties. FUJIFILM also agreed to dismiss the $1 billion lawsuit FUJIFILM filed against Xerox in connection with the terminated 2018 transaction between FUJIFILM and Xerox.

Also on November 5, 2019, the Independent Directors met with members of senior management and representatives of K&S, Willkie and Citi. At the start of the meeting, Mr. Pastor explained that the Icahn Designees had not been invited to the meeting because Xerox’s evaluation of the HP transaction had progressed to the point that the Xerox Board was being asked to consider and authorize a proposed offer for HP. During the meeting, the Independent Directors reviewed, considered and discussed the terms of the proposed offer to HP and the Independent Directors approved the terms of the offer and its delivery to HP that day.

Following the meeting, Mr. Visentin spoke with Mr. Weisler by telephone to advise him Xerox was making an offer for the acquisition of HP. That offer contemplated $22.00 per share of consideration, comprised of $17.00 in cash and 0.137 Xerox shares for each HP share, which represented a 29% premium to HP’s 30-day volume weighted average trading price of $17.00, excluding the value of shared synergies. Mr. Visentin advised Mr. Weisler the transaction would not be subject to a financing condition, emphasized the desire of the Xerox Board to move forward efficiently in a friendly, collaborative process and requested a response by the close of business on November 13, 2019. Following the call, Mr. Visentin sent the definitive written offer to Mr. Weisler.

Late in the evening on November 5, 2019, The Wall Street Journal published an article reporting that Xerox was considering a takeover of HP.

On November 6, 2019, HP issued a statement confirming its receipt of a proposal from Xerox.

On November 8, 2019, Xerox announced it had closed its previously announced transactions with FUJIFILM and Fuji Xerox, with total after-tax proceeds of approximately $2.3 billion.

On November 13, 2019, Mr. Lores’s assistant telephoned Mr. Visentin’s assistant to arrange a call. A call was arranged between Mr. Lores and Mr. Visentin for November 14, 2019.

Also on November 13, 2019, The Wall Street Journal published an article that reported Mr. Icahn owned a 4.24% stake in HP.

On November 14, 2019, Mr. Lores and Mr. Visentin spoke by telephone. Mr. Lores said HP was reviewing Xerox’s proposal but needed additional time to complete the analysis. Mr. Lores also informed Mr. Visentin that when he was unable to reach Mr. Visentin the prior evening, he had called Mr. Icahn. Mr. Lores stated he informed Mr. Icahn HP was taking the offer seriously but needed more time to evaluate the offer. Mr. Visentin told Mr. Lores Mr. Icahn was not authorized to speak on behalf of Xerox and only the Xerox Board or its designated representatives were authorized to speak on behalf of Xerox. Mr. Lores requested Xerox confirm the offer remained valid even though by its terms it expired on November 13, 2019.

Later in the day on November 14, 2019, the Independent Directors met, with members of senior management and representatives of K&S and Willkie in attendance. At the meeting, the Independent Directors determined to extend the deadline of the offer and authorized Mr. Visentin to first extend the deadline to Monday, November 18, 2019 with the ability to further extend the deadline by up to two days in his discretion. Mr. Visentin informed Mr. Lores of this extension following this meeting.

On November 17, 2019, Mr. Lores and Chip Bergh, HP’s Chairman, sent a letter to Mr. Visentin stating the HP Board had reviewed and considered Xerox’s offer and unanimously concluded it significantly undervalued HP and was not in the best interests of HP shareholders. The letter also stated HP recognized the potential benefits of consolidation and was open to exploring whether there is value to be created for HP shareholders through a potential combination with Xerox. HP also issued a press release that included the full text of both HP’s letter and the November 5, 2019 offer letter from Xerox.

Late in the day on November 17, 2019, Mr. Icahn advised Mr. Visentin that he had spoken with Mr. Lores and Mr. Lores stated HP was interested in commencing diligence on Xerox but was not prepared to allow Xerox to conduct reciprocal diligence on HP. Mr. Icahn advised Mr. Visentin he told Mr. Lores that, in Mr. Icahn’s opinion, any negotiated process for a business combination of the type being discussed required mutual diligence.

On November 21, 2019, Mr. Visentin sent a letter to Mr. Bergh and Mr. Lores in which Xerox expressed surprise at HP’s rejection of its proposal, noted HP’s acknowledgment of the merits of a potential business combination and emphasized the need for a clear path forward on mutual due diligence. In the letter, Xerox sought agreement on mutual confirmatory due diligence to support a friendly combination by 5:00 p.m. EST on Monday, November 25, 2019, and also stated it would take its compelling case to create superior value for Xerox and HP shareholders directly to HP shareholders. Xerox also issued a press release that included the full text of the letter.

On November 24, 2019, Mr. Lores called Mr. Visentin to ask if Xerox was willing to allow HP to conduct due diligence on Xerox. Mr. Visentin reiterated Xerox’s willingness to engage in mutual due diligence, but Mr. Lores indicated HP was only willing to engage in one-way diligence. Shortly after that call, Mr. Bergh and Mr. Lores sent a letter to Mr. Visentin in which HP reiterated its rejection of Xerox’s proposal. The letter also stated HP remained prepared to study the potential value of a combination but would not permit mutual due diligence. HP also issued a press release on November 24, 2019 that included the full text of the letter.

Late in the day on November 24, 2019, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. Mr. Visentin and Mr. Pastor provided an update to the Independent Directors regarding the interactions with HP and sought direction from the Independent Directors regarding next steps. Mr. Visentin noted to the Independent Directors that the call with Mr. Lores appeared to be highly scripted. At the meeting, the Independent Directors authorized Mr. Visentin to respond to the letter from Mr. Bergh and Mr. Lores and to work with Xerox’s management team and advisors to develop materials to support direct outreach to solicit the input of investors, including HP’s shareholders.

On November 26, 2019, Mr. Visentin sent a letter to Mr. Bergh and Mr. Lores in which Xerox reiterated the compelling nature and potential benefits of its proposal, refuted certain statements made by HP in its prior letter and indicated its plan to engage directly with investors, including HP shareholders, to solicit their support in urging the HP Board to pursue the transaction. Xerox also issued a press release on November 26, 2019 that included the full text of the letter.

In late November and early December 2019, Xerox management, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors, developed materials to support outreach efforts to investors, including shareholders of HP.

On December 9, 2019, representatives of Xerox began meeting with investors, including shareholders of HP, to discuss Xerox’s proposal to acquire HP using a presentation that was disclosed under cover of a Current Report on Form 8-K.

On December 11, 2019, prior to a regularly scheduled board meeting, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, Mr. Visentin updated the Independent Directors on preliminary feedback from his meetings with investors, including shareholders of HP. The Independent Directors considered and discussed with the advisors a variety of strategic considerations and potential next steps regarding a business combination transaction with HP, including obtaining fully committed financing to support Xerox’s offer and the process for identifying, vetting and selecting candidates to potentially be nominated by Xerox for election as independent directors of HP.

In late December 2019 and early January 2020, representatives of Xerox, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors: continued meeting with investors, including shareholders of HP; negotiated a fully committed financing package; and began outreach to candidates to potentially be nominated by Xerox for election as independent directors of HP.

On January 5, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, Mr. Pastor updated the Independent Directors on the status of identifying and vetting candidates to potentially be nominated by Xerox for election as independent directors of HP and summarized feedback from investors, including shareholders of HP, regarding the proposed transaction. Also at the meeting, the Independent Directors approved binding financing commitments for $24 billion.

On January 6, 2020, Mr. Visentin sent a letter to Mr. Bergh and Mr. Lores advising that Xerox had been engaged in constructive dialogue with many of HP’s largest shareholders regarding the strategic benefits of its proposal to acquire HP; confirming Xerox had obtained $24 billion in binding debt financing commitments; and reiterating his offer to meet in person with Mr. Bergh and Mr. Lores to begin negotiating the transaction. Xerox also issued a press release that included the full text of the letter.

On January 8, 2020, Mr. Bergh and Mr. Lores sent a letter to Mr. Visentin in which HP reiterated its rejection of—and refusal to discuss—Xerox’s proposal. HP also issued a press release that included the full text of the letter.

On January 16, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. The Independent Directors discussed a variety of strategic considerations and potential next steps regarding a business combination transaction with HP, including the status of identifying, vetting and selecting candidates to potentially be nominated by Xerox for election as independent directors of HP.

On January 22, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, the Independent Directors considered and selected 11 independent candidates and four alternate candidates as potential nominees to replace the HP Board at HP’s 2020 Annual Meeting of Stockholders.

On January 23, 2020, Xerox provided notice to HP of its intent to nominate 11 independent candidates to replace the HP Board at HP’s 2020 Annual Meeting of Stockholders. Xerox also issued a press release announcing it had submitted the notice. Later that day, HP issued a statement acknowledging receipt of the nomination notice from Xerox, and stating that it would review the proposed Xerox nominees and respond in due course.

On January 28, 2020, Xerox issued a press release announcing its fourth-quarter and full-year 2019 financial results and 2020 guidance consistent with its three-year plan, which results beat market expectations on every measure, including full-year consensus for revenue, adjusted EPS, free cash flow and adjusted operating margin.

On February 1, 2020, the Independent Directors met, with members of Xerox’s senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, Mr. Visentin and Mr. Pastor updated the Independent Directors on engagement with and feedback from management’s meetings with Xerox and HP stockholders. The Independent Directors also discussed the possibility of increasing its proposed offer price for HP, authorized Mr. Visentin to work with Xerox’s management team and advisors concerning a possible increase, and directed management to pursue the engagement of a financial advisor to the Independent Directors.

During the week of February 2, 2020, Xerox’s management team and advisors continued to work on a possible increase to its proposed offer price for HP. Xerox’s management and counsel to the Independent Directors also held a series of calls with potential financial advisors to the Independent Directors. The Independent Directors also held calls with two potential financial advisors that were recommended by management and counsel to the Independent Directors. On February 3, 2020, the Independent Directors authorized management to proceed with the retention of Moelis & Company LLC (which we refer to as Moelis) as a financial advisor to the Independent Directors.

On February 9, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, the Independent Directors formally approved the retention of Moelis as financial advisor to the Independent Directors and, thereafter, representatives of Moelis were invited to join the meeting. The Independent Directors considered and discussed with its advisors a potential increase in the proposed offer price for HP to $24 per share, consisting of $18.40 in cash and 0.149 Xerox shares for each HP share (based on Xerox’s closing share price of $37.68 on February 6, 2020). During the discussion, Mr. Visentin and Mr. Pastor updated the Independent Directors on engagement with and feedback from Xerox shareholders, including, but not limited to, Mr. Icahn and Darwin Deason, regarding a potential increase. Following discussion, the Independent Directors determined to increase the offer price to $24 per share.

On February 10, 2020, Xerox issued a press release announcing the increased offer price of $24 per share and its intention to commence a tender offer for each share of HP common stock on or around March 2, 2020.

On February 11, 2020, HP issued a press release announcing it would release its first quarter 2020 financial results on February 24, 2020. At that time, HP said it would share additional information about its plan before responding to Xerox’s February 10, 2020 press release.

On February 20, 2020, following Xerox’s confirmation of its intention to commence a tender offer, HP announced it had adopted a shareholder rights plan, commonly known as a “poison pill.”

On February 21, 2020, Xerox issued a statement regarding HP’s poison pill, in which it stated its belief the HP Board adopted a poison pill because Xerox’s offer is receiving overwhelming support from HP stockholders and that Xerox intended to press ahead with the previously announced tender offer and electing its slate of independent director candidates to the HP Board.

On February 21, 2020, a representative of Guggenheim Securities, LLC, which we refer to as Guggenheim, one of HP’s financial advisors, called a representative of Citi to inquire about the possibility of arranging a meeting to explore a combination and the basis on which HP and Xerox might have a discussion about a combination.

After market hours on February 24, 2020, HP issued two press releases: one announcing its first-quarter 2020 financial results; and the other detailing a new, multi-year strategic and financial value creation plan. HP’s new plan referenced its plan announced on October 3, 2019 and indicated that it expects approximately $650 million of annualized gross run rate savings (rather than the $1 billion previously announced as part its October 3, 2019 plan) to flow through to its projected non-GAAP operating profit growth. HP also announced that the HP Board had increased its total share repurchase authorization to $15 billion, up from the $5 billion share repurchase authorization announced on October 3, 2019, indicating that $8 billion of such repurchases were targeted to occur over 12 months, following HP’s 2020 annual meeting of stockholders. In its release, HP stated it believes in the merit of industry consolidation, while dismissing Xerox’s proposal, among other things, as “meaningfully undervaluing” HP, but stated HP was reaching out to Xerox to “explore if there is a combination that creates value for HP stockholders that is additive to HP’s strategic and financial plan.” Mr. Lores sent an e-mail to Mr. Visentin in which he suggested a meeting to explore the possibility of a business combination transaction and said his office would separately reach out to Mr. Visentin’s office regarding logistics.

On February 25, 2020, Mr. Lores’s office reached out to Mr. Visentin’s office and a telephone call was scheduled for the week of March 2, 2020.

On February 27, 2020, the Independent Directors met, with members of Xerox’s senior management and representatives of K&S, Willkie, Citi and Moelis in attendance. At the meeting, the Independent Directors considered and discussed with the advisors recent actions by HP and potential next steps. Following discussion, the Independent Directors formally approved the commencement of this offer to exchange on or about March 2, 2020.

Also on February 27, 2020, HP announced it was expanding the size of the HP Board and appointing Richard Clemmer, CEO and Executive Director of NXP Semiconductors N.V., to fill the resulting vacancy. HP also provided notice to Xerox it had 10 days to nominate an additional candidate in connection with HP’s 2020 Annual Meeting of Stockholders, the date of which has not yet been announced.

HP also filed on February 27, 2020 a preliminary proxy statement related to HP’s 2020 Annual Meeting of Stockholders in which it provided a background summary describing contacts between HP and Xerox in connection with its solicitation that Xerox believes misrepresents the facts.

Following HP’s actions on February 27, 2020, Xerox issued the following statement: “In the last week, HP adopted a poison pill, expanded the size of its Board and misrepresented the discussions that led to our offer, none of which will create value for shareholders. We’ve made a compelling offer, and HP should let shareholders decide what is in their own best interest without artificial constraints or factual distortions.”

REASONS FOR THE OFFER

The Independent Directors are confident that the combination of Xerox and HP represents a financially and strategically compelling, value-creating opportunity for both HP stockholders and Xerox shareholders. Based on our discussions with many significant HP stockholders and Xerox shareholders, we believe there is broad support for our offer. HP stockholders have routinely cited the undisputed industry logic and appreciate the value that could be created by combining Xerox and HP, which Xerox is convinced outweighs—and is incremental to—anything HP could achieve on its own. We believe the offer is the best available option for HP stockholders to maximize the value of their investment. In fact, members of HP’s own Board and management have acknowledged the undisputed industry logic of a combination.

We believe the offer is financially compelling for the following reasons:

•

Attractive Valuation: Xerox offers HP a significant premium to its share price and Next Twelve Month (NTM) P / E multiple, both as of the unaffected date of November 5, 2019, the day before HP’s public confirmation of Xerox’s proposal to acquire HP. Xerox’s offer of $24 per share represents a premium of 41% to HP’s unaffected 30-day volume weighted average price of $17.00. Xerox’s offer of $24 translates into an NTM P / E multiple of 10.7x2, which is 2.5x greater than HP’s unaffected multiple of 8.2x.[3]

•	Immediate Value Realization: Xerox’s offer includes a significant and immediate cash component of $18.40 per share, which HP stockholders will receive promptly upon completion of the offer.

•

Substantial Long-Term Value: Upon completion of the offer and the second-step merger, HP stockholders will have a substantial ongoing equity interest in the combined company, allowing HP stockholders to benefit from the resulting synergies and growth opportunities of the combined company.

We believe the offer is strategically compelling for the following reasons:

•

First Mover Advantage: The Xerox Board believes that, in an industry long overdue for consolidation, first movers have the opportunity to reshape the competitive landscape in a strategic and enduring way. By acting decisively to capture this value, Xerox’s offer puts decision-making capability directly in the hands of HP stockholders regardless of engagement by the HP Board (or lack thereof).

•

Market Leadership: The combined company will be strategically positioned to grow market share in the printing market, as well as already-identified, adjacent growth areas. We believe the combined company will hold a market leadership position, ranking among the top three global players. Xerox is a leader in copiers (A3) and printer performance (Lines Per Minute), while HP is a leader in printers (A4). By achieving scale, we believe the combined company will be able to increase efficiency, improve supply chain economics and allow for excess cashflow generation to fund continuous innovation. Customers of the combined company would benefit from having streamlined and integrated end-to-end solutions and services.

•

Significant synergies: Synergies from the combination include cost savings as well as revenue-growth opportunities that are incremental to what each company could achieve on its own. Xerox believes there are at least $2 billion of incremental cost synergies, which can be achieved within 24 months following the second-step merger. This would take HP from an 8% EBITDA margin business to a 12% EBITDA margin business including synergies[4]. Additionally, we estimate $1.0-1.5 billion of potential revenue synergies, which we expect the combined company to realize over the three years

[2]	Based on HP consensus NTM EPS of $2.25 as of the unaffected date, November 5, 2019.
[3]	Based on Xerox’s closing share price of $37.68 on February 6, 2020.
[4]	The PC business is a low margin business; the printing business generates more than a majority of the cash flow of HP, despite only being 34% of HP’s FY 2019 revenue.

following closing of the second-step merger—these revenue synergies have not been included in the implied value of the combined company and we believe represent a significant upside to the combined company’s financial projections. The revenue synergies will be realized through the combined product portfolio and will enable the combined company to realize superior top line growth. The combined company is poised to benefit from significant free cash flow growth, enabling accelerated deleveraging of its balance sheet following the second-step merger and better use of capital by further investing in growth areas. Xerox’s management has a robust track record of realizing cost savings and is therefore best positioned to deliver synergies faster, more efficiently, and with the greatest impact.

•

Decisive and Proven Leadership: A combination of the two companies will require strong leadership to build a new culture and organizational structure, integrate global employees and evaluate product and services offerings, as well as innovation investments focused on profitable growth. The quality and decisiveness of the leadership team is critical to successful execution, no matter how sound the strategy. Xerox’s management team has a strong track record of stabilizing and streamlining operations and taking decisive steps to reduce costs and to drive growth. This management team has already successfully delivered meaningful free cash flow growth, improved profit margins, and returned significant value to shareholders. Many members of the Xerox management team previously worked at HP and know the business intimately.

•

Increased Focus on Research and Development: We expect the combined company to harness the expertise of Xerox’s PARC and HP Labs to drive innovation in 3D printing, digital packaging and other growth markets. We also anticipate the combined company to leverage Xerox’s growing investment in its portfolio of software, services, intelligent workplace tools and apps focused on helping companies and governments with their digital transformations.

Other than the obstacles imposed by the HP Board, including the obstacles described in the Anti-Takeover Devices Condition, we believe there are no material obstacles to expeditiously consummating the offer and the second-step merger:

•

No Significant Regulatory Hurdles to Business Combination: We do not believe there is a substantial risk regulatory agencies will object to or challenge the proposed combination with HP. If there is such an objection or challenge, we do not believe the applicable regulatory agencies will impose terms or conditions in order to resolve these objections that will adversely and materially affect the anticipated operations and financial results of the combined company. As a result, we are confident any regulatory hurdles will not prevent us from timely completing the offer and the second-step merger.

•

Available Financial Resources: The proceeds of the loan under the Debt Financing commitment (which is not subject to any due diligence condition); combined with our available cash and, as necessary, the Equity Financing, provide sufficient financial resources for our completion of the proposed combination with HP. See the section of this offer titled “The Offer—Financing of the Offer: Sources and Amount of Funds”.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer. Xerox’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this offer to exchange titled “Risk Factors” and “Forward-Looking Statements.”

THE OFFER

Overview

Xerox is offering to exchange, for each issued and outstanding share of HP common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. We will not allot or issue fractional Xerox common stock to holders of HP common stock who accept the offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, you will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the average of the closing prices of Xerox common stock on the NYSE on each of the five NYSE trading days ending on the 10th business day prior to the date of expiration of the offer.

The offer will expire at 5:00 p.m., New York City time, on April 21, 2020, unless Xerox extends the period of time for which the offer is open, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions, which are described in the section of this offer to exchange titled “The Offer—Conditions to the Offer.” Xerox expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the HSR Condition, Registration Statement Condition, Xerox Shareholder Approval Condition and Stock Exchange Listing Condition, each of which cannot be waived. Xerox expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC).

The purpose of the offer is for Xerox to acquire all of the outstanding shares of common stock of HP in order to combine the businesses of Xerox and HP. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox. The HP Board has refused to discuss the offer with Xerox. Since making its proposal to acquire HP on November 5, 2019, Xerox has continued to publicly express a desire to enter into a negotiated business combination with HP. In our most recent proposal, we offered to acquire each outstanding share of HP common stock for $18.40 in cash and 0.149 shares of Xerox common stock. The HP Board has rejected this proposal, as well as our repeated requests for mutual, confirmatory due diligence. In light of HP’s unwillingness to engage with Xerox with respect to a negotiated transaction and the HP Board’s public statements with respect to Xerox’s prior proposal, and because Xerox does not believe that it is appropriate for the HP Board to have a veto right over whether the offer is made available to HP stockholders, Xerox is making the offer directly to HP stockholders upon the terms and subject to the conditions set forth in this offer to exchange as an alternative to a negotiated transaction.

In the event Xerox accepts shares of HP common stock for exchange in the offer, Xerox intends to acquire HP pursuant to the second-step merger. The consideration payable to HP stockholders in the second-step merger is described in more detail in this offer to exchange. After the second-step merger, former remaining HP stockholders will no longer have any ownership interest in HP and, other than those HP stockholders who receive only the Cash Election Consideration, will be shareholders of Xerox.

Subject to applicable law, Xerox reserves the right to amend the offer in any respect or terminate it, including in connection with entering into a merger agreement with HP. Holders of HP common stock should be aware that no merger agreement has been entered into between Xerox and HP.

Xerox estimates that, upon consummation of the offer and the second-step merger, former HP stockholders will own, in the aggregate, approximately 49% of Xerox common stock on a diluted basis. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this offer titled “The Offer—Ownership of Xerox After the Offer.”

Elections and Proration

Elections

Each tendering HP stockholder may:

•	elect to receive the Standard Election Consideration set forth on the cover page of this offer to exchange and in the related letter of election and transmittal;

•	elect to receive the Cash Election Consideration set forth on the cover page of this offer to exchange and in the related letter of election and transmittal; or

•	elect to receive the Stock Election Consideration set forth on the cover page of this offer to exchange and in the related letter of election and transmittal;

subject in each case to the proration procedures described under the sections below titled “The Offer—Elections and Proration—Over-Election of Cash” and “The Offer—Elections and Proration—Under-Election of Cash” below.

The letter of election and transmittal will allow each holder of HP common stock to elect to receive only one type of consideration, subject to proration.

Xerox will issue a press release on the 10th business day preceding the scheduled date of expiration of the offer, which will specify the equivalent market value of the Standard Election Consideration and the resulting amount of the Cash Election Consideration and the number of Xerox common shares comprising the Stock Election Consideration, in each case subject to proration.

Cash Payable in the Offer and the Second-Step Merger

Xerox plans to pay an aggregate of approximately $27,326,000,706 in cash in the offer and the second-step merger. In order to reserve a proportionate amount of cash for payment in the second-step merger, Xerox will pay pursuant to the offer an amount in cash, which we refer to as the total cash payable in the offer, equal to $27,326,000,706 multiplied by the percentage of the shares of HP common stock on a diluted basis (excluding shares of HP common stock owned by Xerox or its subsidiaries and excluding unvested options to purchase shares of HP common stock) that are tendered and accepted for exchange in the offer. For this purpose, Xerox has estimated and will therefore assume that the number of shares of HP common stock on a diluted basis (excluding shares of HP common stock owned by Xerox or its subsidiaries and excluding unvested options to purchase shares of HP common stock) is 1,485,108,724.

As a result, the total cash payable in the offer will equal:

•	$27,326,000,706, multiplied by

•	The number of shares of HP common stock that are tendered and accepted for exchange in the offer, divided by 1,485,108,724.

Over-Election of Cash

If, after taking into account elections by tendering HP stockholders, the cash payable in the offer would otherwise be greater than the total cash payable in the offer, the number of shares of HP common stock covered by Cash Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer greater than the total cash payable in the offer (and the shares of HP common stock no longer covered by Cash Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock

Elections). If, after giving effect to the prior sentence, the cash payable in the offer is still greater than the total cash payable in the offer, the number of shares of HP common stock covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer greater than the total cash payable in the offer (and the shares of HP common stock no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections).

Under-Election of Cash

If, after taking into account elections by tendering HP stockholders, the cash payable in the offer would otherwise be less than the total cash payable in the offer, the number of shares of HP common stock covered by Stock Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer less than the total cash payable in the offer (and the shares of HP common stock no longer covered by Stock Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections). If, after giving effect to the prior sentence, the cash payable in the offer is still less than the total cash payable in the offer, the number of shares of HP common stock covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer less than the total cash payable in the offer (and the shares of HP common stock no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections).

Prorationing and Rounding

For purposes of performing any proration described in the sections titled “The Offer—Elections and Proration—Over-Election of Cash” and “The Offer—Elections and Proration—Under-Election of Cash,” the proration will initially be performed pro rata in accordance with the number of shares of HP common stock covered by each election subject to proration without rounding and then, for each election that has been prorated, the reduction in the number of shares of HP common stock covered by such election as a result of the proration will be rounded to the nearest whole share of HP common stock.

Consequences of Tendering with No Election

HP stockholders who tender their shares of HP common stock in the offer but do not make an election, or make more than one election, will be treated as if they made the election made for the greatest number of shares of HP common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those HP stockholders could receive a mix of cash and Xerox common shares, all cash or all Xerox common shares, respectively, subject, in each case, to proration. For example, if HP stockholders who tender their shares of HP common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of HP common stock tendered in the offer, then the non-electing HP stockholders would, subject to proration, receive the Standard Election Consideration. Or, for example, if HP stockholders who tender their shares of HP common stock in the offer and affirmatively make an election were to make the Cash Election for a majority of their shares of HP common stock tendered in the offer, then the non-electing HP stockholders would, subject to proration, receive the Cash Election Consideration.

Consideration Payable in the Second-Step Merger

In the second-step merger, each remaining share of HP common stock (other than shares held by Xerox and its subsidiaries and shares held in treasury by HP and other than shares held by HP stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and converted into the right to receive, at the election of such stockholders, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration with respect to such stockholders’ shares, subject to proration. See the section of this offer to exchange titled “The Offer—Purpose of the Offer; Second-Step Merger.”

Expiration of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on April 21, 2020, unless extended by Xerox. For more information, you should read the discussion under the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules and regulations of the SEC and the terms and conditions of the offer, Xerox expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open; (2) to delay acceptance for exchange of, or the exchange of, shares of HP common stock in order to comply in whole or in part with applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Xerox to pay the consideration offered or to return shares of HP common stock deposited by or on behalf of HP stockholders promptly after the termination or withdrawal of the offer); (3) to amend or terminate the offer for any reason without accepting for exchange or exchanging any shares of HP common stock, including under circumstances where any of the conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer” have not been satisfied or if Xerox or any of its subsidiaries enters into a definitive agreement or announces an agreement in principle with HP providing for a merger or other business combination or transaction with or involving HP or any of its subsidiaries, or the purchase or exchange of securities or assets of HP or any of its subsidiaries, or Xerox and HP reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the offer will be terminated; and (4) to amend the offer or to waive any conditions to the offer at any time, except for the HSR Condition, Registration Statement Condition, Xerox Shareholder Approval Condition and Stock Exchange Listing Condition, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the related announcement will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration time. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to HP stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such changes) and without limiting the manner in which we may choose to make any public announcement, Xerox will have no obligation to publish, advertise or otherwise communicate any information of this type, other than by issuing a press release or other announcement.

Rule 14e-1(c) under the Exchange Act requires Xerox to pay the consideration offered or return the shares of HP common stock tendered promptly after the termination or withdrawal of the offer.

If Xerox increases or decreases the percentage of shares of HP common stock being sought or the consideration offered in the offer and the offer is scheduled to expire at any time before the expiration of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified above, the offer will be extended until the expiration of ten business days from, and including, the date of such notice. If Xerox makes a material change in the terms of the offer (other than a change in the percentage of securities sought or the consideration offered in the offer) or in the information concerning the offer, or waives a material condition of the offer, Xerox will extend the offer, if required by applicable law, for a period sufficient to allow HP stockholders to consider the amended terms of the offer. Xerox will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

This offer to exchange, the letter of election and transmittal and all other relevant materials are being mailed to record holders of shares of HP common stock and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on HP’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of HP common stock by Xerox.

As used in this offer to exchange, when we refer to a business day, we mean any day other than a Saturday, Sunday or federal holiday, and consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If, prior to the expiration time, Xerox increases the consideration being exchanged for shares of HP common stock pursuant to the offer, such increased consideration will be received by all stockholders whose shares of HP common stock are exchanged pursuant to the offer, whether or not such shares of HP common stock were tendered prior to the announcement of the increase of such consideration.

No subsequent offering period will be available after the offer.

Exchange of Shares of HP Common Stock; Delivery of Xerox Common Shares

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), Xerox will accept for exchange promptly after the expiration time all shares of HP common stock validly tendered and not properly withdrawn (in accordance with the procedure set out in the section of this offer to exchange titled “The Offer—Withdrawal Rights”) prior to the expiration time. Xerox will exchange all shares of HP common stock validly tendered and not withdrawn promptly following the acceptance of shares of HP common stock for exchange pursuant to the offer. Xerox expressly reserves the right, in its discretion, but subject to the applicable rules and regulations of the SEC, to delay acceptance for and thereby delay exchange of shares of HP common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer” have not been satisfied or if any event specified in that section has occurred.

In all cases, Xerox will exchange all shares of HP common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of: (1) the certificates representing such shares of HP common stock (or a timely confirmation of a book-entry transfer of such shares of HP common stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering,” which we refer to as a book-entry confirmation), (2) the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and (3) any other documents required under the letter of election and transmittal. When we refer to an Agent’s Message, we mean a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of HP common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of election and transmittal and that Xerox may enforce such agreement against such participant.

For purposes of the offer, Xerox will be deemed to have accepted for exchange, and thereby exchanged, shares of HP common stock validly tendered and not properly withdrawn, if and when Xerox gives oral or written notice to the exchange agent of Xerox’s acceptance for exchange of such shares of HP common stock pursuant to the offer. Upon the terms and subject to the conditions of the offer, exchange of shares of HP common stock accepted for exchange pursuant to the offer will be made by deposit of the offer consideration being exchanged therefor with the exchange agent, which will act as agent for tendering HP stockholders for the purpose of receiving the offer consideration from Xerox and transmitting such offer consideration to tendering HP stockholders whose shares of HP common stock have been accepted for exchange. Under no circumstances will Xerox pay interest on the offer consideration for shares of HP common stock, regardless of any extension of the offer or other delay in making such exchange.

If any tendered shares of HP common stock are not accepted for exchange for any reason, or if certificates representing such shares of HP common stock are submitted evidencing more shares of HP common stock than are tendered, certificates evidencing unexchanged or untendered shares of HP common stock will be returned, without expense, to the tendering HP stockholder (or, in the case of HP common stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below under the section in this offer to exchange titled “The Offer—Procedure for Tendering,” such shares of HP common stock will be credited to an account maintained at DTC), as promptly as practicable following expiration or termination of the offer.

Xerox reserves the right to transfer or assign, in whole or in part from time to time to one or more of its affiliates, the right to exchange all or any portion of the shares of HP common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Xerox of its obligations under the offer or prejudice the rights of the tendering HP stockholders to exchange shares of HP common stock validly tendered and accepted for exchange pursuant to the offer.

Cash in Lieu of Fractional Xerox Common Shares

We will not allot or issue fractional Xerox common stock to holders of HP common stock who accept the offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, you will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the average of the closing prices of Xerox common stock on the NYSE on each of the five NYSE trading days ending on the 10th business day prior to the date of expiration of the offer.

Procedure for Tendering

In order for HP stockholders to validly tender shares of HP common stock pursuant to the offer, the exchange agent must receive prior to the expiration time the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal, at one of its addresses set forth on the back cover of this offer to exchange and either (1) the certificates representing tendered shares of HP common stock must be received by the exchange agent at such address or such shares of HP common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration time, or (2) the tendering HP stockholder must comply with the guaranteed delivery procedures described below.

HP stockholders who wish to tender their shares should complete the “Exchange Offer Election” section in the letter of election and transmittal to elect the type of consideration to be received in exchange for the shares of HP common stock being tendered thereby. If an election is not made, or is not properly made, the tendering HP stockholder will be treated as if they made the election made for the greatest number of shares of HP common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those HP stockholders could receive a mix of cash and Xerox common shares, all cash or all Xerox common shares, respectively, subject, in each case, to proration. For example, if HP stockholders who tender their shares of HP common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of HP common stock tendered in the offer, then the non-electing HP stockholders would, subject to proration, receive the Standard Election Consideration. See the section in this offer to exchange titled “The Offer—Elections and Proration.”

The method of delivery of share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering HP stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The exchange agent will establish accounts with respect to the shares of HP common stock at DTC for purposes of the offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of shares of HP common stock by causing DTC to transfer such shares of HP common stock into the exchange agent’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of shares of HP common stock may be effected through book-entry transfer at DTC, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange prior to the expiration time. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees. No signature guarantee is required on a letter of election and transmittal (1) if the letter of election and transmittal is signed by a registered holder of shares of HP common stock who has not completed either the box titled “Special Issuance or Payment Instructions” or the box titled “Special Delivery Instructions” on the letter of election and transmittal or (2) if shares of HP common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of which we refer to as an Eligible Institution). In all other cases, all signatures on letters of election and transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of HP common stock is registered in the name of a person other than the signer of the letter of election and transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of election and transmittal.

Guaranteed Delivery. If an HP stockholder desires to tender shares of HP common stock pursuant to the offer and such stockholder’s certificates representing such shares of HP common stock are not immediately available, such stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of HP common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

1.	the tender is made by or through an Eligible Institution;

2.

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Xerox, is received by the exchange agent prior to the expiration time as provided below; and

3.

the share certificates (or book-entry confirmation) representing all tendered shares of HP common stock, in proper form for transfer, in each case together with the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of election and transmittal), and any other documents required by the letter of election and transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery.

In all cases, exchange of shares of HP common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of HP common stock, or a book-entry confirmation of the delivery of such shares of HP common stock, and the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal.

Determination of Validity. Xerox’s interpretation of the terms and conditions of the offer (including the letter of election and transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any shares of HP common stock will be determined by Xerox in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Xerox reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Xerox also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law except for the HSR Condition, Registration Statement Condition, Xerox Shareholder Approval Condition and Stock Exchange Listing Condition or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of HP common stock will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Xerox or any of its respective affiliates or assigns, the dealer manager, the exchange agent, the information agents or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of shares of HP common stock pursuant to any of the procedures described above will constitute the tendering HP stockholder’s acceptance of the terms and conditions of the offer, as well as the tendering HP stockholder’s representation and warranty to Xerox that (1) such stockholder owns the tendered shares of HP common stock (and any and all other shares of HP common stock or other securities issued or issuable in respect of such shares of HP common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of HP common stock (and any and all other shares of HP common stock or other securities issued or issuable in respect of such shares of HP common stock) and (4) when the same are accepted for exchange by Xerox, Xerox will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Xerox of shares of HP common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering HP stockholder and Xerox upon the terms and subject to the conditions of the offer.

Appointment. By executing a letter of election and transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering HP stockholder irrevocably appoints designees of Xerox as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of election and transmittal, to the full extent of such stockholder’s rights with respect to the shares of HP common stock tendered by such stockholder and accepted for exchange by Xerox (and with respect to any and all other shares of HP common stock or other securities issued or issuable in respect of such shares of HP common stock on or after the date of the commencement of the offer). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares of HP common stock (and such other shares of HP common stock and securities). Such appointment will be effective when, and only to the extent that, Xerox accepts such shares of HP common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of HP common stock (and such other shares of HP common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Xerox will, with respect to the shares of HP common stock (and such other shares of HP common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of HP stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Xerox reserves the right to require that, in order for shares of HP common stock to be deemed validly tendered, immediately upon Xerox’s acceptance of shares of HP common stock for exchange, Xerox must be able to exercise full voting, consent and other rights with respect to such shares of HP common stock (and such other shares of HP common stock and securities).

The foregoing proxies are effective only upon acceptance for exchange of shares of HP common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies (absent an exchange of shares of HP common stock) for any meeting of HP stockholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Withdrawal Rights

Tenders of shares of HP common stock made pursuant to the offer are irrevocable except that such shares of HP common stock may be withdrawn at any time prior to the expiration time and, if Xerox has not accepted shares of HP common stock for exchange, at any time following 60 days from commencement of the offer. If Xerox elects to extend the offer, is delayed in its acceptance for exchange of shares of HP common stock or is unable to accept shares of HP common stock for exchange pursuant to the offer for any reason, then, without prejudice to Xerox’s rights under the offer, the exchange agent may, on behalf of Xerox, retain tendered shares of HP common stock, and such shares of HP common stock may not be withdrawn except to the extent that tendering HP stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by extension of the offer to the extent required by law. See the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover page of this offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of HP common stock to be withdrawn, the number of shares of HP common stock to be withdrawn and the name of the registered holder of such shares of HP common stock, if different from that of the person who tendered such shares of HP common stock. If certificates representing shares of HP common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of HP common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of HP common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of HP common stock.

Withdrawals of tendered shares of HP common stock may not be rescinded. Any tendered shares of HP common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of HP common stock may be re-tendered at any time prior to the expiration time by following one of the procedures described in the section of this offer to exchange titled “The Offer—Procedure for Tendering.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Xerox in its discretion, which determination will be final and binding to the fullest extent permitted by law. None of Xerox or any of its respective affiliates or assigns, the dealer manager, the exchange agent, the information agents or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Xerox will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether Xerox will accept the tendered shares of HP common stock for exchange after the expiration time. The announcement will be made by a press release.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as referred to below) of HP common stock whose shares are exchanged pursuant to the offer or the second-step merger. The following discussion is based on the Internal Revenue Code, which we refer to as the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this offer to exchange. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to U.S. holders of shares of HP common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of HP common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired HP common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who exercise appraisal rights).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of HP common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of HP common stock, you should consult your tax advisor regarding the tax consequences of the partnership exchanging the shares of HP common stock pursuant to the offer or the second-step merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of HP common stock that is: (1) a citizen or resident of the United States; (2) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) a trust if (x) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or (4) an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

Holders of HP common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of Xerox common stock and cash in exchange for shares of HP common stock pursuant to the offer and merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Tax Consequences of the Offer or the Second-Step Merger Generally

The receipt of Xerox common stock and cash by a U.S. holder pursuant to the offer or the second-step merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. holder of HP common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value, of Xerox common stock received by such U.S. holder in the offer or the second-step merger (including cash received in lieu of a fractional share) and (2) such U.S. holder’s adjusted tax basis in the HP common stock surrendered in exchange therefor. For this purpose, U.S. holders of HP common stock must calculate gain or loss separately for each identified block of HP common stock exchanged (that is, shares of HP common stock acquired at the same cost in a single transaction).

Any gain or loss recognized in the offer and the second-step merger generally will be treated as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the HP common stock for more than one year as of the date of exchange of HP common stock pursuant to the offer or the second-step merger (as the case may be). Long-term capital gains recognized by U.S. holders that are not corporations generally will be eligible for preferential rates of U.S. federal income taxation. The deductibility of capital losses recognized by U.S. holders generally will be subject to limitations under the Code.

For U.S. federal income tax purposes, a U.S. holder’s aggregate tax basis in the Xerox common stock received pursuant to the offer or the second-step merger will be equal to the fair market value of Xerox common stock received by such U.S. holder pursuant to the offer or the second-step merger (as the case may be), and a U.S. holder’s holding period with respect to such Xerox common stock will begin on the day following the date its shares of HP common stock are exchanged pursuant to the offer or the second-step merger (as the case may be).

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of HP common stock pursuant to the offer or the second-step merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld and paid over the IRS as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Owning and Disposing of Xerox Common Shares

Taxation of Distributions

The gross amount of a distribution made by Xerox with respect to Xerox common stock will be a dividend for U.S. federal income tax purposes to the extent paid out of Xerox’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such amount (including taxes withheld) will be included in a U.S. holder’s gross income as ordinary income for the taxable year in which it is received. If a distribution exceeds the portion of Xerox’s earnings and profits attributable to such distribution, the excess will be treated as a nontaxable return of capital to the extent of a U.S. Holder’s tax basis in such share and thereafter as a capital gain. Dividends may be eligible for the dividends received deduction allowed to corporations. Corporate U.S. Holders should consult with their tax advisors with respect to the potential application of the dividends received deduction.

Dividends received by individuals and other non-corporate U.S. holders of Xerox common stock that are traded on the NYSE will be eligible for reduced rates of taxation, as qualified dividends.

Sale or Other Disposition of Xerox Common Shares

A U.S. holder will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of Xerox common stock in an amount equal to the difference, if any, between the amount realized from such sale or disposition and the U.S. holder’s adjusted tax basis in such Xerox common stock (as determined on a share by share basis) on the date of disposition. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Xerox common stock has been held for more than one year as of the date of disposition. Long-term capital gains recognized by an individual and any other non-corporate U.S. holder generally will be eligible for reduced rates of taxation. The deductibility of capital losses recognized by a U.S. holder generally will be subject to limitations.

Information Reporting and Backup Withholding

Dividend payments with respect to Xerox common stock and proceeds from the sale, exchange or redemption of Xerox common stock, may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000, $200,000, or $250,000, depending on the individual’s circumstances). The calculation of a holder’s net investment income generally will include gain from the disposition of HP common stock, its dividend income with respect to Xerox common stock, and gain from the disposition of Xerox common stock, unless such dividend income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of HP common stock and Xerox common stock.

Ownership of Xerox After the Offer

Upon consummation of the offer and the second-step merger, former HP stockholders will own in the aggregate approximately 49% of Xerox common stock on a diluted basis. This estimate assumes that:

•

the number of outstanding shares of HP common stock immediately prior to the consummation of the offer is 1,453,187,484, the total number of outstanding shares of HP common stock reported in the HP 10-K as of October 31, 2019;

•

pursuant to the offer (including the terms relating to proration of elections), Purchaser acquires all of the outstanding shares of HP common stock other than the ten shares of HP common stock directly owned by or allocated to Xerox or its subsidiaries;

•

pursuant to the second-step merger, the ten shares of HP common stock directly owned by or allocated to Xerox or its subsidiaries and the shares of HP common stock acquired pursuant to the offer are cancelled

•

Xerox does not complete the Equity Financing described in the section of this offer to exchange titled “The Offer—Financing of the Offer; Sources and Amount of Funds”. If Xerox does complete the Equity Financing, Xerox shareholders and former HP stockholders would be equally diluted by such financing; and

•

the information about options, restricted stock units and other equity-based awards contained in the HP 10-K is accurate and remains current at consummation of the second-step merger and, in connection with the second-step merger, (1) unvested options to purchase HP common stock are rolled into unvested options to purchase Xerox common stock with the same spread (relative to exercise price), (2) vested options to purchase HP common stock are treated as though they were shares of HP common stock with a market value equal to their aggregate spread (relative to exercise price) receiving the Standard Election Consideration per share and (3) restricted stock units of HP common stock are treated as though they were an equivalent number of shares of HP common stock receiving the Standard Election Consideration per share and the consideration the holders of those restricted stock units receive are rolled into restricted stock units designated in Xerox common stock and a cash-based award subject to the same vesting terms (and for purposes of determining the number of Xerox common stock on a diluted basis represented by shares or share awards issued in respect of HP options, restricted stock units and restricted shares as discussed in this bullet, assuming that option spreads and the diluted share calculation are based on the closing price of Xerox common stock as of February 28, 2020).

Purpose of the Offer; Second-Step Merger

The purpose of the offer is for Xerox to acquire all of the outstanding shares of common stock of HP in order to combine the businesses of Xerox and HP. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox. The purpose of the second-step merger is for Xerox to acquire all issued and outstanding shares of HP common stock that are not acquired in the offer.

In the second-step merger, each remaining share of HP common stock (other than shares held by Xerox and its subsidiaries and shares held in treasury by HP and other than shares held by HP stockholders who properly exercise applicable dissenters’ rights under Delaware law), which we refer to as a remaining share, will be cancelled and converted into the right to receive, at the election of the holder, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration.

Xerox will prorate elections in the second-step merger in a manner similar to proration of elections in the offer. Xerox will pay pursuant to the second-step merger, for the remaining shares, an amount equal to the number of such shares times the average cash per share Purchaser pays in the offer, which we refer to as the total cash payable in the second-step merger. For this purpose, the average cash per share Purchaser pays in the offer is the total cash payable in the offer divided by the number of shares acquired in the offer.

If, after taking into account elections by holders of remaining shares, the cash payable in the second-step merger would otherwise be greater than the total cash payable in the second-step merger, the number of remaining shares covered by Cash Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer greater than the total cash payable in the second-step merger (and the remaining shares no longer covered by Cash Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections). If, after giving effect to the prior sentence, the cash payable in the second-step merger is still greater than the total cash payable in the second-step merger, the number of remaining shares covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer greater than the total cash payable in the second-step merger (and the remaining shares no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections).

If, after taking into account elections by holders of remaining shares, the cash payable in the second-step merger would otherwise be less than the total cash payable in the second-step merger, the number of remaining shares covered by Stock Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer less than the total cash payable in the second-step merger (and the remaining shares no longer covered by Stock Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections). If, after giving effect to the prior sentence, the cash payable in the second-step merger is still less than the total cash payable in the second-step merger, the number of remaining shares covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer less than the total cash payable in the second-step merger (and the remaining shares no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections).

Promptly after the second-step merger, Xerox will send election forms to holders of remaining shares enabling them to make Standard Elections, Cash Elections or Stock Elections with respect to their shares. Holders of remaining shares who do not make an election, or make more than one election, will be treated as if they made the election made for the greatest number of remaining shares in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those HP stockholders could receive a mix of cash and Xerox common shares, all cash or all Xerox common shares, respectively, subject, in each case, to proration. For example, if HP stockholders who tender their shares of HP common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of HP common stock tendered in the offer, then the non-electing HP stockholders would, subject to proration, receive the Standard Election Consideration.

Because it will take some time after the second-step merger for holders of remaining shares to complete and return their election forms, Xerox expects that there will be a delay of several weeks before holders of remaining shares will be eligible to receive their merger consideration. Xerox will not pay interest on the merger consideration.

After the second-step merger, Xerox will own all of the issued and outstanding shares of HP common stock. See the sections of this offer to exchange titled “The Offer—Elections and Proration”; “The Offer—Statutory Requirements; Approval of the Second-Step Merger”; and “The Offer—Plans for HP.”

Statutory Requirements; Approval of the Second-Step Merger

Under Section 251(h) of the DGCL, if (a) HP and Purchaser have entered into a merger agreement approving the offer and second-step merger under Section 203 of the DGCL and opting into Section 251(h) of the DGCL before consummation of the offer and (b) Purchaser acquires shares of HP common stock pursuant to the offer and, following consummation of the offer, owns a majority of the outstanding shares of HP common stock, Purchaser will be able to effect the second-step merger as a “short form” merger without further approval of the HP Board or a vote of the remaining HP stockholders. The offer is effectively conditioned on those events occurring (since it is conditioned on the HP Board taking steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL and on the tender of a number of shares of HP common stock which, together with any other shares of HP common stock that Purchaser owns or has a right to acquire, is a majority of the total number of outstanding shares of HP common stock). Xerox intends to take all necessary and appropriate action to cause the second-step merger to become effective promptly after consummation of the offer, without a meeting of HP stockholders.

Appraisal/Dissenters’ Rights

HP stockholders do not have dissenters’ or appraisal rights in connection with the offer. However, in connection with the second-step merger, which Xerox expects to be consummated without a vote of HP stockholders, HP stockholders who have not tendered their shares of HP common stock in the offer will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of HP common stock. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of HP common stock, as determined by a Delaware court. Because appraisal rights are not available in connection with the offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the shares of HP common stock could be based upon considerations other than or in addition to the consideration paid in the offer and the market value of the shares of HP common stock. HP stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of HP common stock is less than the consideration paid in the offer or in such a merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. BECAUSE OF THE COMPLEXITY OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL COUNSEL. THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL. THE DESCRIPTION OF SECTION 262 ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS OFFER TO EXCHANGE AS ANNEX A.

Plans for HP

The offer is the first step in Xerox’s plan to acquire all of the issued and outstanding shares of HP common stock and effect a business combination of Xerox and HP. Xerox intends, promptly following acceptance for exchange and exchange of shares of HP common stock in the offer, to complete the second-step merger pursuant to which Xerox will acquire all remaining shares of HP common stock. See the sections of this offer to exchange titled “The Offer—Purpose of the Offer; Second-Step Merger” and “The Offer—Statutory Requirements; Approval of the Second-Step Merger.”

The HP Board has refused to discuss the offer with Xerox. On November 5, 2019, Xerox submitted to the HP Board Xerox’s proposal to acquire HP. Since making its initial proposal and its updated, increased offer on February 10, 2020, Xerox has continued to publicly express a desire to enter into a negotiated business combination with HP and remains willing to and has continued to seek to negotiate with HP with respect to a combination of Xerox and HP. However, in light of HP’s unwillingness to engage with Xerox with respect to a negotiated transaction with HP and the HP Board’s public statements with respect to Xerox’s proposals and because Xerox does not believe that it is appropriate for the HP Board to have a veto right over whether the offer is made available to HP stockholders, Xerox is making the offer directly to HP stockholders on the terms and conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer.”

On January 23, 2020, Xerox submitted a notice letter to HP, indicating its intention to nominate 11 persons to be considered for election to the HP Board at HP’s 2020 annual meeting of stockholders. On February 27, 2020, HP notified Xerox that it had 10 days to nominate an additional candidate due to the HP Board’s recent appointment of a new member. Based on HP’s practice and HP’s bylaws, Xerox expects HP’s 2020 annual meeting of stockholders to be held in April 2020. We are proposing to nominate and elect these individuals in order to give you another direct voice with respect to the offer. We believe that the election of our nominees will demonstrate that HP stockholders support a combination with Xerox. If our nominees are elected, they would be obligated to act in accordance with their duties as directors of HP. If elected, our nominees could take steps to support and facilitate the offer and the second-step merger should the nominees, as new directors, deem it appropriate in the exercise of their duties to HP and the HP stockholders.

If, and to the extent that, Xerox (and/or any of Xerox’s subsidiaries) acquires control of HP or otherwise obtains access to the books and records of HP, Xerox intends to conduct a detailed review of HP’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in HP’s business, facility locations, corporate structure, rationalization of employment and cost levels, research and product development, marketing strategies, capitalization, management structure and personnel or dividend policy.

Except as indicated in this offer to exchange, neither Xerox nor any of Xerox’s subsidiaries has any current plans or proposals that relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of HP or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of HP or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of HP or any of its subsidiaries, (4) any change in the current HP Board or management of HP or any change to any material term of the employment contract of any executive officer of HP, (5) any other material change in HP’s corporate structure or business, (6) any class of equity security of HP being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of HP becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of HP Common Stock; NYSE Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of HP Common Stock

The exchange of shares of HP common stock by Xerox pursuant to the offer will reduce the number of shares of HP common stock that might otherwise trade publicly and will reduce the number of holders of shares of HP common stock, which could adversely affect the liquidity and market value of the remaining shares of HP common stock held by the public. The extent of the public market for HP common stock and the availability of quotations reported in the over-the-counter market depends upon the number of stockholders holding HP common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to the HP 10-K as of October 31, 2019, there were 1,453,187,484 shares of HP common stock outstanding, and according to the HP 10-K, there were approximately 57,918 holders of record of HP common stock as of October 31, 2019. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser.

NYSE Listing

The shares of HP common stock are quoted on the NYSE. Depending upon the number of shares of HP common stock exchanged pursuant to the offer and the number of HP stockholders remaining thereafter, the shares of HP common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the shares of HP common stock if, among other things, (1) the number of total round-lot stockholders of HP should fall below 400, (2) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the shares of HP common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of HP common stock (exclusive of holdings of officers and directors of HP and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

If, as a result of the exchange of shares of HP common stock pursuant to the offer or otherwise, the shares of HP common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of HP common stock is discontinued, the market for the shares of HP common stock could be adversely affected. If the NYSE were to delist the shares of HP common stock, it is possible that the shares of HP common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of HP common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Xerox cannot predict whether the reduction in the number of shares of HP common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of HP common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer. If shares of HP common stock are not delisted prior to the second-step merger, then shares of HP common stock will cease to be listed on the NYSE upon consummation of the second-step merger. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser.

Registration Under the Exchange Act

HP common stock is currently registered under the Exchange Act. This registration may be terminated upon application by HP to the SEC if HP common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by HP to holders of HP common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to HP common stock. In addition, “affiliates” of HP and persons holding “restricted securities” of HP may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of HP common stock is not terminated prior to the second-step merger, then the registration of HP common stock under the Exchange Act will be terminated upon consummation of the second-step merger. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser.

Margin Regulations

Shares of HP common stock are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer, it is possible that the shares of HP common stock might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of HP common stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of HP common stock under the Exchange Act were terminated, the shares of HP common stock would no longer constitute “margin securities.” Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser.

Conditions to the Offer

Notwithstanding any other provision of the offer and in addition to (and not in limitation of) Xerox’s right to extend and amend the offer at any time, in its discretion, Xerox shall not be required to accept for exchange any shares of HP common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of HP common stock accepted for exchange and may extend, terminate or amend the offer, if immediately prior to the expiration of the offer, in the reasonable judgment of Xerox, any one or more of the following conditions shall not have been satisfied:

Minimum Tender Condition

There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of HP common stock which, together with any other shares of HP common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of HP common stock on a fully diluted basis as of the date that we accept shares of HP common stock for exchange pursuant to the offer.

Anti-Takeover Devices Condition

The impediments to the consummation of the offer and the second-step merger imposed by the HP Board, or which the HP Board can remove, shall have been rendered inapplicable to the offer and the second-step merger. The following shall have occurred (in the reasonable judgment of Xerox:)

•

the HP Board shall have redeemed the “poison pill” rights issued pursuant to the Rights Agreement or similar instrument, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger;

•	the HP Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger;

•	the HP Board shall have taken steps to ensure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL; and

•

any other impediments to the consummation of the offer and second-step merger of which Xerox is (on the date of this offer to exchange) unaware and which the HP Board can remove shall have been removed or otherwise rendered inapplicable to the offer and the second-step merger.

Xerox Shareholder Approval Condition

Xerox shareholders shall have approved (i) the issuance of Xerox common stock contemplated in connection with the offer and the second-step merger, in accordance with the rules of the NYSE, on which the Xerox common stock is listed, and (ii) other matters ancillary to the offer and the second-step merger. Xerox expects to file a preliminary proxy statement with respect to a special meeting of Xerox shareholders to obtain this approval promptly after the date of this offer to exchange, and it is Xerox’s intention to obtain this approval prior to HP’s 2020 annual meeting of stockholders.

Competition Laws and Governmental Approval Condition

The waiting period applicable to the offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, shall have expired or been terminated, which we refer to as the HSR Condition.

In addition:

•

the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations (other than the HSR Act) shall have expired or been terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder shall have been obtained on terms satisfactory to Xerox, and

•

any other approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority as determined by Xerox to be required or advisable shall have been obtained on terms satisfactory to Xerox.

Stock Exchange Listing Condition

The Xerox common stock issuable to HP stockholders in connection with the offer and the second-step merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Registration Statement Condition

The registration statement of which this offer to exchange is a part shall have become effective under the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

No Injunction Condition

No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

No HP Material Adverse Effect Condition

There shall not have occurred any change, event, circumstance or development, which we refer to as a Circumstance, that has had, or would reasonably be likely to have, an HP Material Adverse Effect.

When we refer to an HP Material Adverse Effect, we mean, any Circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, operations, assets, liabilities or results of operations of HP and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of HP or any of its subsidiaries to consummate the offer or the second-step merger; provided, however, that solely for purposes of the foregoing clause (i) only, to the extent any Circumstance results from the following items, then it will be excluded in determining whether there has been an HP Material Adverse Effect: (A) changes after the date hereof in GAAP or the official interpretation or enforcement thereof or any other accounting requirements generally applicable to the industry in which HP or any of its subsidiaries operates, (B) changes after the date hereof generally affecting the financial, securities, debt or financing markets or general economic or political conditions, (C) changes after the date hereof in Law of general applicability to companies in the industry in which HP or any of its subsidiaries operates, (D) acts or declarations of war or other armed hostilities, sabotage or terrorism, and (E) any failure by HP or any of its subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period (it being agreed that the underlying cause of any such failure described in this clause (E) may be considered in determining whether or not an HP Material Adverse Effect has occurred); provided that, in the case of clauses (A), (B), (C) and (D), any such Circumstances may be taken into account in determining whether or not there has been an HP Material Adverse Effect to the extent any such Circumstance has been, or is reasonably likely to be, disproportionately adverse to such person and its subsidiaries, taken as a whole, as compared to other participants in the industry in which such person and any of its subsidiaries operate.

Other Conditions to the Offer

None of the following events shall have occurred and be continuing and be of a nature that could reasonably be expected to make it inadvisable for us to complete the offer or second-step merger:

(1)

there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, (i) which challenges the acquisition by Xerox of HP common stock, seeks to restrain, delay or prohibit the consummation of the offer or the second-step merger or seeks to obtain any material damages or otherwise directly or indirectly relates to the offer or the second-step merger, (ii) which seeks to prohibit or impose material limitations on Xerox’s acquisition, ownership or operation of all or any portion of Xerox’s or HP’s businesses or assets (including the businesses or assets of their respective affiliates and subsidiaries) or of HP common stock (including, without limitation, the right to vote the shares purchased by Xerox or an affiliate thereof, on an equal basis with all other shares of HP common stock on all matters presented to the stockholders of HP), or seeks to compel Xerox to dispose of or hold separate all or any portion of its own or HP’s businesses or assets (including the businesses or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the offer or the second-step merger, (iii) which might adversely affect HP, Xerox, or any of their respective affiliates or subsidiaries, which we refer to as an Adverse Effect, or result in a diminution in the value of shares of HP common stock or the benefits expected to be derived by us as a result of the transactions contemplated by the offer and the second-step merger, which we refer to as a Diminution in Value, (iv) which seeks to impose any condition to the offer or the second-step merger unacceptable to Xerox, except that this condition will not fail to be satisfied as a result of a governmental entity requiring that Xerox (A) divest, license, or hold separate (including by trust or otherwise) any businesses or assets of Xerox, HP or their respective affiliates, or (B) agree to or effect any action that limits any freedom of action with respect to Xerox’s, HP’s or their respective affiliates’ ability to retain, operate, manage, govern or influence any of their respective businesses or assets, which requirements in clauses (A) and (B) we collectively refer to as a Regulatory Action, as long as such Regulatory Action would not have a material adverse effect on the financial condition, business, operations, assets, liabilities or results of operations of Xerox, HP and their respective subsidiaries, taken as a whole, or (v) adversely affecting the financing of the offer;

(2)

other than the waiting periods under the HSR Act and any other applicable antitrust laws and regulations, any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the offer, the second-step merger or the transactions contemplated by the offer or second-step merger that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (1) above, except that this condition will not fail to be satisfied as a result of a governmental entity requiring that Xerox agree to or effect any Regulatory Action as long as such Regulatory Action would not have a material adverse effect on the financial condition, business, operations, assets, liabilities or results of operations of Xerox, HP and their respective Subsidiaries, taken as a whole;

(3)

there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the Nasdaq 100 Index by any amount in excess of 15% measured from the close of business on March 2, 2020, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority or other regulatory agency on, or any other event which might affect the extension of credit by, banks or other lending institutions or the availability of the financing of the offer, (vi) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(4)

other than the poison pill rights issued pursuant to any Rights Agreement or similar instrument, since October 31, 2019, HP or any subsidiary of HP shall have (i) issued, distributed, pledged or sold, or authorized, or proposed the issuance, distribution, pledge or sale of (A) any shares of its capital stock (other than sales or issuances pursuant to the present terms of employee stock awards outstanding on the date of this offer to exchange) of any class (including, without limitation, HP common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of HP (other than any employee awards referred to in the financial statements in HP’s 10-K for the fiscal year ended October 31, 2019), (B) any other securities in respect of, in lieu of or in substitution for HP common stock or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding shares of HP common stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of HP common stock or any other security, whether payable in cash, securities or other property, other than HP’s regular quarterly dividend of $0.176 per share of HP common stock, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of HP, which in any of the cases described in (i) through (vi) above might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value;

(5)

HP or any of its subsidiaries shall have amended or proposed or authorized any amendment to HP’s Amended and Restated Certificate of Incorporation, which we refer to as the HP Charter, the HP Bylaws or similar organizational documents, or we shall have learned that HP or any of its subsidiaries shall have proposed, adopted or recommended any such amendment, which has not previously been publicly disclosed by HP and also set forth in filings with the SEC prior to commencement of the offer, in a manner that, in the reasonable judgment of Xerox, might, directly or indirectly, (i) delay or otherwise restrain, impede or prohibit the offer or the second-step merger or (ii) prohibit or limit the full rights of ownership of shares of HP common stock by Xerox or any of its affiliates, including, without limitation, the right to vote any shares of HP common stock acquired by Xerox pursuant to the offer or otherwise on all matters properly presented to HP stockholders;

(6)

HP or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise effected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the offer or the second-step merger;

(7)

(i) a tender or exchange offer for some or all of the shares of HP common stock has been publicly proposed to be made or has been made by another person (including HP or any of its subsidiaries or affiliates, but excluding Xerox or any of its affiliates), or has been publicly disclosed, or Xerox otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of HP (including the HP common stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of HP (including the HP common stock) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this offer to exchange, (ii) any such person or group which, prior to the date of this offer to exchange, had filed such a Schedule 13D or 13G with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of HP, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of HP constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving HP or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire HP or any assets or securities of HP;

(8)

we become aware (i) that any material contractual right of HP or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of HP or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the offer or the completion by us or any of our affiliates of the second-step merger or any other business combination involving HP or (ii) of any covenant, term or condition in any instrument or agreement of HP or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of HP or any of its subsidiaries or affiliates or the value of the HP common stock to us or any of our affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the offer, the acceptance for payment of or payment for some or all of the shares of HP common stock by us or our completion of the second-step merger or any other similar business combination involving HP; or

(9)

HP or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving HP or any of its subsidiaries or the purchase or exchange of securities or assets of HP or any of its subsidiaries any type of option, warrant or right which, in Xerox’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of HP common stock or other securities, assets or business of HP or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange.

Each of the conditions under this section of this offer to exchange titled “The Offer—Conditions to the Offer” is for the sole benefit of Xerox and may be asserted by Xerox regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions or, except as otherwise expressly set forth herein to the contrary, may be waived by Xerox in whole or in part at any time and from time to time in Xerox’s sole discretion. The determination as to whether any condition has occurred shall be in Xerox’s reasonable judgment and that judgment shall be final and binding on all parties. The failure by Xerox at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that Xerox reserves the right to assert the occurrence of a condition following acceptance for exchange but prior to exchange in order to delay issuance of Xerox common stock or cancel Xerox’s obligation to pay the consideration payable for properly tendered shares of HP common stock, Xerox will either promptly pay that consideration for properly tendered shares of HP common stock or promptly return such shares of HP common stock.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

Consummation of the offer is not subject to any financing conditions.

Dividends and Distributions

If, on or after the date hereof, HP should (1) split, combine or otherwise change the HP common stock or its capitalization, (2) acquire currently outstanding HP common stock or otherwise cause a reduction in the number of shares of outstanding HP common stock or (3) issue or sell additional HP common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options to acquire, any of the foregoing, other than HP common stock issued pursuant to the exercise of stock options outstanding as of the date of this offer to exchange, then, subject to the conditions of the offer above, Xerox, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date of this offer to exchange, HP should declare or pay any cash dividend on the HP common stock or other distribution on the HP common stock, other than HP’s regular quarterly dividend of $0.16 per share of HP common stock, or issue with respect to the HP common stock any additional HP common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares of HP common stock purchased pursuant to the offer to Xerox or its nominee or transferee on HP’s stock transfer records, then, subject to the conditions of the offer above, (1) the offer price and other terms of the offer may, in Xerox’s sole discretion, be adjusted to reflect the amount of any such cash dividend or cash distribution and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for Xerox’s account and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for Xerox’s account, accompanied by appropriate documentation of transfer, or (ii) at Xerox’s direction, be exercised for Xerox’s benefit, in which case the proceeds of such exercise will promptly be remitted to Xerox. Pending such remittance and subject to applicable law, Xerox will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Xerox in its sole discretion.

Certain Legal Matters

General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to HP, Xerox is not aware of any licenses or other regulatory permits which appear to be material to the business of HP and which might be adversely affected by the acquisition of HP common stock by Xerox pursuant to the offer or the second-step merger or, except as otherwise described in this offer to exchange, of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of HP common stock by Xerox pursuant to the offer or the second-step merger. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to HP’s or Xerox’s business or that certain parts of HP’s or Xerox’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Xerox to elect to terminate the offer for any reason without the acceptance for exchange of HP common stock thereunder. Xerox’s obligation under the offer to accept for exchange and issue Xerox common stock is subject to certain conditions specified above.

Antitrust Clearance. The offer is subject to review by the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, and collectively with the FTC we refer to as the antitrust agencies. Under the HSR Act, the offer may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Xerox expects to file a Notification and Report Form with respect to the offer and the second-step merger with the FTC and the DOJ and to request early termination of the HSR Act waiting period. There can be no assurance, however, that the waiting period will be terminated early. The FTC or DOJ may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material, which we refer to as a Second Request. In such an event, the statutory waiting period would extend until 30 days after Xerox has substantially complied with the Second Request, unless it is earlier terminated by the applicable antitrust agency.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Xerox’s acquisition of HP common stock pursuant to the offer. At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the HP common stock so acquired or divestiture of certain of Xerox’s or HP’s assets. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the offer and/or the second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See the section of this offer to exchange titled “The Offer—Conditions to the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the United States. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Xerox intends to make all necessary and advisable (at the sole discretion of Xerox) notifications in these jurisdictions as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations shall have expired or been earlier terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder shall have been obtained.

Section 203 of the DGCL. The offer is subject to the condition that the HP Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Xerox shall be satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the offer and the second-step merger. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of HP common stock pursuant to the offer, the HP Board shall have approved the offer and the second-step merger or (2) there are validly tendered and not properly withdrawn prior to the expiration time a number of shares of HP common stock that, together with the shares of HP common stock then beneficially owned by Xerox, would represent at least 85% of the voting stock of HP outstanding on the expiration date (excluding shares of HP common stock owned by certain employee stock plans and persons who are directors and also officers of HP).

Section 203 of the DGCL would otherwise apply to the second-step merger or any other “business combination” (as defined in Section 203) involving Xerox (and/or any of its subsidiaries) and HP. Section 203 could make it more difficult and/or significantly delay Xerox’s (and/or any of its subsidiaries’) ability to acquire all of the outstanding shares of HP common stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) certain business combinations are proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (i) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (ii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors. The description of Section 203 above is qualified in its entirety by reference to such section, a copy of which is attached to this offer to exchange as Annex B.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws (other than Section 203 of the DGCL) purport to apply to the offer or the second-step merger. We have not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the second-step merger and nothing in this offer to exchange or any action taken in connection with the offer or the second-step merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the second-step merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the second-step merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, we might be unable to accept for payment or pay for HP common stock tendered pursuant to the offer, or be delayed in consummating the offer or the second-step merger. In such case, we may not be obliged to accept for payment or pay for any shares of HP common stock tendered pursuant to the offer.

Regulatory Approvals

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the U.S. Xerox intends to file promptly all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after completion has taken place.

Financing of the Offer; Sources and Amount of Funds

Xerox estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger will be approximately $27,326,000,706 (excluding transaction fees and expenses, such as fees associated with new borrowings and/or issuances of debt securities in connection with the offer and second-step merger, and excluding litigation expenses and any cash and cash equivalents from HP). The estimated amount of cash required is based on Xerox’s due diligence review of HP’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Xerox’s limited due diligence review, see the section of this offer to exchange titled “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Xerox expects to have sufficient financial resources to complete the transactions contemplated by the offer and the second-step merger through a combination of (1) Xerox’s cash on hand of $2.74 billion as of December 31, 2019, such figure derived from Xerox’s audited consolidated financial statements filed as part of the Xerox 10-K, (2) borrowings under the bank commitment discussed below and (3) as necessary, a registered underwritten offering and/or private placement of equity or equity-linked securities, which we refer to as the Equity Financing.

In connection with the proposed combination with HP, Xerox has received a commitment letter from the Lenders to provide the Debt Financing. The banks’ commitment, comprising an aggregate principal amount of $24 billion, includes a $19.5 billion senior unsecured term loan bridge facility, which would mature 364 days following the funding thereof, and a $4.5 billion senior unsecured term loan bridge facility, which would mature 60 days following the funding thereof. The interest rates on loans incurred under the Debt Financing would be based on customary market LIBO-based rates.

Funding of the Lenders’ commitment is subject to certain customary conditions including, but not limited to, receipt of financial information, delivery of customary documentation relating to Xerox and its subsidiaries and consummation of the proposed combination with HP. The foregoing summary of the commitment letter is qualified in its entirety by reference to the actual language of the commitment letter, which is filed as Exhibit (b) to the Schedule TO filed with the SEC on March 2, 2020 and incorporated herein by reference.

Xerox has also received a highly confident letter, dated February 9, 2020, from Citi with respect to the Equity Financing. Additionally, Xerox is engaged in discussions with several institutional investors that have expressed interest in participating in the Equity Financing.

Certain Relationships with HP and Interest of Xerox and Xerox’s Executive Officers and Directors in the Offer

Except as set forth in this offer to exchange, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates or any of the other persons set forth in Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of HP, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this offer to exchange, there have been no contacts, negotiations or transactions during the past two years, between us or, to the best of our knowledge, any of the persons listed on Schedule I to this offer to exchange, on the one hand, and HP or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of the offer, Xerox directly owns ten shares of HP common stock and for purposes of the Exchange Act beneficially owns ten shares of HP common stock, representing less than 1% of the outstanding shares of HP common stock. The ten shares were acquired by Xerox through an ordinary brokerage transaction on the open market. Xerox has not effected any transaction in securities of HP in the past 60 days.

Carl C. Icahn, who may be deemed an affiliate of Xerox owns, through entities directly or indirectly controlled by him, 62,902,970 shares of HP common stock, representing approximately 4.33% of the outstanding shares of HP common stock. This information is based solely on the Form 13-F, filed on November 14, 2019, by Mr. Icahn and represents the most recent data available to Xerox. We are not aware that Mr. Icahn has effected directly or indirectly, any transaction in securities of HP in the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Xerox and certain other information are set forth in Schedule I to this offer to exchange. Except as described in this offer to exchange and in Schedule I hereto, none of Xerox or, after due inquiry and to the best knowledge and belief of Xerox, any of the persons listed on Schedule I to this offer to exchange, has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this offer to exchange, to Xerox’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I to this offer to exchange, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of HP or has effected any transaction in securities of HP during the past 60 days.

We do not believe that the offer and the second-step merger will result in a change in control under any of Xerox’s equity plans or any agreement between Xerox and any of its employees (including the persons listed on Schedule I to this offer to exchange). As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the offer and the second-step merger, nor will any employee (including the persons listed on Schedule I to this offer to exchange) have any rights to enhanced severance payments or benefits upon certain types of terminations following the offer and the second-step merger.

Fees and Expenses

Information Agents

Xerox has retained D.F. King & Co., Inc., which we refer to as King, and Harkins Kovler, LLC, which we refer to as HK, and, collectively with King, as the information agents, in connection with the offer. The information agents may contact holders of shares of HP common stock by mail, telephone, facsimile, the Internet, e-mail, newspapers and other publications of general distribution and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the offer to beneficial owners of shares of HP common stock. Xerox will pay the information agents a customary fee for these services and the solicitation and advisory services described below, in addition to reimbursing the information agents for their reasonable out-of-pocket expenses. Xerox agreed to indemnify the information agents against certain liabilities and expenses in connection with the offer.

Xerox has also retained King and HK for solicitation and advisory services in connection with certain solicitations described in this offer to exchange, for which King and HK will receive a reasonable and customary fee. Xerox has also agreed to reimburse King and HK for out-of-pocket expenses and to indemnify King and HK against certain liabilities and expenses, including reasonable legal fees and related charges.

Lenders

As discussed above, Xerox has received a commitment letter from the Lenders to provide financing for the offer and the second-step merger and Xerox has agreed to pay the Lenders certain fees relating to such Debt Financing.

Exchange Agent

In addition, Xerox has retained Computershare as the exchange agent in connection with the offer. Xerox will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

Dealer Manager

Xerox has retained Citi to act as dealer manager in connection with the offer and will pay the dealer manager a customary fee as compensation for its services. Xerox has also agreed to reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. Xerox has agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the offer may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this offer to exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of Xerox (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with Xerox. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of HP.

Except as set forth above, Xerox will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. Xerox will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

The proposed combination with HP would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Xerox being the accounting acquirer, which means that HP’s results of operations will be included with Xerox’s results of operations from the date of completion of offer and second-step merger and HP’s consolidated assets and liabilities will be recorded at their fair values at the same date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements give effect to the proposed business combination of HP and Xerox, including related financing, which we refer to as the transaction. For a summary of the proposed business combination, see the section of this offer to exchange titled “The Offer.”

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 give effect to the transaction as if it occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the transaction as if it occurred on December 31, 2019.

Xerox and HP have different fiscal years. Xerox’s fiscal year ends on December 31, whereas HP’s fiscal year ends on October 31. The unaudited pro forma condensed combined financial statements for all periods have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. Accordingly, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 combines Xerox’s year ended December 31, 2019 with HP’s year ended October 31, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines Xerox’s balance sheet as of December 31, 2019 with HP’s balance sheet as of October 31, 2019.

With respect to the proposed business combination of HP and Xerox it should be noted that Xerox is not affiliated with HP and has not had the cooperation of HP’s management or due diligence access to HP or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Xerox has not received, in connection with the proposed business combination, information from HP concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Xerox based solely on publicly available information, including HP’s financial statements, analyst reports and investor presentations. Supplemental information and procedures may provide Xerox with additional information that could materially affect the purchase price allocation as well as the accompanying assumptions and pro forma adjustments. Disclosures are included in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements to the extent certain limitations are identified, which may have a significant impact on the pro forma adjustments.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate audited consolidated financial statements of Xerox as of and for the year ended December 31, 2019 and the related notes, included in the Xerox 10-K; and

•	separate audited consolidated financial statements of HP as of and for the year ended October 31, 2019 and the related notes, included in the HP 10-K.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed business combination with HP been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. Other than purchases and sales between the two companies, we are not aware of any other material transactions between Xerox and HP during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated (See Note 6—Pro Forma Adjustments in Connection with the Proposed Business Combination with HP, item (A) for additional information regarding the relevant pro forma adjustment).

The unaudited pro forma condensed combined financial statements are prepared with Xerox treated as the acquirer in the proposed business combination with HP. In determining the acquirer for accounting purposes, Xerox considered the five factors identified in Financial Accounting Standard Board, which we refer to as FASB, Accounting Standards Codification, which we refer to as ASC, Topic 805-10-55-12. The accounting for the proposed business combination with HP is dependent upon certain valuations that are provisional and are subject to change. As of the date of the registration statement of which this offer to exchange forms a part, Xerox has not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the HP assets to be acquired and liabilities to be assumed and the related allocations of the consideration payable to HP stockholders in the offer and the second merger, which we refer to as the purchase price. However, as indicated in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, Xerox has made certain adjustments to the historical book values of the assets and liabilities of HP to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of HP recorded as goodwill. Actual results will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements once Xerox has determined the final purchase price and has completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for HP. Xerox will finalize these amounts as we obtain the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Xerox’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the proposed business combination with HP, the costs to integrate the operations of Xerox and HP or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Year Ended December 31, 2019
(in millions, except per share data)	Xerox Holdings Corporation Historical	HP, Inc. Adjusted Historical(1)	HP, Inc. Combination Pro Forma Adjustments	Note 6	Pro Forma Combined Company
Revenues
Sales	$3,227	$58,756	$(110)	(A)	$61,873
Services, maintenance and rentals	5,595	—	—		5,595
Financing	244	—	—		244

Total Revenues	9,066	58,756	(110)		67,712

Costs and Expenses
Cost of sales	2,097	47,586	(110)	(A)	49,573
Cost of services, maintenance and rentals	3,188	—	—		3,188
Cost of financing	131	—	—		131
Research, development and engineering expenses	373	1,499	—		1,872
Selling, administrative and general expenses	2,085	5,368	—		7,453
Restructuring and related costs	229	275	—		504
Amortization of intangible assets	45	116	1,081	(B)	1,242
Transaction and related costs, net	12	35	(5)	(C)	42
Other expenses, net	84	1,354	885	(D)(E)	2,323

Total Costs and Expenses	8,244	56,233	1,851		66,328

Income before Income Taxes and Equity Income	822	2,523	(1,961)		1,384
Income tax expense (benefit)	179	(629)	(490)	(F)	(940)
Equity in net income of unconsolidated affiliates	8	—	—		8

Income from Continuing Operations	651	3,152	(1,471)		2,332
Less: Net income attributable to noncontrolling interests	3	—	—		3

Net Income from Continuing Operations Attributable to Xerox	$648	$3,152	$(1,471)		$2,329

Dividends on preferred stock	$14	$—	$132	(T)	$146

Earnings per Share from Continuing Operations
Basic Earnings per Share	$2.86				$4.97
Diluted Earnings per Share	$2.78				$4.54
Pro Forma Shares Outstanding (in thousands)
Basic	221,969		216,817	(T)	438,786
Diluted	233,169		279,557	(T)	512,726

(1)

The financial information in this column has been derived from HP’s historical consolidated financial statements for the year ended October 31, 2019 with certain reclassification adjustments made by Xerox as described in further detail in Note 2 - Basis of Presentation in Connection with the Proposed Business Combination with HP.

See the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 - Pro Forma Adjustments in Connection with the Proposed Business Combination with HP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	December 31, 2019
(in millions)	Xerox Holdings Corporation Historical	HP, Inc. Adjusted Historical	HP, Inc. Combination Pro Forma Adjustments	Note 6	Pro Forma Combined Company
Assets
Cash and cash equivalents	$2,740	$4,537	$(5,375)	(G)	$1,902
Accounts receivable, net	1,236	6,031	—		7,267

Billed portion of finance receivables, net	111	—	—		111
Finance receivables, net	1,158	—	—		1,158
Inventories	694	5,734	—		6,428
Other current assets	201	3,875	—		4,076

Total current assets	6,140	20,177	(5,375)		20,942
Finance receivables due after one year, net	2,082	—	—		2,082
Equipment on operating leases, net	364	—	—		364
Land, buildings and equipment, net	426	2,794	—		3,220
Intangible assets, net	199	661	25,839	(H)	26,699
Goodwill	3,900	6,372	17,094	(I)	27,366
Deferred tax assets	598	2,620	(3,218)	(J)(K)	—
Other long-term assets	1,338	843	1,300	(L)	3,481

Total Assets	$15,047	$33,467	$35,640		$84,154

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,049	$357	$—		$1,406
Accounts payable	1,053	14,793	—		15,846

Accrued compensation and benefits costs	349	1,103	—		1,452

Accrued expenses and other current liabilities	984	9,040	484	(L)(M)	10,508

Total current liabilities	3,435	25,293	484		29,212
Long-term debt	3,233	4,780	19,599	(N)	27,612
Pension and other benefit liabilities	1,707	1,762	—		3,469
Post-retirement medical benefits	352	—	—		352

Other long-term liabilities	512	2,825	4,236	(K)(L)(M)	7,573

Total Liabilities	9,239	34,660	24,319		68,218

Convertible Preferred Stock	214	—	—		214

Mandatory convertible preferred stock	—	—	2,190	(O)	2,190
Common stock	215	15	202	(P)	432
Additional paid-in capital	2,782	835	6,942	(O)	10,559
Treasury stock, at cost	(76)	—	—		(76)
Retained earnings (accumulated deficit)	6,312	(818)	762	(R)	6,256
Accumulated other comprehensive loss	(3,646)	(1,225)	1,225	(S)	(3,646)

Xerox Holdings shareholders’ equity	5,587	(1,193)	11,321		15,722
Noncontrolling interests	7	—	—		7

Total Equity	5,594	(1,193)	11,321		15,722

Total Liabilities and Equity	$15,047	$33,467	$35,640		$84,154

(1)

The financial information in this column has been derived from HP’s historical consolidated financial statements for the year ended October 31, 2019 with certain reclassification adjustments made by Xerox as described in further detail in Note 2 - Basis of Presentation in Connection with the Proposed Business Combination with HP.

See the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 - Pro Forma Adjustments in Connection with the Proposed Business Combination with HP.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF PROPOSED BUSINESS COMBINATION WITH HP

The offer is being made by Purchaser, directly to HP’s stockholders. In accordance with this offer to exchange, each outstanding share of HP common stock would be exchanged for the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to the election and proration procedures described in this offer to exchange.

In connection with the proposed business combination with HP, Xerox has received a commitment letter from the Lenders to provide a $19.5 billion senior unsecured 364-day term loan bridge facility and a $4.5 billion senior unsecured 60-day term loan bridge facility for the purpose of financing the cash component of the purchase price and the related transaction costs and expenses. The $19.5 billion 364-day term loan includes an option to extend the term for an additional 364-day period. Refer to Note 6 - Pro Forma Adjustments in Connection with the Proposed Business Combination with HP - adjustment (G) for additional information regarding the debt financing for the proposed business combination.

We are also currently in discussions with institutional investors for the potential issuance of Mandatory Convertible Preferred Stock as additional financing for the proposed business combination with HP and we also have received a highly confident letter, dated February 9, 2020, from Citi with respect to the Equity Financing. The unaudited pro forma balance sheet assumes Xerox will complete an offering of Mandatory Convertible Preferred Stock for $2.2 billion of additional proceeds. Refer to Note 6 - Pro Forma Adjustments in Connection with the Proposed Business Combination with HP - adjustment (O) for additional information regarding the potential preferred stock financing for the proposed business combination.

At this time, no merger agreement or other agreement relating to the proposed business combination with HP has been entered into between Xerox and HP, and Xerox cannot provide any assurance as to whether or when any such agreement will be executed or whether or when the proposed business combination will be consummated or the terms thereof when and if agreed. The terms and conditions of any agreement with respect to the business combination with HP may be different from those reflected in these unaudited pro forma condensed combined financial statements, which are based on the terms set forth in this offer to exchange, and the difference could be material to these unaudited pro forma condensed combined financial statements.

NOTE 2 - BASIS OF PRESENTATION IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The unaudited pro forma condensed combined financial statements with respect to the proposed business combination with HP were prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Xerox being the accounting acquirer, and use the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and are based on the historical financial statements of Xerox and HP.

The following presentation conformation adjustments have been identified by Xerox based solely on our review of HP’s public financial information. The adjustments identified below may have been different and additional adjustments may have been identified had Xerox been given access to HP’s management and/or further information regarding the nature and breakdown of each account balance.

Adjustments made to HP’s historical consolidated statements of earnings for the year ended October 31, 2019:

•	Reclassification of Interest and other, net of $1,354 million for the year ended October 31, 2019 to Other expenses, net.

(in millions)	HP Historical	Adjustments	HP Adjusted Historical
Year ended October 31, 2019:
Interest and other, net	$1,354	$(1,354)	$—
Other expenses, net	—	1,354	1,354

Adjustments made to HP’s historical consolidated condensed balance sheet as of October 31, 2019:

•	Separate presentation of Intangible assets, net of $661 million and Deferred tax assets of $2,620 million from Other long-term assets.

•	Separate presentation of Accrued compensation and benefits costs of $1,103 million from Accrued expenses and other current liabilities.

•	Separate presentation of Pension and other benefit liabilities of $1,762 million from Other long-term liabilities.

(in millions)	October 31, 2019
	HP Historical	Adjustments	HP Adjusted Historical
Intangible assets, net	$—	$661	$661
Deferred tax assets	—	2,620	2,620
Other long-term assets	4,124	(3,281)	843

Total Adjustments to HP historical assets	$4,124	$—	$4,124

Accrued compensation and benefits costs	$—	$1,103	$1,103
Accrued expenses and other current liabilities	10,143	(1,103)	9,040
Pension and other benefit liabilities	—	1,762	1,762
Other long-term liabilities	4,587	(1,762)	2,825

Total Adjustments to HP historical liabilities	$14,730	$—	$14,730

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the date of the consummation of the proposed business combination with HP, primarily at their respective fair values and added to those of Xerox. Financial statements and reported results of operations of Xerox issued after completion of the proposed business combination with HP will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of HP.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. In connection with the proposed business combination with HP, total acquisition-related transaction costs expected to be incurred by Xerox are estimated to be approximately $75 million (excluding financing fees payable pursuant to the commitment letter and estimated fees for the Mandatory Convertible Preferred Stock offering), $5 million of which was incurred in the year ended December 31, 2019. The remaining estimated transaction costs to be paid are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 as a reduction to cash and cash equivalents and a decrease to retained earnings.

NOTE 3 - ACCOUNTING POLICIES APPLIED IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements for the proposed business combination with HP are those set out in the Xerox 10-K. For purposes of preparing these unaudited pro forma condensed combined financial statements, Xerox’s management has conducted a preliminary analysis to determine whether any adjustments are required to conform HP’s financial statements to reflect the current accounting policies of Xerox.

Based on a preliminary view of HP’s accounting policy disclosures as set forth in the HP 10-K, Xerox has identified the following principal accounting policy difference:

•	Xerox adopted ASU 2016-02, Leases (ASC Topic 842) as well as the related follow-on additional amendments and targeted improvements issued during 2018, effective January 1, 2019. This update supersedes existing lease accounting guidance found under ASC Topic 840, Leases (“ASC Topic 840”). Based on disclosures in the HP 10-K, HP has not yet adopted ASC Topic 842 and has disclosed plans to adopt this update in the first quarter of its fiscal year 2020. HP disclosed in the HP 10-K that the primary quantitative impact it expects to result from the adoption of ASC Topic 842 is an increase in right of use assets and a corresponding increase in lease liabilities on the Consolidated Balance Sheet of approximately $1.0 billion to $1.5 billion. Based on this disclosure as well as HP’s disclosure of its gross future minimum operating lease commitments as of October 31, 2019 of $1,470 million, the unaudited pro forma condensed combined balance sheet at December 31, 2019 includes an adjustment of $1,300 million to increase right of use assets and lease liabilities for the estimated impact of HP’s adoption of ASC Topic 842. The adjustment reflects an estimated incremental borrowing rate of approximately 4.25%, which is based on HP’s weighted average borrowing interest rate as disclosed in the HP 10-K adjusted to an estimated secured borrowing rate as required by ASC 842. No adjustments were made to the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 for this adjustment or for the adoption of ASC Topic 842. Since HP did not disclose an expected impact in the HP 10-K and based on our experience with the adoption of ASC Topic 842, we do not expect the impact from the adoption of this update on HP’s statement of income to be material. The adjustment included in the pro forma financial statements for HP’s conforming adoption of ASC Topic 842 reflects a high-level estimate of the primary impact on HP’s financial statements from the adoption of ASC Topic 842 and is provisional and may be materially different upon finalization by HP. Refer to Note 6 - Pro Forma Adjustments in Connection with the Proposed Business Combination with HP - adjustment (L) for the pro forma adjustment.

•

HP disclosed in the HP 10-K that it expects additional impacts to their financial statements upon the adoption of ASC Topic 842, but did not quantify those potential impacts. Accordingly, without additional information we are unable to determine if additional adjustments to the pro forma financial statements from HP’s eventual adoption of ASC Topic 842 are required. However, since no amounts were disclosed, the expectation is that the additional impacts will not be material and therefore no further adjustments were made to the pro forma financial statements to reflect HP’s conforming adoption of ASC Topic 842.

Determining the full impact of aligning HP’s accounting policies with those of Xerox will require a detailed analysis. Xerox has only performed limited procedures to date because HP has not permitted us to conduct any due diligence on HP and has not engaged in any discussions with us. Based on these limited procedures, Xerox is not aware of any material differences after considering significant accounting policy areas other than those discussed above; however, we expect that until we both have access to HP and the proposed business combination is complete, we will not have access to all relevant information. Upon consummation of the proposed business combination with HP, Xerox will review, in detail, HP’s accounting policies. As a result of that review, Xerox may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

NOTE 4 - FAIR VALUE OF CONSIDERATION TO BE PAID IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The following is a preliminary estimate of the purchase price for the proposed business combination with HP, based on this offer to exchange:

Xerox Stock price as of February 25, 2020	$36.46	(a)

HP offer price per share	$24.00
Cash amount	$18.40
Equivalent share amount	0.149
Replacement share-based award ratio	0.637

(in millions)	HP Shares		Xerox Shares Exchanged	Fair Value	Consideration
Share Consideration:
Shares of HP Common Stock issued and outstanding at November 30, 2019 (b)	1,453.2
HP equivalent shares for vested and exercisable stock options at October 31, 2019 (c)	1.9

Total Number of HP shares issued and equivalent shares for vested stock options	1,455.1		216.8	$7,905	Xerox Common Stock	*

Cash Consideration:
Shares of HP Common Stock issued and outstanding at November 30, 2019 (b)	1,453.2
HP equivalent shares for vested and exercisable stock options at October 31, 2019 (c)	1.9

Total Number of HP shares issued and equivalent shares for vested stock options	1,455.1			$26,775	Cash	**

Replacement Share-Based Awards:

Unvested HP Restricted Stock Units at October 31, 2019 (d)	30.0		4.5	$357	Xerox Restricted Shares / Cash-Based Units
Unvested HP Stock Options at October 31, 2019 (d)	2.4		1.5	$8	Xerox Stock Options

Total Consideration				$35,045

*

Amount reflects shares expected to be issued at closing and does not include subsequent shares expected to be issued for Xerox Restricted Shares exchanged for Unvested HP Restricted Stock Units at October 31, 2019.

**	Amount reflects cash expected to be paid at closing and does not include cash expected to be paid for Xerox Cash Based Units exchanged for Unvested HP Restricted Stock Units at October 31, 2019.

(a)

For purposes of these unaudited pro forma condensed combined financial statements, the fair value of the share consideration to be transferred is estimated using the closing price of Xerox common shares of $36.46 per share as of February 25, 2020.

(b)

For purposes of these unaudited pro forma condensed combined financial statements, we assumed that all HP’s stockholders will receive the Standard Election Consideration comprising of cash consideration of $18.40 per share and 0.149 Xerox common shares, subject to proration. The estimated consideration to be transferred to HP stockholders is determined based on the number of shares of HP common stock outstanding as of November 30, 2019, as disclosed in the HP 10-K. Pursuant to this offer to exchange, to the extent that holders of HP common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of HP common stock entitled thereto promptly following Xerox’s acceptance of shares of HP common stock for exchange in the offer.

As described in this offer to exchange, each HP stockholder can elect to receive the Standard Election Consideration, or an amount in cash or in shares of Xerox common stock having a value equal to the equivalent market value of the Standard Election Consideration. The amount of cash payable or the number of shares issuable by Xerox in the offer is subject to proration procedures described under the sections of this offer to exchange titled “The Offer-Elections and Proration-Over-Election of Cash” and “The Offer-Elections and Proration-Under-Election of Cash”. The total consideration expected to be paid by Xerox upon the consummation of the offer and second-step merger, after giving effect to any proration procedures, is not expected to be materially different from the Standard Election Consideration assumed in these unaudited pro forma condensed combined financial statements.

(c)

The vested and exercisable HP stock options outstanding immediately prior to the date of the closing of the proposed business combination with HP will be treated as though they were shares of HP common stock with a value equal to their spread (relative to exercise price). Based on information disclosed in the HP 10-K, Xerox estimated the number of equivalent shares of HP common stock to the HP vested stock options is approximately 1.9 million shares. For purposes of these unaudited pro forma condensed combined financial statements, we assumed that these equivalent shares of HP common stock will receive the Standard Election Consideration comprising of cash consideration of $18.40 per share and 0.149 Xerox common shares, subject to proration.

(d)

Xerox expects to replace all unvested restricted stock units and stock options to acquire shares of HP common stock outstanding immediately prior to the closing of the proposed business combination with HP with Xerox restricted stock units and stock options, collectively referred to hereafter as replacement share-based awards. Unvested HP restricted stock units are expected to be converted into (1) restricted stock units to receive Xerox common shares and (2) cash-based awards, subject to the same terms and conditions of those unvested HP restricted share units. Unvested HP stock options outstanding immediately prior to the closing of the proposed business combination with HP are expected to be replaced by stock options to acquire Xerox common shares with the same spread (relative to exercise price), subject to the same terms and conditions as those unvested HP stock options.

Xerox does not have sufficient information, such as vesting conditions and vesting schedule for each outstanding HP share-based award, to accurately estimate the fair value of these awards. For purposes of these unaudited pro forma condensed combined financial statements, Xerox has estimated the fair value of the replacement share-based awards on information disclosed in the HP 10-K, which is the most recent publicly available information on the date of this offer to exchange. In addition, Xerox does not know the number of HP restricted stock units and stock options that will be accelerated as a result of the proposed business combination with HP pursuant to HP’s existing employee stock plans. Accordingly, we assumed that no HP share-based awards will be accelerated for purposes of these unaudited pro forma condensed combined financial statements. Furthermore, Xerox does not have sufficient information with respect to the performance conditions of certain HP share-based awards; therefore, the preliminary fair value estimate of the HP share-based awards to be replaced by Xerox share-based awards does not consider the effect of these performance conditions. Due to the limited information available at this time, differences between these preliminary fair value estimates and the fair value determined as of the acquisition date may occur and these differences could be material.

For purposes of the unaudited pro forma condensed combined financial statements, we assumed that the unvested HP restricted stock units are 50% earned and associated with pre-combination services. These awards will be converted into Xerox restricted stock units and cash-based awards based on the Standard Election Consideration. The additional consideration of $357 million represents the following:

•

$81 million for the preliminary fair value estimate of the replacement Xerox restricted stock units attributable to pre-combination services. The fair value of the Xerox restricted stock units to be issued for the unvested HP restricted stock units has been estimated based on the closing price of Xerox common stock of $36.46 per share as of February 25, 2020; and

•

$276 million for the fair value estimate of Xerox’s cash-based units expected to be issued for the unvested HP restricted share awards has been measured based on the cash consideration of $18.40 per common share under the Standard Election Consideration. For purposes of the unaudited pro forma condensed combined financial statements a current liability of $184 million and a non-current liability of $92 million have been reflected on the pro forma combined balance sheet as of December 31, 2019, representing the portion of the cash-based units that are attributable to pre-combination services.

The fair value of the Xerox equivalent stock options was estimated as of February 25, 2020 using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the Xerox stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the options is based on HP’s historical employee stock option exercise behavior as well as the remaining contractual exercise term as disclosed in the HP 10-K. The stock price volatility and expected term are based on Xerox’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the closing of the proposed business combination.

HP Weighted Average Strike Price	$17.16

Assumptions Used for the Valuation of Xerox Stock Options:
Stock price as of February 25, 2020	$36.46
Strike price	$28.20
Expected volatility	30%
Risk-free interest rate	1.50%
Dividend yield	2.68%
Expected term	6.0

Black-Scholes value/option	$11.03

Intrinsic value	$8.26

Xerox does not have the information necessary to appropriately design the terms and conditions of the replacement share-based awards. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the replacement share-based awards will have terms and conditions that are equivalent to the HP share-based awards immediately prior to the closing of the proposed combination with HP. Xerox believes that the fair value of the Xerox restricted stock units and stock options that will be issued to the holders of the HP restricted stock units and stock options approximates the fair value of those share based awards. Accordingly, the fair value of the converted stock options was recognized as a component of the purchase price and no additional amounts have been reflected as compensation expense. Following the completion of the proposed business combination with HP, Xerox will calculate the fair value of the HP share-based awards and the replacement share-based awards as of the actual acquisition date, in accordance with ASC 718, Compensation-Stock Compensation, to determine the fair value amounts to be recorded as post-combination compensation expense.

The estimated consideration expected to be paid by Xerox in connection with the offer and the second-step merger reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration will be when the proposed business combination with HP is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration will be measured on the closing date of the proposed business combination at the then-current market price. This requirement will result in a per share equity component different from the $36.46 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. An increase or decrease of 5% per share in the price per Xerox common share assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the estimated purchase price by approximately $400 million, which would be reflected as an increase or decrease to goodwill.

NOTE 5 - ESTIMATE OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Xerox in the proposed business combination, reconciled to the estimate of consideration to be paid by Xerox in connection with the offer and the second-step merger:

(in millions)	December 31, 2019
Book value of net assets (liabilities) acquired	$(1,193)
Less: HP historical goodwill	(6,372)
Less: HP historical intangible assets	(661)

Adjusted book value of net assets (liabilities) acquired	(8,226)
Adjustments to:
Inventory	—
Property, plant and equipment, net	—
Intangible assets	26,500
Debt	(314)
Deferred taxes	(6,381)
Contingencies	—
Goodwill	23,466

Total adjustments	43,271

Estimate of consideration expected to be paid	$35,045

The purchase price allocation for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Xerox believes this is an appropriate approach based on a review of similar type acquisitions which appeared to indicate that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets and goodwill. Since HP has not provided Xerox with any information, Xerox has assumed HP’s historical carrying value, as disclosed in HP’s publicly filed financial statements, approximates fair value for most of HP’s assets and liabilities for purposes of these unaudited pro forma condensed combined financial statements.

The following is a discussion of the adjustments made to HP’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Inventory: No adjustments were made to the carrying value of HP’s Inventory based on the assumption, for purposes of these unaudited pro forma condensed combined financial statements, that the recorded value is effectively at net realizable value or fair value as a majority of HP’s inventory appears to be acquired from third parties. Xerox’s assumptions as to the fair value of HP’s inventories likely will change when Xerox is given access to HP’s management and further information concerning HP’s inventories as it conducts, with the assistance of a third-party appraiser, a valuation of HP’s inventories following the completion of the proposed business combination with HP. There can be no assurance that these changes will not be material.

Property, Plant and Equipment, Net: As previously noted, since HP has not provided Xerox with any information, Xerox has assumed HP’s historical net book value, as disclosed in HP’s publicly filed financial statements, approximates fair value for these assets for purposes of these unaudited pro forma condensed combined financial statements. Xerox does not have sufficient information on the date of this offer as to the specific nature, age, condition or location of the land, buildings, leasehold improvements, machinery and equipment, and we do not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can result in differences between fair value and net book value. Xerox, with the assistance of a third-party appraiser, will conduct a valuation of HP’s property, plant and equipment following the completion of the proposed business combination with HP. Xerox believes that an upward or downward adjustment of as much as 20% of the preliminary fair value estimate of property, plant and equipment, or approximately $560 million, is reasonably possible. A fair value increase or decrease of this magnitude would increase or decrease deferred tax liability by approximately $140 million and decrease or increase goodwill by approximately $420 million. For every 1% change in the preliminary fair value estimate, the annual depreciation expense would change by approximately $3 million, assuming a weighted-average useful life of 10 years.

Intangible assets: A preliminary fair value estimate of $26,500 million has been assigned to intangible assets acquired, primarily consisting of customer relationships, trade names and trademarks, technology and in-process research and development, which we refer to as IPR&D. Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations. Xerox’s assumptions as to the fair value of HP’s identifiable intangible assets and the estimated amortization periods are based solely on publicly available information (including HP’s financial statements, information on HP’s patents, analyst reports and investor presentations) and these assumptions likely will change as we conduct, with the assistance of a third party appraiser, a valuation of HP’s identifiable intangible assets following the completion of the proposed business combination with HP.

The fair value of the customer relationships intangible asset is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows, while the fair value of the trade names and trademarks is based on a “relief from royalty” methodology. The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by that intangible asset. As Xerox does not have access to HP’s management or further information on intangible assets other than information that is publicly available, there are significant limitations regarding our assumptions related to the specifics of HP’s intangible assets and any such process may take several months to complete after access is permitted. Xerox does not, on the date of this registration statement of which this offer to exchange forms a part, have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from HP’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

The following table is a summary of the fair value estimates of the identifiable intangible assets and their weighted average useful lives used for purposes of these unaudited pro forma condensed combined financial statements:

	December 31, 2019
(in millions)	Estimated Fair Value	Estimated Useful Life
Customer relationships/contracts	$15,000	20
HP tradename	10,400	30
Technology	700	7
In-process research and development(1)	400

Total identifiable intangible assets	$26,500

(1)

Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets. Acquired IPR&D assets are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the proposed business combination with HP, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence.

These preliminary estimates of fair value and weighted-average useful life will be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Xerox and our third-party valuation advisers have full access to the specifics of HP’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. For each $2.65 billion or 10% change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense - increase or decrease - of approximately $120 million, assuming a weighted-average useful life of 22 years.

Debt: These unaudited pro forma condensed consolidated financial statements reflect Xerox’s assumption of HP’s debt as of October 31, 2019 of $5,137 million, which is included in HP’s book value of net assets (liabilities) acquired. This amount was increased by $314 million reflecting a fair value debt adjustment of $300 million and the write-off of debt issuance costs and other carrying value adjustments netted against HP’s debt balance at October 31, 2019. These adjustments were based on amounts disclosed by HP in the HP 10-K.

Deferred taxes: As of the completion of the proposed business combination, Xerox will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles. The $6,381 million adjustment included in the table in based on Xerox’s statutory tax rate of 25.0% and includes the following:

(in millions)	December 31, 2019
Deferred income tax impact due to:
Estimated fair value adjustment for intangible assets	$(6,460)
Estimated fair value adjustment related to debt	79

Estimated adjustments to deferred income taxes	$(6,381)

See Note 6 - Pro Forma Adjustments in Connection with the Proposed Business Combination with HP, adjustment (J), for details regarding the pro forma adjustment to deferred taxes.

Contingencies: As of the completion of the proposed business combination, except as specifically excluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. As disclosed in the HP 10-K, HP is involved in various lawsuits, claims, investigations and proceedings, consisting of IP, commercial, securities, employment, employee benefits and environmental matters that arise in the ordinary course of business. However, Xerox does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the closing date. As required, HP currently accounts for these contingencies under ASC Topic 405. If fair value cannot be determined for HP’s contingencies, the combined company would continue to account for the HP contingencies using ASC Topic 405. Since HP’s management, unlike Xerox’s management, has full and complete access to relevant information about these contingencies, Xerox believes that it has no basis for modifying HP’s current application of these standards. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the HP carrying values for contingencies. This approach is preliminary and subject to change.

In addition, as disclosed in the HP 10-K, HP has recorded provisions for uncertain tax positions. Income taxes are exceptions to both the recognition and fair value measurement principles of ASC Topic 805. As such, the combined company would continue to account for HP’s uncertain tax positions using ASC Topic 740, Income Taxes. Since HP management, unlike Xerox management, has full and complete access to relevant information about these tax positions, Xerox believes that it has no basis for modifying HP’s current application of these standards. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the HP carrying values for uncertain tax positions. This assessment is preliminary and subject to change.

Other Assets/Liabilities: Adjustments to HP’s remaining assets and liabilities may also be necessary, however at this time Xerox has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Xerox believes that the current HP’s book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

NOTE 6 – PRO FORMA ADJUSTMENTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

This note should be read in conjunction with Note 1 - Description of the Proposed Business Combination with HP; Note 2 - Basis of Presentation in Connection with the Proposed Business Combination with HP; Note 4 - Fair Value of Consideration to be Paid in Connection with the Proposed Business Combination with HP; and Note 5 - Estimate of Assets to be Acquired and Liabilities to be Assumed in Connection with the Proposed Business Combination with HP. The following summarizes the pro forma adjustments in connection with the proposed business combination with HP to give effect to the transaction as if it had occurred on January 1, 2019 for purposes of the unaudited pro forma condensed combined statement of income and on December 31, 2019 for purposes of the unaudited pro forma condensed combined balance sheet:

(A)	To adjust for the elimination of revenue and cost of revenue from transactions between Xerox and HP.

(B)	To adjust amortization of intangible assets as follows:

(in millions)	Year Ended December 31, 2019
New intangible asset amortization	$1,197
Elimination of amortization associated with HP’s historical intangible assets	(116)

Net adjustment to Amortization of intangible assets	$1,081

(C)

To eliminate transaction costs incurred by Xerox during the year ended December 31, 2019 related to the proposed business combination with HP as they do not have a continuing impact on the combined company’s financial results.

(D)	To record the following debt-related adjustments:

(in millions)	Year Ended December 31, 2019
Interest expense on new financing	$588	(1)
Interest expense - duration and extension fees	171	(1)
Lost interest income on cash used to fund acquisition	83	(2)
Amortization of debt issuance costs recorded in connection with new financing	108	(3)
Amortization associated with increase in assumed HP debt to fair value, amortized over the remaining weighted average life	(37)	(4)
Elimination of amortization of debt issuance costs and other carrying value adjustment on assumed HP debt	2	(5)

Net adjustment to interest expense	$915

Impact of 1/8% increase in interest rates	$31

(1)

In connection with the proposed business combination with HP, Xerox has received a commitment letter from the Lenders to provide a $19.5 billion senior unsecured 364-day term loan bridge facility and a $4.5 billion senior unsecured 60-day term loan bridge facility for the purpose of financing the cash component of the purchase price. The $19.5 billion 364-day term loan bridge facility includes an option to extend the term for an additional 364-day period. The unaudited pro forma condensed balance sheet is adjusted to reflect the debt expected to be issued of $19.5 billion, and we assumed that Xerox will incur approximately $215 million of debt issuance costs, primarily consisting of financing fees and commitment fees. The pro forma interest expense reflects an estimated weighted-average interest rate of approximately 3.0% (4.5% inclusive of duration/extension fees and amortization of debt issuance costs). The unaudited pro forma condensed combined financial statements do not include any adjustment for the drawdown of the $4.5 billion component of the bridge financing as this component is only expected to be utilized to the extent Xerox cannot readily access HP’s cash and cash equivalents at closing. Absent any further information at this stage, we have assumed full access to HP’s cash and cash equivalents at closing and the related lost interest income for purposes of these unaudited pro forma condensed combined financial statements. Additionally, we have assumed that we will exercise the option to extend the 364-day term loan bridge facility for purposes of these unaudited pro forma condensed combined financial statements since currently this facility is the only financing in place (other than the 60-day term loan bridge facility). This assumption is subject to change based on developments regarding financing if the transaction is consummated. In lieu of borrowing, in whole or in part, under the 364-day term loan bridge facility, Xerox may incur permanent debt financing. There can be no assurance, however, that Xerox will be able to obtain any such permanent debt financing.

The level of net debt expected to be incurred by Xerox may be affected by various factors, including the amount of cash on hand at both Xerox and HP at the time of the closing of the merger - see (2) below. Accordingly, the estimated interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant. A 0.125% change in interest rate would result in an increase or decrease in interest expense of $24 million for the year ended December 31, 2019.

(2)

As disclosed in (1) above, Xerox anticipates funding a portion of the cash component of the consideration to be paid for each share of HP common stock with cash on hand at both Xerox and HP at the time of the completion of the proposed business combination. The pro forma adjustments include an estimate for lost interest income based on an estimated weighted-average interest rate of 1.54%. The level of cash funding may be affected by various factors, including the ultimate level of financing and the amount of cash on hand at both Xerox and HP at the time of closing of the proposed business combination. Accordingly, the estimated lost interest income reflected in these unaudited pro forma condensed combined financial statements may change. A 0.125% change in interest rate would result in an increase or decrease in lost interest income of $7 million for the year ended December 31, 2019.

(3)

To record amortization of estimated original issue discount and debt issuance costs to be incurred by Xerox in connection with the issuance of the $19.5 billion debt for the proposed business combination with HP.

(4)	To record amortization of fair value adjustments on long-term debt over the remaining term of HP’s long-term debt to be assumed in connection with the proposed business combination with HP.

(5)

To reverse amortization of debt issuance costs and other carrying value adjustments recorded in HP’s historical interest expense as HP’s debt issuance costs and other carrying value adjustments will be eliminated as part of the proposed business combination with HP.

(E)	To adjust HP’s pension and post-retirement (credit) benefit cost.

HP’s AOCL includes amounts related to unrealized components of their defined benefit plans that will be eliminated in the unaudited pro forma condensed combined balance sheet in connection with the elimination of HP’s pre-combination Shareholders’ Equity. Accordingly, an adjustment of $(30) million has been made to eliminate the corresponding recognition of this amount in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019.

Future recognition of post combination net actuarial gains/losses or prior service costs/credits are not expected to be material and are expected to be significantly less than the current recognition of these amounts in light of the freeze of benefits for HP’s major defined benefit plans and given that approximately two-thirds of plan assets are invested in debt securities to match the associated obligations. Accordingly, no assumption was made in the unaudited pro forma condensed combined statement of income for future amounts.

(F)

To record an estimate of the deferred income tax impacts of the proposed business combination with HP on the balance sheet and statements of loss, primarily related to the additional interest expense/lost interest income associated with the financing of the proposed business combination with HP and estimated fair value adjustments for identifiable intangible assets and pension and post-retirement costs (see Notes 8(B), (D) and (E)). The tax effects related to these adjustments has been determined based on Xerox’s statutory tax rate of 25.0% inclusive of state taxes. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(G)	To adjust cash and cash equivalents as follows:

(in millions)	December 31, 2019
Cash consideration for the proposed business combination with HP	$(26,775)	(1)
Net proceeds from debt issuance	19,285	(2)
Net proceeds from mandatory convertible preferred stock	2,190	(3)
Payment for estimated acquisition costs	(75)	(4)

Total	$(5,375)

(1)

The cash consideration to be paid in connection with the proposed business combination with HP consists of $26,739 million cash consideration to be paid to HP stockholders and $36 million to be paid to holders of vested and exercisable HP stock options. We assumed all HP stockholders and holders of vested and exercisable HP stock options will receive the Standard Election Consideration, subject to proration.

(2)

For purposes of these unaudited pro forma condensed combined financial statements, we assumed that Xerox will incur $19.5 billion of debt in connection with the proposed business combination with HP based on the commitment letters obtained by Xerox from the various banks (see Note 1). We assumed that Xerox will incur approximately $215 million of debt issuance costs, primarily consisting of financing fees and commitment fees.

(3)

The unaudited pro forma balance sheet assumes Xerox will complete an offering of Mandatory Convertible Preferred Stock for net proceeds of $2,190 million after deducting estimated underwriting discounts and third-party fees of $10 million (see Note 8 adjustment (O) for additional information.

(4)	For purposes of these unaudited pro forma condensed combined financial statements, we assumed that Xerox will pay $75 million of acquisition-related costs.

(H)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(in millions)	December 31, 2019
Eliminates HP’s historical intangible assets	$(661)
Fair value of acquired identifiable intangible assets	26,500

Total	$25,839

(I)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(in millions)	December 31, 2019
Eliminates HP’s historical goodwill	$(6,372)
Estimated transaction goodwill	23,466

Total	$17,094

(J)	To adjust deferred tax assets as follows:

(in millions)	December 31, 2019
Adjustments related to purchase price allocation	$(6,381)	(1)
Adjustment related to acquisition-related costs	19	(2)

Total	$6,362

(1)	Refer to Note 5 for additional information.

(2)	Refer to Note 8 adjustment (R) for additional information.

Goodwill arising from the acquisition is not expected to be deductible for tax reporting purposes and no deferred taxes have been provided. Because HP has not permitted Xerox to perform financial and/or tax due diligence, no additional adjustments to HP’s historical deferred tax balances are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. Additional adjustments to HP’s historical deferred tax balances may be necessary and those adjustments may be material.

(K)	To reclassify the pro forma net deferred tax liability after adjustment (J) of $3,144 million from deferred tax assets to Other long-term liabilities.

(L)

To record the estimated impact of HP’s adoption of ASC Topic 842 - Leases - and to conform HP’s balance sheet to Xerox. Refer to Note 3 - Accounting Policies applied in Connection with the Proposed Business Combination with HP for additional information.

(in millions)	December 31, 2019
Other long-term assets - right-of-use assets	$1,300

Accrued expenses and other current liabilities - current lease obligation	$300
Other long-term liabilities - non-current lease obligation	1,000

Total	$1,300

(M)	To record liability of $276 million for cash-based units to be issued by Xerox for unvested HP restricted share awards outstanding immediately prior to the date of acquisition (see Note 4(d)):

(in millions)	December 31, 2019
Accrued expenses and other current liabilities	$184
Other long-term liabilities	92

Total	$276

(N)

To eliminate HP’s historical debt issuance costs and other carrying value adjustments and to adjust HP’s existing debt to an estimate of fair value and record debt expected to be incurred by Xerox in connection with the proposed business combination with HP, as follows:

(in millions)	December 31, 2019
Eliminate HP’s historical debt issuance costs and other carrying value adjustments	$14
Adjust HP’s existing debt to estimated fair value	300
Record debt expected to be incurred by Xerox in connection with the proposed business combination with HP	19,500	(1)
Record debt discount related to the debt expected to be issued by Xerox	(215)

Total	$19,599

(1)

The unaudited pro forma balance sheet assumes Xerox will incur $19.5 billion of debt and approximately $215 million of debt issuance costs, primarily consisting of financing fees and commitment fees, in connection with the proposed combination with HP. The level of net debt to be incurred by Xerox may be affected by various factors, including the amount of cash on hand at both Xerox and HP at the time of the closing of the proposed business combination with HP. Accordingly, the amount of debt ultimately issued by Xerox in connection with the proposed business combination with HP may be different from the amount reflected in these unaudited pro forma condensed combined financial statements and the difference could be material (see Note 8(E)).

(O)

The unaudited pro forma balance sheet assumes Xerox will complete an offering of Mandatory Convertible Preferred Stock for net proceeds of $2,190 million after deducting estimated underwriting discounts and third-party fees of $10 million.

Based on discussions with our financial advisers and a review of current market conditions, we expect that the Mandatory Convertible Preferred Stock will pay cumulative dividends, when and if declared by the Company’s board of directors, at a rate that will be in the range of 4% to 8%. Solely for the purposes of these pro forma condensed combined financial statements, we assumed the mid-point of this range or 6%. Based on Xerox’s stock price as of February 25, 2020 of $36.46 the Mandatory Convertible Preferred Stock would convert into approximately 60.3 million shares of Xerox’s common stock, subject to customary anti-dilution adjustments. However, the ultimate conversion, currently expected to occur three years from issuance, would be dependent on the Xerox stock price at the time of conversion and the negotiated conversion rate, which is expected to include a market based premium to the current stock price. The unaudited pro forma combined basic earnings per share reflects the expected dividends to be paid while the unaudited pro forma combined diluted earnings per share reflects the conversion of the Mandatory Convertible Preferred Stock into common shares based on Xerox’s current stock price – see adjustment (T).

We have also assumed for purposes of these pro forma condensed combined financial statements that the issuance of the Mandatory Convertible Preferred Stock will include terms that result in classification of the security as permanent equity in accordance with the guidance in ASC Topic 480. However, the ultimate classification will be dependent on the terms and conditions of an offering and may be different from those assumed.

We are currently in discussions with multiple institutional investors related to the issuance of Mandatory Convertible Preferred Stock and we have received a highly confident letter from one of our Lenders. However, no assurance can be given that the required funding will be obtained; that the required funding will be at the terms and conditions noted above; or that any such changes will not be material.

(P)	To eliminate HP’s common stock and to record Xerox common shares to be issued in connection with the proposed business combination with HP, as follows:

(in millions)	December 31, 2019
Eliminate HP common stock	$(15)
Record issuance of Xerox common shares in connection with the proposed business combination with HP (See Note 4)	217

Total	$202

(Q)	To eliminate HP’s additional paid-in capital and to record Xerox stock options and restricted share awards to be issued in connection with the proposed combination with HP, as follows:

(in millions)	December 31, 2019
Eliminate HP’s additional paid-in-capital	$(835)
Record issuance of Xerox common shares in connection with the proposed business combination with HP (See Note 4)	7,688
Record issuance of Xerox restricted stock units (share based component)	81
Record issuance of Xerox stock options	8

Total	$6,942

(R)	To adjust retained earnings as follows:

(in millions)	December 31, 2019
Eliminate HP’s accumulated deficit	$818
Estimated acquisition-related costs expected to be incurred by Xerox in connection with the proposed business combination with HP, net of tax	(56)	(1)

Total	$762

(1)	For purposes of these unaudited pro forma condensed combined financial statements, we assumed that Xerox will incur approximately $75 million of acquisition-related costs (excluding financing fees payable pursuant to the commitment letter and fees for the Mandatory Convertible Preferred Stock offering) or $56 million after estimated deferred tax expense of $19 million. Acquisition-related costs have not been reflected in the unaudited pro forma combined statements of operation as they do not have a continuing effect on the financial results of the combined company.

(S)	To eliminate HP’s accumulated other comprehensive loss of $1,225 million.

(T)

The unaudited pro forma combined basic and diluted earnings per share for the year ended December 31, 2019 have been adjusted by the number of Xerox common shares expected to be issued in connection with the proposed combination with HP:

(in thousands)	Year Ended December 31, 2019
Adjustment to basic and diluted weighted-average number of Xerox common shares outstanding:
Number of Xerox common shares expected to be issued upon conversion of shares of HP common stock at an exchange rate of 0.149.	216,525
Number of Xerox common shares expected to be issued upon conversion of shares of HP common stock related to vested HP stock options at an exchange rate of 0.149.	292

Total	216,817

Adjustment to diluted weighted-average number of Xerox common shares outstanding:
Dilutive effect of replacement restricted stock units	2,232	(1)
Dilutive effect of replacement stock options awards	168	(1)
Dilutive effect of mandatory convertible preferred stock	60,340	(2)

Total	62,740

Total adjustment to diluted weighted-average number of Xerox common shares outstanding:	279,557

In addition to the adjustments to the weighted-average Xerox common shares outstanding shown above, Net income from continuing operations attributable to Xerox for the computation of basic earnings per share of common stock would be reduced by $132 million for the dividends on the Mandatory Convertible Preferred Stock. Refer to adjustment (O) for additional information.

(1)

As described in Note 4(d), these unaudited pro forma condensed combined financial statements assume that Xerox will issue restricted stock units and stock option awards to replace unvested HP restricted stock units and unvested stock options outstanding at the effective time of the proposed combination with HP. For purposes of these unaudited pro forma condensed combined financial statements, the replacement share-based awards have been included in the calculation of the pro forma diluted earnings per share based on the estimated potential dilutive effect of the replacement awards.

(2)

Reflects adjustment for common shares issuable related to the Mandatory Convertible Preferred Stock that we expect to issue in connection with the proposed business combination with HP. Refer to adjustment (O) for additional information.

DESCRIPTION OF XEROX CAPITAL STOCK

The following summary of the terms of the capital stock of Xerox is not meant to be complete and is qualified by reference to the relevant provisions of New York law and the Xerox Certificate of Incorporation and Xerox Bylaws. Copies of the Xerox Certificate of Incorporation and Xerox Bylaws are incorporated by reference and will be sent to holders of shares of Xerox common stock, Xerox preferred stock and HP common stock upon request. See “Where You Can Find More Information” below.

Prior to the completion of the offer and the second-step merger, Xerox’s authorized capital stock consists of 437,500,000 shares of common stock ($1 par value), and 22,043,067 shares of Preferred Stock ($1 par value), of which 180,000 shares of Xerox preferred stock are outstanding.

The terms of the Xerox preferred stock differ from the terms of Xerox common stock, including in respect of dividend, redemption and conversion rights.

Xerox Common Stock

Dividend Rights and Restrictions

Holders of Xerox common stock are entitled to dividends as and when declared by the Xerox Board out of the net assets legally available therefor. All shares of Xerox common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of Xerox common stock under the Xerox Certificate of Incorporation or Xerox Bylaws, provided that all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, will have been paid or provided for.

Voting Rights

Each share of Xerox common stock is entitled to one vote per share, subject to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two additional members to the Xerox Board, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock is required to authorize certain corporate action.

Liquidation Rights

Holders of Xerox common stock are entitled to receive Xerox net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of Xerox, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of Xerox common stock do not possess preemptive rights or subscription rights to any additional issues of any class of the capital stock or any of Xerox’s other securities.

Liability to Further Calls or Assessments

Based on the advice of counsel, all Xerox’s issued and outstanding common stock are fully paid and non-assessable.

Transfer Agent

Xerox common stock is listed and traded on NYSE under the symbol “XRX.” The transfer agent for the common stock is Computershare Inc. c/o Xerox Holdings Corporation, P.O. Box 505000, Louisville, KY 40233, (800) 828-6396, or reachable, via email at website www.computershare.com.

Xerox Preferred Stock

Dividend Rights and Restrictions

Cash dividends are payable quarterly on the Xerox preferred stock when, as and if declared by the board of directors, out of any funds legally available for the payment of dividends, on a cumulative basis, at a rate per year equal to 8.0% of the liquidation preference. If Xerox does not pay dividends in full on any dividend payment date, cash dividends will be payable, on a cumulative basis, at a rate per year equal to 8.0% of the sum of the liquidation preference and the amount of accrued and unpaid dividends as of the most recent dividend payment date. In addition, if Xerox does not pay dividends in full on any dividend payment date, the ability of Xerox to declare or pay dividends on, or redeem, purchase or otherwise acquire its common stock or any preferred stock ranking on a parity with or junior to the Xerox preferred stock, will be subject to certain restrictions.

Voting Rights

Except as may be required by applicable law and as described below, the consent of the holders of at least two-thirds of the shares of Xerox preferred stock at the time outstanding, voting separately as a class, will be necessary to permit, effect or validate:

•

the amendment, alteration or repeal of any of the provisions of the Xerox Certificate of Incorporation or Xerox Bylaws (whether, directly or indirectly, by merger, consolidation or otherwise) which would affect adversely any right, preference, privilege or voting power of the Xerox preferred stock or of the holders thereof; and

•

the voluntary liquidation, dissolution or winding up of Xerox, or the sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of Xerox, or the consolidation, merger or other business combination of Xerox with or into any other person, except any such sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of Xerox or consolidation or merger or other business combination wherein none of the rights, preferences, privileges or voting powers of the Xerox preferred stock or the holders thereof are adversely affected.

The holders of Xerox preferred stock will have no voting rights with respect to any consolidation, merger or other business combination of Xerox with or into any other person, or sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of Xerox, if:

•

to the extent Xerox is not the surviving person in such transaction, the holders of Xerox preferred stock will receive the stock of the entity surviving such transaction or to whom all or substantially all of the property or business of Xerox is sold, leased or conveyed, as the case may be, and such stock shall have voting powers, preferences and relative, participating, optional or other special rights as nearly equal as possible to those provided in the certificate of incorporation of Xerox; and

•

upon conversion of the Xerox preferred stock or the stock of the person surviving such transaction or to whom all or substantially all of the property or business of Xerox is sold, leased or conveyed, as the case may be, issued in accordance with such reorganization event, the holders of Xerox preferred stock will receive certain securities, cash or other property in connection with such reorganization event.

Conversion

Each share of Xerox preferred stock may be converted at any time, at the option of the holder, into 37.45318 shares of Xerox common stock, subject to customary anti-dilution adjustments. Under certain circumstances, the holder will also have the right to convert each share of Xerox preferred stock into shares of Xerox common stock at an increased conversion rate. In addition, Xerox will have the right, at its option, to cause any or all of the Xerox preferred stock to be converted into shares of Xerox common stock at the then applicable conversion rate if the closing price of Xerox common stock exceeds a certain threshold for 20 trading days over a 30-day trading period, as specified in the Xerox Certificate of Incorporation.

Redemption

Upon the occurrence of certain fundamental change events, the holder of Xerox preferred stock has the right to require Xerox to redeem any or all of the Xerox preferred stock in cash at a redemption price per share equal to the liquidation preference and any accrued and unpaid dividends to, but not including the redemption date. At any time on or following the fifth anniversary of a transfer by the holder of the Xerox preferred stock to a person other than a permitted transferee, Xerox has the option to redeem any or all of such transferred shares of Xerox preferred stock in cash at a redemption price per share equal to the fair market value of such shares and any accrued and unpaid dividends to, but not including the redemption date.

COMPARISON OF HOLDERS’ RIGHTS

HP stockholders who validly tender their shares in the offer and do not properly withdraw such shares may receive Xerox common stock following consummation of the offer. Since Xerox is a New York corporation, the rights of the shareholders of Xerox are governed by the NYBCL, the Xerox Certificate of Incorporation and the Xerox Bylaws. Since HP is a Delaware corporation, the rights of HP stockholders are governed by the applicable laws of the State of Delaware, including the DGCL, and by the HP Charter and HP Bylaws.

The following is a summary comparison of:

•	the current rights of HP stockholders under the DGCL and the HP Charter and HP Bylaws; and

•	the rights HP stockholders will have as Xerox shareholders under the NYBCL, the Xerox Certificate of Incorporation and the Xerox Bylaws upon the consummation of the offer and the second-step merger.

The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the NYBCL, DGCL, the Xerox Bylaws and the HP Charter and HP Bylaws. Copies of the Xerox Bylaws and the HP Charter and HP Bylaws are incorporated by reference herein and will be sent to HP stockholders, upon request. See the section of this offer to exchange titled “Where You Can Find More Information.”

	Xerox	HP
Authorized Capital	The aggregate number of shares which Xerox has the authority to issue is 459,543,067 shares, consisting of (i) 437,500,000 shares of Xerox common stock, par value $1.00 per share, and (ii) 22,043,067 shares of Xerox preferred stock, par value $1.00 per share.	The aggregate number of shares which HP has the authority to issue is (i) 9,600,000,000 shares of HP common stock, par value $0.01 per share, and (ii) 300,000,000 shares of HP preferred stock, par value $0.01 per share.

Voting Rights

Except as otherwise specifically provided in the Xerox Certificate of Incorporation and except as otherwise provided by law, voting rights upon any and all matters are vested exclusively in the holders of Xerox common stock and Xerox preferred stock. The Xerox preferred stock votes together with the Xerox common stock, as a single class, on all matters submitted to the shareholders of Xerox, and the Xerox common stock is entitled to one vote per share and the Xerox preferred stock is entitled to one vote for every ten shares of Xerox common stock into which the Xerox is convertible.

Except as may be required by applicable law and as described below, the consent of the holders of at least two-thirds of the shares of Xerox preferred stock at the time outstanding, voting separately as a class, will be necessary to permit, effect or validate: (i) the authorization of, or any increase in the authorized amount of, any class of stock ranking prior to the Xerox preferred stock; and (ii) the voluntary liquidation, dissolution or winding up of Xerox, or the sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of Xerox, or the consolidation, merger or other business combination of Xerox with or into any

Except as otherwise specifically provided in the HP Charter and except as otherwise provided by law, voting rights upon any and all matters are vested exclusively in the holders of HP common stock with each share of HP common stock having one vote.

other person, except any such sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of Xerox or consolidation or merger or other business combination wherein none of the rights, preferences, privileges or voting powers of the Xerox preferred stock or the holders thereof are adversely affected.

The holders of Xerox preferred stock will have no voting rights with respect to any consolidation, merger or other business combination of Xerox with or into any other person, or sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of Xerox, if: (i) to the extent Xerox is not the surviving person in such transaction, the holders of Xerox preferred stock will receive the stock of the entity surviving such transaction or to whom all or substantially all of the property or business of Xerox is sold, leased or conveyed, as the case may be, and such stock shall have voting powers, preferences and relative, participating, optional or other special rights as nearly equal as possible to those provided in the certificate of incorporation of Xerox; and (ii) upon conversion of the Xerox preferred stock or the stock of the person surviving such transaction or to whom all or substantially all of the property or business of Xerox is sold, leased or conveyed, as the case may be, issued in accordance with such reorganization event, the holders of Xerox preferred stock will receive certain securities, cash or other property in connection with such reorganization event.

Class Voting	The NYBCL provides that holders of the outstanding shares of a class (or series) of stock are entitled to vote as a separate class in addition to the vote of all outstanding shares entitled to vote with respect to extraordinary transactions such as a plan of merger or consolidation or share exchanges or amendment to the certificate of incorporation that would (i) limit such class’s voting rights, (ii) alter certain powers, preferences or rights of that class so as to adversely affect the holders of such class, or (iii) authorize any class or series of stock ranking prior to such series or class.	Section 242 of the DGCL provides that holders of the outstanding shares of a class of stock are entitled to vote as a separate class with respect to any amendment to the certificate of incorporation that would (i) alter or change the powers, preferences or rights of that class so as to adversely affect the holders of such class or (ii) increase or decrease the aggregate number of authorized shares or the par value of the shares of such class.

Number and Election of Directors	The Xerox board of directors must consist of no less than five and no more than twenty-one directors. The number of directors is determined from time to time by resolution of a majority of the entire board of directors then in office, provided that no decrease in the number of directors will shorten the term of any incumbent director. At each annual meeting of stockholders, directors are elected to hold office until the next	The HP board of directors must consist of no less than eight and no more than seventeen directors. The authorized number of directors may be determined from time to time only by a vote of a majority of the total number of directors of HP. No decrease in the number of directors will shorten the term of any incumbent director. At each annual meeting of stockholders, directors are elected to hold office until the annual meeting.

Unless the election is contested, each director is elected by the affirmative vote of a majority of the votes cast for or against the director at any meeting for the election of directors at which a quorum is present. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. An election is considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

next annual meeting. Unless the election is contested, each director is elected by the affirmative vote of a majority of the votes cast for or against the director at any meeting for the election of directors at which a quorum is present. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. An election is considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Vacancies on the Board of Directors and Removal of Directors

The Xerox Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason except the removal of directors without cause may be filled by a vote of a majority of the directors then in office, even if less than a quorum exists. A director elected to fill a vacancy will hold office until the next annual meeting.

Under Section 705 of the NYBCL, vacancies occurring on the board of directors by reason of the removal of directors without cause may be filled only by a vote of the stockholders unless the certificate of incorporation or bylaws provide otherwise.

Section 706 of the NYBCL, subject to certain conditions, provides that any or all of the directors may be removed for cause by vote of the stockholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders so provides, directors may be removed by action of the board of directors. The Xerox Bylaws provide that the chairman of the board may be removed by the board of directors with or without cause, at any time.

The HP Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason except the removal of directors without cause may be filled by a vote of a majority of the directors then in office, even if less than a quorum exists; however, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the voting power of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum). A director elected to fill a vacancy will hold office until the next annual meeting.

Unless otherwise restricted by statute or by the HP Charter, any director or the entire HP Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Amendments to the Certificate of Incorporation

Under Section 803 of the NYBCL, subject to limited exceptions, amendments to the certificate of incorporation must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that certificate of incorporation provisions requiring a greater or class vote may only be amended by such greater or class vote. In addition, Section 804 of the NYBCL provides that an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of the affected class or series

The Xerox Certificate of Incorporation provides that the vote of the holders of two-thirds of the outstanding shares of Xerox preferred stock, voting together as a class, is required to authorize any amendment, alteration or repeal of the certificate of incorporation which would adversely affect the rights, preferences,

Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

privileges or voting power of the Xerox preferred stock or any holder thereof.

Amendments to Bylaws

The Xerox Bylaws provide that the Xerox Bylaws may be amended, repealed or adopted by a majority of the votes of the shares at the time entitled to vote in the election of any directors. The Xerox Bylaws may also be amended, repealed or adopted by the board of directors, but any bylaw adopted by the Xerox Board may be amended or repealed by stockholders entitled to vote thereon.

The Xerox Certificate of Incorporation provides that the vote of the holders of two-thirds of the outstanding shares of Xerox preferred stock, voting together as a class, is required to authorize any amendment, alteration or repeal of the bylaws which would adversely affect the rights, preferences, privileges or voting power of the Xerox preferred stock or any holder thereof.

The HP Bylaws provide that the HP Bylaws may be amended, repealed or adopted by a majority of the votes of the shares at the time entitled to vote in the election of any directors. The HP Bylaws may also be amended, repealed or adopted by the board of directors, but any bylaw adopted by the HP Board may be amended or repealed by stockholders entitled to vote thereon.

Ability to Call Special Meeting of Stockholders	Special meetings of the stockholders may be called at any time by the chairman of the board of directors or the board of directors.	Special meetings of the stockholders may be called at any time by the chairman of the board of directors or the board of directors.

Limitation of Personal Liability of Directors and Officers

The Xerox Certification of Incorporation provides that a person who is or was a director of Xerox is not personally liable to Xerox or its stockholders for damages for any breach of duty in such capacity, except to the extent that the NYBCL expressly provides.

Section 402 of the NYBCL permits corporations to eliminate or limit the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity except liability of a director: (i) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law; (ii) who personally gained a financial profit or other advantage to which he or she was not legally entitled; or (iii) whose acts violated certain provisions of New York law.

The HP Charter provides that no director is personally liable to HP or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director to the full extent permitted by the DGCL or any other applicable law in effect.

Section 102 of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for: (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	The Xerox Bylaws provide that except to the extent expressly prohibited by law, Xerox will indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of Xerox to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Xerox served in any capacity at the request of the Xerox, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of Xerox or serves or served such other corporation,

The HP Charter provides that HP may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of HP or any predecessor of HP or serves or served at any other enterprise as a director, officer or employee at the request of HP or any predecessor to HP.

The HP Bylaws provide that HP will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless Xerox shall have given its prior approval thereto. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, Xerox is authorized to extend rights to indemnification and advancement of expenses to such persons by (i) resolution of the stockholders, (ii) resolution of the directors or (iii) an agreement, to the extent not expressly prohibited by law.

Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of HP (or any predecessor) or is or was serving at the request of HP (or any predecessor) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (or any predecessor of any of such entities), including service with respect to employee benefit plans maintained or sponsored by HP (or any predecessor), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators’ provided, however, that except as provided in the HP Bylaws, HP will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the HP Board. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an indemnitee in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HP as authorized in the bylaws or otherwise.

The right of indemnification provided in the bylaws is not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

Section 145 of the DGCL provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and

NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the stockholders.

amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person: (i) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and (ii) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorney fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Section 145 of the DGCL to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorney fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Preemptive Rights of Stockholders	No holder of Xerox common stock or Xerox preferred stock is entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any obligations or other securities convertible into, or exchangeable for, any stock of any class whatsoever and whether issued for cash or other consideration or by way of dividend.	The holders of common stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, or of bonds, debentures or other securities convertible into or exchangeable for stock.

Dividends	The board of directors (i) may declare dividends whenever and in such amounts as, in its opinion, the condition of the affairs of Xerox render it advisable, (ii) may use and apply, in its discretion, any part or all of the surplus of Xerox in purchasing or acquiring any of the shares of stock of Xerox, and (iii) may set aside from	Section 170 of the DGCL provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

time to time out of such surplus or net profits such sum or sums as it in its absolute discretion, may think proper as a reserve fund to meet contingencies or for equalizing dividends, or for the purpose of maintaining or increasing the property or business of Xerox, or for any other purpose it may think is in the best interest of Xerox.

Under the Xerox certificate of incorporation, so long as any shares of the Xerox preferred stock are outstanding, no dividends can be paid or declared at any time, and no distribution made, on any Xerox common stock (other than distributions in such Xerox common stock) unless (i) all dividends on the Xerox preferred stock of all series for all past quarter-yearly dividend periods have been paid and full dividends for the then current quarter-yearly period have been paid or declared and a sum sufficient for that payment has been set aside and (ii) Xerox has redeemed, retired or purchased all shares of Xerox preferred stock required to have been redeemed, retired or purchased at that time.

Under Section 510 of the NYBCL, the net assets of the corporation upon declaration or distribution must remain at least equal to the amount of the corporation’s stated capital.

State Anti-Takeover Statutes

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder’s becoming such, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation’s outstanding voting stock.

In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting for that purpose no earlier than five years after the stock acquisition; or (iii) a

The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and

	business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.	authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Expanded Constituency Statutes	Section 717(b) of the NYBCL entitles the board of directors, in taking any action, including a potential change in control, to consider both the long-term and the short-term interests of the corporation and its shareholders, as well as the corporation’s current and retired employees, customers, creditors, and the communities in which it does business.	There are no similar provisions under the DGCL.

Transactions Involving Officers or Directors

Under the Xerox Bylaws, no contract or other transaction between Xerox and one or more of its directors, or between Xerox and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or are financially interested, is either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the board of directors, or of a committee thereof, which approves such contract or transaction, or that his or her or their votes are counted for such purpose, provided that the parties to the contract or transaction establish affirmatively that it was fair and reasonable as to Xerox at the time it was approved by the board of directors, a committee, or the stockholders.

Any such contract or transaction may not be avoided by Xerox for the reasons set forth above if: (i) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient for such purpose, by unanimous vote of the disinterested directors (although common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which approves such contract or transactions); or (ii) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the stockholders entitled to vote thereon, and such contract or transaction is approved by vote of such stockholders.

Xerox may not lend money to or guarantee the obligation of a director unless the particular loan or guarantee is approved by the stockholders,

Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

with the holders of a majority of the shares entitled to vote thereon constituting a quorum, but shares held of record or beneficially by directors who are benefited by such loan or guarantee are not be entitled to vote or to be included in the determination of a quorum.

Mergers, Consolidations or Certain Dispositions	Under Section 903 of the NYBCL, the consummation by a corporation of a merger or consolidation requires the approval of the board of directors and (i) a majority of the votes of all outstanding shares entitled to vote thereon for corporations in existence on September 1, 1963 where the certificate of incorporation expressly provides therefor, or corporations incorporated after September 1, 1963, and (ii) two-thirds of the votes of all outstanding shares entitled to vote thereon, for all other corporations.	Under the DGCL Section 251, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately before the merger by more than 20%.

HP POISON PILL RIGHTS AGREEMENT

The following description is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which was filed with the SEC by HP as Exhibit 4.1 to its Form 8-K filed on February 20, 2020.

On February 20, 2020, the HP Board declared a dividend of one preferred share purchase right, which we refer to as a Right, for each outstanding share of HP common stock and adopted a shareholder rights plan, as set forth in the Rights Agreement, dated as of February 20, 2020, which we refer to as the Rights Agreement, by and between HP and Equiniti Trust Company. The dividend is payable on March 2, 2020 to HP shareholders of record as of the close of business on March 2, 2020. The Rights will expire on February 20, 2021. In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of the outstanding shares of HP common stock without the approval of the HP Board. The Rights Agreement should not interfere with any merger or other business combination approved by the HP Board.

The Rights will initially trade with, and will be inseparable from, the shares of HP common stock. New Rights will accompany any new shares of HP common stock issued after March 2, 2020 until the expiration, exchange or redemption of the Rights. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” (as defined in the Rights Agreement) by obtaining beneficial ownership of 20% or more of the outstanding shares of HP common stock. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights. The date when the Rights become exercisable is referred to as the Rights Distribution Date. Until that date, HP common stock certificates or, in the case of uncertificated shares, notations in the book-entry account system, will also evidence the Rights, and any transfer of shares of HP common stock will constitute a transfer of Rights. After that date, the Rights will separate from the shares of HP common stock and be evidenced by book-entry credits or by Rights certificates that HP will mail to all eligible holders of HP common stock. Any Rights held by an Acquiring Person are null and void and may not be exercised. Each Right will allow its holder to purchase from HP one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, which we refer to as an HP Preferred Share, for $100, which we refer to as the HP Preferred Share Exercise Price, once the Rights become exercisable. This portion of an HP Preferred Share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of HP common stock. Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of underlying shares of HP common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended — are treated as beneficial ownership of the number of shares of HP common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of HP common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership. In addition, shares held by Affiliates and Associates of an Acquiring Person, and Notional Common Shares held by counterparties to a Derivatives Contract with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person (in each case as such capitalized terms are defined in the Rights Agreement).

If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for the HP Preferred Share Exercise Price, purchase shares of HP common stock with a market value of $200, based on the market price of HP common stock prior to such acquisition. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding shares of HP common stock, the HP Board may extinguish the Rights by exchanging one share of HP common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person. If the Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights except the Acquiring Person may, for the HP Preferred Share Exercise Price, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation’s stock, prior to such transaction.

Each one one-hundredth of an HP Preferred Share, if issued will not be redeemable, will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of HP common stock, whichever is greater, will entitle holders upon liquidation either to receive $1.00 per share, or an amount equal to the payment made on one share of HP common stock, whichever is greater, will have the same voting power as one share of HP common stock, and if shares of HP common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of HP common stock.

The HP Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the HP Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if HP effects a stock split or stock dividend of HP common stock. The HP Board may adjust the purchase price of the HP Preferred Shares, the number of HP Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or other reclassification of the HP Preferred Shares or HP common stock. No adjustments to the Exercise Price of less than 1% will be made. The terms of the Rights Agreement may be amended by the HP Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the HP Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

ADDITIONAL NOTE REGARDING THE OFFER

The offer is being made solely by this offer to exchange and the accompanying letter of election and transmittal and is being made to holders of shares of HP common stock. Xerox is not aware of any jurisdiction where the making of the offer or the tender of shares of HP common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Xerox becomes aware of any jurisdiction in which the making of the offer or the tender of shares of HP common stock in connection therewith would not be in compliance with applicable law, Xerox will make a good faith effort to comply with any such law. If, after such good faith effort, Xerox cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of HP common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Xerox by the dealer manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

The legality of Xerox common stock offered by the offer will be passed upon King & Spalding LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this offer to exchange by reference to the Xerox 10-K have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and related financial statement schedule of HP, incorporated in this offer to exchange by reference to the HP 10-K and management’s report on internal control over financial reporting as of October 31, 2019 included therein, and incorporated herein by reference, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein. Pursuant to Rule 436 under the Securities Act, Xerox and Purchaser require the consent of HP’s independent registered public accounting firm to incorporate by reference their audit report included in the HP 10-K into this offer to exchange. Xerox has requested but has not, as of the date hereof, received such consent from HP’s independent registered public accounting firm. If Xerox receives this consent, Xerox and Purchaser will promptly file it as an exhibit to Xerox’s registration statement of which this offer to exchange forms a part.

WHERE YOU CAN FIND MORE INFORMATION

Xerox and HP file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that Xerox and HP file electronically with the SEC. The address of that website is http://www.sec.gov.

You may also inspect reports, proxy statements and other information about Xerox and HP at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Xerox has filed a registration statement on Form S-4 to register with the SEC the Xerox common stock to be issued in connection with the offer and the second-step merger. This offer to exchange is a part of that registration statement. As allowed by SEC rules, this offer to exchange does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, Xerox has also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

The SEC allows Xerox to “incorporate by reference” information into this offer to exchange, which means that Xerox can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange, except for any information superseded by information contained directly in this offer to exchange. This offer to exchange incorporates by reference the documents set forth below that Xerox and HP have previously filed with the SEC. These documents contain important information about Xerox and HP and their financial condition.

(1) The following documents previously filed by Xerox or Xerox Corporation with the SEC:

Xerox/Xerox Corporation SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2019, as filed on February 28, 2020

Current Reports on Form 8-K	Filed on July 31, 2019, November 5, 2019, November 15, 2019, January 6, 2020, January 6, 2020, February 21, 2020 and March 2, 2020 (other than any portion of any documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed on April 23, 2019

(2) The description of Xerox common stock set forth in Xerox Corporation’s registration statements filed by Xerox Corporation pursuant to Section 12 of the Exchange Act, including any amendment or report filed by Xerox Corporation or Xerox, as successor issuer for purposes of updating any such description.

(3) The following documents previously filed by HP with the SEC:

HP SEC Filings	Period
Annual Report on Form 10-K (other than the reports of HP’s independent public accounting firm contained therein which are not incorporated by reference because the consent of HP’s independent public accounting firm has not yet been obtained)	Fiscal Year Ended October 31, 2019, as filed on December 12, 2019 and as amended on February 27, 2020

Current Reports on Form 8-K	Filed on November 1, 2019, November 26, 2019, February 20, 2020, February 24, 2020, February 24, 2020 and February 27, 2020 (other than any portion of any documents not deemed to be filed)

Proxy Statement(s) on Schedule 14A	Filed on February 26, 2019

(4) The description of HP common stock set forth in HP’s registration statements filed by HP pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating this description.

(5) The description of the Rights set forth in HP’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

(6) All documents filed by Xerox and HP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this offer to exchange to the date that shares of HP common stock are accepted for exchange pursuant to the offer, or the date that the offer is terminated, shall also be deemed to be incorporated herein by reference.

Shareholders may obtain any of these documents without charge upon written or oral request to the information agents at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York, 10005, toll-free at (866) 721-1324 or collect at (212) 269-5550, or Harkins Kovler, LLC, 3 Columbus Circle, 15th Floor, New York, NY 10019, toll-free at (800) 257-3995 or collect at (212) 468-5380, or from the SEC at the SEC’s website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM XEROX, PLEASE CONTACT THE INFORMATION AGENTS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE TO RECEIVE THEM BEFORE THE EXPIRATION TIME OF THE OFFER. If you request any incorporated documents, the information agents will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

We have not authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this offer to exchange or in any of the materials that we have incorporated by reference into this offer to exchange. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

NOTE ON HP INFORMATION

All information concerning HP, its businesses, operations, financial condition and management presented or incorporated by reference in this offer to exchange is taken from publicly available information other than the description of HP’s actions taken in response to the various Xerox proposals as set forth in the section of this offer to exchange titled “Background of the Offer.” This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this offer to exchange titled “Where You Can Find More Information.” Xerox is not affiliated with HP, and HP has not permitted Xerox to have access to its books and records. Therefore, non-public information concerning HP was not available to Xerox for the purpose of preparing this offer to exchange. Although Xerox has no knowledge that would indicate that statements relating to HP contained or incorporated by reference in this offer to exchange are inaccurate or incomplete, Xerox was not involved in the preparation of those statements and cannot verify them. None of Xerox or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by HP to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Xerox.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Xerox is requesting that HP provide Xerox with information required for complete disclosure regarding the businesses, operations, financial condition and management of HP. Xerox will amend or supplement this offer to exchange to provide any and all information Xerox receives from HP, if Xerox receives the information before the expiration time of the offer and Xerox considers it to be material, reliable and appropriate.

An auditor’s report was issued on HP’s financial statements and included in HP’s filings with the SEC. Pursuant to Rule 436 under the Securities Act, Xerox requires the consent of HP’s independent registered public accounting firm to incorporate by reference their audit report to the HP 10-K into this offer to exchange. Xerox is requesting but has not, as of the date of this offer to exchange, received such consent from HP’s independent registered public accounting firm. If Xerox does not receive this consent, Xerox plans to request dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Xerox receives the consent of HP’s independent registered public accounting firm, Xerox will promptly file it as an exhibit to Xerox’s registration statement of which this offer to exchange forms a part. Because Xerox has not been able to obtain the consent of HP’s independent registered public accounting firm, you may not be able to assert a claim against HP’s independent registered public accounting firm under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by HP’s independent registered public accounting firm or any omissions to state a material fact required to be stated therein.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF XEROX AND PURCHASER

The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Xerox are set forth below. Unless otherwise indicated, the business address of each individual in this schedule is Xerox Holdings Corporation, P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 00851-1056. Unless otherwise indicated, each position set forth opposite an individual’s name refers to employment with Xerox or, prior to July 31, 2019, Xerox Corporation and each individual has held the applicable position for at least the last five years.

Directors of Xerox (Including Executive Officers Who Are Directors)

Name (Citizenship)	Age	Present Principal Occupation or Employment; Five-Year Employment History
Jonathan Christodoro (USA)	43	Mr. Christodoro is a Partner at Patriot Global Management LP, an investment manager. Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Mr. Christodoro was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro has been a director of: Sandridge Energy, Inc., or Sandridge, an oil and natural gas exploration and production company, since June 2018; Xerox Corporation, or Xerox, a provider of document management solutions, from June 2016 to December 2017 and re-appointed in May 2018; PayPal Holdings, Inc., or PayPal, a technology platform company that enables digital and mobile payments worldwide, since July 2015; and Enzon Pharmaceuticals, Inc., or Enzon, a biotechnology company, since October 2013 (and has been Chairman of the Board of Enzon since November 2013). Mr. Christodoro was previously a director of: Lyft, Inc., or Lyft, a mobile ride-sharing application, from May 2015 until March 2019; Cheniere Energy, Inc., or Cheniere, a developer of natural gas liquefaction and export facilities and related pipelines, from August 2015 until August 2017; Hologic, Inc., or Hologic, a supplier of diagnostic, medical imaging and surgical products, from December 2013 to March 2016; eBay Inc., or eBay, a global commerce and payments company, from March 2015 to July 2015; Talisman Energy Inc., or Talisman, an independent oil and gas exploration and production company, from December 2013 to May 2015; and American Railcar Industries, Inc., a railcar manufacturing company, from June 2015 to February 2017. American Railcar Industries, Inc. was previously indirectly controlled by Carl C. Icahn. Mr. Icahn has or previously had non-controlling interests in each of Sandridge, Xerox, Cheniere, PayPal, eBay, Lyft, Hologic, Talisman, Enzon and Herbalife through the ownership of securities. Mr. Christodoro received an M.P.H. in Epidemiology from the Harvard T.H. Chan School of Public Health. Mr. Christodoro received an M.B.A. from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in

Schedule I - 1

		Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

Keith Cozza (USA)	40	Mr. Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since February 2014. In addition, Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza joined the board of directors of Caesers Entertainment Corporation in March 2019 and has been: Chairman of the Board of Directors of Xerox Corporation, a provider of document management solutions, since May 2018; and a director of Icahn Enterprises L.P., since September 2012. In addition, Mr. Cozza serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; and PSC Metals LLC, a metal recycling company. Mr. Cozza was previously: a director of Tenneco Inc., manufacturers of Ride Performance, Clean Air products and technology solutions for automotive and commercial vehicles, from October 2018 to March 2019; a director of Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components from January 2017 until October 2018; a director of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, from February 2014 until October 2018; a director of Herbalife Ltd., a nutrition company, from April 2013 to April 2018; a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2014 to June 2017; a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Federal-Mogul, Icahn Automotive, CVR Refining, Icahn Enterprises, PSC Metals, and Tropicana are each indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non-controlling interests in Caesars Entertainment, Xerox, Tenneco, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Joseph J. Echevarria (USA)	62	Mr. Echevarria served as Chief Executive Officer of Deloitte LLP, a global provider of professional services, from 2011 until his retirement in August 2014. He joined the Deloitte U.S. Firms in 1978. During his tenure with Deloitte he held increasingly senior leadership positions prior to being named CEO, including Managing Partner Operations and Chief Operating Officer and Southeast Region Audit Managing Partner. His leadership responsibilities extended to approximately 70,000 professionals in nearly 90 U.S. cities and India. In

Schedule I - 2

		addition, he oversaw the US owned consulting businesses in Germany, Mexico, China, and Brazil. He also served on key boards and committees within Deloitte and its member firm network, including chair of the U.S. Executive and Americas Executive committees and memberships on the U.S. and global boards. In addition to the public company board service noted above, Mr. Echevarria currently serves as a Trustee of the University of Miami; and he has been appointed by the President to be a member of the Presidents Private Export Council and the Presidents Commission on Election Administration; he was formerly a member of President Obama’s Export Council, the principal national advisory committee on international trade. He also serves as the Chair Emeritus of former President Obama’s My Brother’s Keeper Alliance.

Nicholas Graziano (USA)	47	Mr. Graziano has served as Portfolio Manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, since February 2018. Mr. Graziano was previously the Founding Partner and Chief Investment Officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management, from June 2015 to August 2017. Prior to founding Venetus, Mr. Graziano was a Partner and Senior Managing Director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a Portfolio Manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 until December 2010. Before Omega, Mr. Graziano served as a Managing Director and Head of Special Situations Equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009. Mr. Graziano has been a director of: Cloudera, Inc. a company that provides a software platform for data engineering, data warehousing, machine learning and analytics, since August 2019 (and Chairman of the Board, since January 2020); Conduent Incorporated, a provider of business process outsourcing services, since May 2018; Herc Holdings Inc., an international provider of equipment rental and services, since May 2018; Xerox Corporation, a provider of document management solutions, since May 2018; and Herbalife Ltd., a nutrition company, since April 2018. Carl C. Icahn has non-controlling interests in each of Cloudera, Conduent, Herc, Xerox and Herbalife through the ownership of securities. Mr. Graziano previously served on the Board of Directors of each of: Fair Isaac Corporation (FICO) from February 2008 to May 2013; WCI Communities Inc. from August 2007 to August 2009; and InfoSpace Inc. from May 2007 to October 2008. Sandell Asset Management had non-controlling interests in FICO and InfoSpace through the ownership of securities. Mr. Graziano completed a five-year undergraduate/MBA program at Duke University earning a BA in Economics and an MBA from The Fuqua School of Business.

Cheryl Gordon Krongard (USA)	63	Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004.

Schedule I - 3

		From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard was also elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee.

Scott Letier (USA)	58	Mr. Letier has been Managing Director of Deason Capital Services, LLC (“DCS”), the family office for Darwin Deason, since July 2014. Prior to joining DCS, Mr. Letier was the Managing Director of JFO Group, LLC, the family office for the Jensen family, from September 2006 to July 2014. Mr. Letier has over 20 years of prior leadership roles serving as a private equity investment professional and chief financial officer, and began his career in the audit group at Ernst & Whinney (now Ernst & Young). Mr. Letier has served on numerous boards in the past, and currently serves on the Board of Directors of Conduent Incorporated, and several private companies, including MV Transportation, Inc., the leading provider of para-transit services and the largest privately owned passenger transportation contracting firm in the United States, Colvin Resources Group, a Dallas based search and staffing firm, Grow 52, LLC (dba, Gardenuity), a tech enabled retailer, and serves on the fund advisory board of Griffis Residential, a Denver based multi-family real estate management and investment firm. Mr. Letier also serves as Treasurer, board member, executive committee member, and is Chairman of the audit and finance committees of the Dallas County Community College District Foundation. Mr. Letier is a Certified Public Accountant and has a BBA with a concentration in accounting from the Southern Methodist University – Cox School of Business. With his over 20 years of prior leadership roles and service on other company boards and committees, Mr. Letier brings to the Board expertise relevant to Xerox, including his significant audit experience, investment and financial expertise serving as a private equity investment professional and chief financial officer.

Giovanni (“John”) Visentin (USA)	56	Mr. Visentin is vice chairman and chief executive officer of Xerox Holdings Corporation. He was appointed to this position effective May 14, 2018. Mr. Visentin has managed multibillion-dollar business units in the IT services industry – at both Hewlett-Packard and IBM – and over the course of his career has a proven track record of transforming complex operations to consistently drive profitable growth. Before joining Xerox, Mr. Visentin was a senior advisor to the chairman of Exela Technologies and an operating partner for Advent International, where he provided advice, analysis and assistance with respect to operational and strategic business matters in the due diligence and evaluation of investment opportunities. Mr. Visentin was also a consultant to Icahn Capital in connection with a proxy contest at Xerox Corporation from March 2018 to May 2018. From October 2013 through July 2017, Mr. Visentin served as the executive chairman and chief executive officer of Novitex Enterprise Solutions. Additionally, Mr. Visentin was an advisor with Apollo Global Management and contributed to their February 2015 acquisition of Presidio, the leading provider of professional and managed services for advanced IT solutions. He was chairman of the board of Presidio

Schedule I - 4

from February 2015 to November 2017. Mr. Visentin graduated from Concordia University in Montreal, Canada, with a bachelor’s degree in Commerce.

Executive Officers Who Are Not Directors

		Present Principal Occupation or Employment;
Name (Citizenship)	Age	Five-Year Employment History

Steven J. Bandrowczak (USA)	59	Mr. Bandrowczak is the president and chief operations officer for Xerox. He was named to this position and president of the corporation effective June 25, 2018. Mr. Bandrowczak joined Xerox in 2018 after 2 years at Alight Solutions, a spin-out of AON, where he was the chief operating officer and chief information officer, responsible for the application portfolio and technical infrastructure of the organization. Prior to his experience at Alight Solutions, Mr. Bandrowczak was the president of Telecommunication Media and Technology at Sutherland Global Services for 6 months. He previously served as the senior vice president for Global Business Services at Hewlett-Packard Enterprises for 4 years. He has also held senior positions at Avaya, Nortel, Lenovo, DHL and Avnet.

Joanne Collins Smee (USA)	63

Joanne Collins Smee is executive vice president and chief commercial, SMB and channels officer for Xerox Corporation. She was appointed to this position effective February 3, 2020. She joined the company and was named a senior vice president of the corporation on September 10, 2018. Joanne joined Xerox from the U.S. Federal Government where she was leading Technology Transformation Services, overseeing technology and process design teams focused on transforming the way federal government agencies build, buy and use technology. Prior to that, Joanne spent more than 25 years at IBM in a variety of global executive roles, including client sales, support and delivery of technical products and services.

Michael D. Feldman (USA)	53	Mr. Feldman is president of the Americas Operations for Xerox. He was named to this position effective January 1, 2019. He was appointed an executive vice president of the corporation effective January 1, 2017 and has been an officer of the company since October 2013. Prior to joining Xerox, Mr. Feldman spent 24 years at Hewlett-Packard and was HP’s vice president and general manager of the Managed Enterprise Solutions Business Unit in the Imaging and Printing Group’s (IPG) Americas Organization.

Suzan Morno-Wade (USA)	52	Suzan Morno-Wade is executive vice president and chief human resources officer of Xerox. She was appointed an officer and to this position on November 29, 2018. Ms. Morno-Wade joined Xerox in 2016 after 11 years as vice president, compensation, benefits and HR information systems at Hess Corporation. She has also held senior HR positions at Quantum, Mitsubishi, General Electric and Quaker Oats.

Schedule I - 5

William (“Bill”) F. Osbourn, Jr. (USA)	55	William (“Bill”) F. Osbourn, Jr. is the chief financial officer of Xerox. He joined the company in December 2016, and assumed the CFO role and was appointed an executive vice president of Xerox effective January 1, 2017. Mr. Osbourn joined Xerox following 13 years at Time Warner Cable Inc. (TWC). After serving in a variety of roles, including controller and chief accounting officer for eight years, he was co-chief financial officer of TWC. Prior, he spent two years as executive director for External Financial Reporting and Accounting Policy at Time Warner Inc. Before Time Warner, he spent 14 years at PricewaterhouseCoopers LLP in roles of increasing responsibility and was admitted to partnership in 2000.

Louie Pastor (USA)	35	Louie Pastor is executive vice president and general counsel of Xerox. He joined the company and was appointed an officer on October 1, 2018. Mr. Pastor joined Xerox in 2018 after 5 years at Icahn Enterprises L.P., where he was most recently the deputy general counsel, responsible for, among other things, numerous long-term strategic initiatives, including the acquisitions and dispositions of various operating companies, and investments in and engagements with various public and private companies. Prior to Icahn Enterprises, Mr. Pastor was an associate at Simpson, Thacher & Bartlett LLP, where he advised public companies on mergers and acquisitions, securities offerings, corporate governance and other general corporate matters.

Naresh Shanker (USA)	59	Naresh Shanker is senior vice president and chief technology officer for Xerox. He was appointed to this position effective May 6, 2019 and a senior vice president of the corporation on May 21, 2019. He joined the company as chief digital officer and the executive committee on January 14, 2019. Prior to Xerox, he was chief digital and information officer for a start-up company focusing on disruptive nano materials and clean energy solutions where he continues to be a strategic advisor. Previously Naresh was the ClO for Hewlett Packard (HP) and Palm, Inc. He began his career at HP Medical Products Group in Boston, and in the field of diagnostic medicine holding a variety of leadership positions including Head of IT, launching the first medical device manufacturing operations for a Western company in Qingdao, China. He serves on the Advisory Boards of several companies, including Devo Inc., Cylance, Inc., AutonomlQ Inc., and is on the Board of Directors for Clarizen.

Schedule I - 6

Xavier Heiss (France)	56	Xavier Heiss is Executive Vice President and President, EMEA Operations for Xerox Corporation. He was named to this position in February 2020 and has been an officer of the corporation since 2015. Previously, Xavier was the controller for the corporation and was also chief financial officer for the Americas Operations. Prior to that, Xavier was vice president of Xerox Financial Planning and Analysis and Global Finance Shared Services. Xavier has been with Xerox over 30 years in various leadership roles in sales, quality, business transformation and finance. He led the company’s European technology business finance organization and shared services as chief financial officer of Xerox Europe across 16 European countries. Prior to this role, Xavier was in charge of numerous transformation programs, including shared services centers implementation and Enterprise Resource Planning programs deployment. Before joining Xerox, Xavier held sales roles at Renault and Procter & Gamble.

Joseph H. Mancini, Jr. (USA)	61	Joseph H. Mancini, Jr. is the chief accounting officer for Xerox Corporation. He was appointed to this position in April 2013, and was named a corporate vice president of the corporation in October 2010. Prior to this appointment, Joe was the chief financial officer for the Xerox Technology business ensuring adequate internal controls, financial discipline and integrity. He also served as vice president of finance for Xerox North America and was responsible for the financial and strategic leadership for the Xerox’s sales operations throughout the United States and Canada. Previously, Joe served as managing director for mergers and acquisitions and intellectual property operations. Before joining Xerox in 1989, he was a manager with PricewaterhouseCoopers.

Schedule I - 7

OWNERSHIP OF HP COMMON STOCK BY XEROX DIRECTORS AND OFFICERS

Giovanni (“John”) Visentin, a director and executive officer of Xerox, beneficially owns 40 shares of HP common stock, which constitutes less than 0.1% of the shares of HP common stock issued and outstanding.

Schedule I - 8

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

Giovanni (“John”) Visentin, Steven J. Bandrowczak, William (“Bill”) F. Osbourn, Jr., and Louie Pastor are the executive officers of Purchaser. Louie Pastor is the sole director of Purchaser. Information on these individuals is included in the section on directors and executive officers of Xerox.

Schedule I - 9

ANNEX A

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX B

SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

(1) The corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

(3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be adopted by the affirmative vote of a majority of the outstanding stock entitled to vote thereon. In the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 2 categories set out in paragraph (b)(4) of this section, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section, such amendment shall become effective upon (i) in the case of an amendment to the certificate of incorporation, the date and time at which the certificate filed in accordance with § 103 of this title becomes effective thereunder or (ii) in the case of an amendment to the bylaws, the date of the adoption of such amendment. In all other cases, an amendment adopted pursuant to this paragraph shall become effective (i) in the case of an amendment to the certificate of incorporation, 12 months after the date and time at which the certificate filed in accordance with § 103 of this title becomes effective thereunder or (ii) in the case of an amendment to the bylaws, 12 months after the date of the adoption of such amendment, and, in either case, the election not to be governed by this section shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or before (A) in the case of an amendment to the certificate of incorporation, the date and time at which the certificate filed in accordance with § 103 of this title becomes effective thereunder; or (B) in the case of an amendment to the bylaws, the date of the adoption of such amendment. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes 1 of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in paragraph (b)(7) of this section; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to § 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (b)(1) through (4) of this section, provided, however, that this paragraph (b)(7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation’s certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

Notwithstanding paragraphs (b)(1), (2), (3) and (4) of this section, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such before the date and time at which the certificate filed in accordance with § 103 of this title becomes effective thereunder.

(c) As used in this section only, the term:

(1) “Affiliate” means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Business combination,” when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under § 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; , that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (c)(3)(i)-(iv) of this section) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(4) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(5) “Interested stockholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (9) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(9) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such stock, directly or indirectly; or

(ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

The Exchange Agent for the Offer is:

By First Class Mail:	By Email Transmission: (FOR NOTICE OF GUARANTEE ONLY)	By Registered or Overnight Courier

Computershare Trust Company, N.A. Attn: Corp Actions P.O. Box 43011 Providence, RI 02940- 3011	CANOTICEOFGUARANTEE@computershare.com	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street – Suite V Canton MA 02021

Any questions or requests for assistance or additional copies of this offer to exchange, the letter of election and transmittal, the notice of guaranteed delivery and related offer materials may be directed to the information agents at their telephone numbers and locations listed below. Stockholders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the offer.

The Information Agents for the Offer are:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 or All Others Call Toll-Free: (866) 721-1324 Email: XRX-HPQ@dfking.com	Harkins Kovler, LLC 3 Columbus Circle, 15th Floor New York, New York 10019 Banks and Brokers Call Collect: (212) 468-5380 or All Others Call Toll-Free: (800) 257-3995 Email: XRX-HPQ@harkinskovler.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

Call Toll Free: (877) 531-8365

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

Indemnification Actions

The Xerox Bylaws provide for indemnification of officers and directors to the fullest extent permitted by New York law consistent with the Xerox Bylaws. In February and July 2018, the Xerox Board approved the advancement of counsel fees and other reasonable fees and expenses which may be incurred by the directors and former directors named as defendants in the actions commenced in the Supreme Court of the State of New York, County of New York, and any related actions, in connection with the proposed transactions to combine Xerox and Fuji Xerox. At its February 27, 2020 meeting, the Xerox Board also approved advancement of counsel fees and other reasonable fees and expenses which may be incurred by the directors named as defendants in the action commenced in the Supreme Court of the State of New York, County of New York, captioned Miami Firefighters’ Relief & Pension Fund, derivatively on behalf of Xerox Holdings Corporation, Plaintiff, v. Carl C. Icahn, High River Limited Partnership, Icahn Capital LP, Keith Cozza, Giovanni Visentin, Jonathan Christodoro, Joseph Echevarria, Nicholas Graziano, Cheryl Gordon Krongard, and Andrew Scott Letier, Defendants, and Xerox Holdings Corporation, Nominal Defendant, alleging breaches of the fiduciary duty of loyalty and usurpation of a corporate opportunity relating to Mr. Icahn’s purchase of HP common stock. In accordance with the requirements of the NYBCL, in the event Xerox advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Xerox Bylaws or the NYBCL.

Directors and Officers Liability Insurance and Indemnity

The policies are issued by Endurance Assurance Corporation, Twin City Fire Insurance Company, Continental Casualty Company, Allianz Global Risks US Insurance Company, National Union Fire Insurance Company, Markel American Insurance Company, Old Republic Insurance Company, Zurich American Insurance Company, Berkley Insurance Company, Beazley Insurance Company, Wesco Insurance Company, Navigators Insurance Company and Illinois National Insurance Company. The policies expire January 1, 2021 and the total annual premium is approximately $2.2M.

Exhibits and Financial Statements

EXHIBIT INDEX

Exhibit No.	Document

3.1	Restated Certificate of Incorporation of Xerox Holdings Corporation filed with the Department of State of New York on July 31, 2019 (incorporated by reference to Exhibit 3.2 to Xerox Holdings Corporation’s Current Report on Form 8-K dated July 31, 2019).

3.2	By-Laws of Xerox Holdings Corporation as amended through July 31, 2019 (incorporated by reference to Exhibit 3.3 to Xerox Holdings Corporation’s Current Report on Form 8-K dated July 31, 2019).

5.1	Form of Opinion of King & Spalding LLP.

8.1	Form of Opinion of King & Spalding LLP.

21.1	Subsidiaries of Xerox Holdings Corporation (incorporated by reference to Exhibit 21.1 to Xerox’s Annual Report on Form 10-K for the year ended December 31, 2018).

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).

99.1	Form of Letter of Election and Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.

Undertakings

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 2, 2020.

XEROX HOLDINGS CORPORATION

By:	/s/ Giovanni Visentin
Name: Giovanni Visentin
Title: Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Xerox hereby constitutes and appoints Giovanni (“John”) Visentin, William F. Osbourn, Jr. and Louis J. Pastor as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Giovanni Visentin Giovanni Visentin	Vice Chairman and Chief Executive Officer (Principal Executive Officer)	March 2, 2020

/s/ William F. Osbourn, Jr. William F. Osbourn, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 2, 2020

/s/ Joseph H. Mancini, Jr. Joseph H. Mancini, Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 2, 2020

/s/ Keith Cozza Keith Cozza	Director and Chairman of the Board	March 2, 2020

/s/ Jonathan Christodoro Jonathan Christodoro	Director	March 2, 2020

/s/ Joseph J. Echevarria Joseph J. Echevarria	Director	March 2, 2020

/s/ Nicholas Graziano Nicholas Graziano	Director	March 2, 2020

/s/ Cheryl Gordon Krongard Cheryl Gordon Krongard	Director	March 2, 2020

/s/ Scott Letier Scott Letier	Director	March 2, 2020